    As filed with the Securities and Exchange Commission on November 10, 1999

                                                     Registration No. 333-______

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              GLACIER BANCORP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        6749                   81-0519541
(State or other jurisdiction        (Primary standard          (I.R.S. employer
      of incorporation          industrial classification    identification no.)
      or organization)                code number)

            49 COMMONS LOOP, KALISPELL, MONTANA 59901 (406) 756-4200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 ---------------

                               MICHAEL J. BLODNICK
                      President and Chief Executive Officer
                                 49 Commons Loop
                            Kalispell, Montana 59901
                                 (406) 756-4200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                          Copies of communications to:

STEPHEN M. KLEIN, ESQ.                                    JODY K. HAMILTON, ESQ.
WILLIAM E. BARTHOLDT, ESQ.                                  Lukins & Annis, P.S.
Graham & Dunn P.C.                        1600 Washington Trust Financial Center
1420 Fifth Avenue, 33rd Floor                              717 W. Sprague Avenue
Seattle, Washington  98101                        Spokane, Washington 99201-0466
(206) 340-9648                                                    (509) 455-9555

                                 ---------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
        The date of mailing of the enclosed Prospectus/Proxy Statement to stockholders of Mountain West Bank

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================
Title of Each                           Proposed Maximum    Proposed Maximum     Amount of
Class of Securities    Amount Being     Offering Price      Aggregate            Registration
Being Registered       Registered(1)    Per Share(2)(3)     Offering Price(3)    Fee(3)
---------------------------------------------------------------------------------------------
Common Stock,
   $.01 Par Value      979,980          $7.805              $7,648,822           $2,136.37
=============================================================================================

(1) Represents the estimated maximum number of shares of Glacier Bancorp, Inc.'s common stock, $.01 par value, issuable in exchange for the 830,491 shares of Mountain West Bank common stock, $2.50 par value that are outstanding or issuable pursuant to stock options, under the terms of the Plan and Agreement and Plan of Merger described in this Registration Statement.

(2) Represents the maximum price per share of Glacier common stock issuable in exchange for Mountain West Bank common stock (based upon the exchange ratio).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the per-share book value ($9.21) of the Mountain West Bank common stock as of September 30, 1999.

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROXY STATEMENT                                                    PROSPECTUS OF
OF MOUNTAIN WEST BANK                                      GLACIER BANCORP, INC.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Mountain West Bank Stockholders:

         The boards of directors of Mountain West Bank and Glacier Bancorp, Inc. have agreed on a merger of Mountain West Bank and a to-be-formed bank subsidiary of Glacier. When the merger occurs, Glacier will own Mountain West Bank.

         In the merger, Mountain West Bank stockholders will receive shares of Glacier common stock in exchange for their shares of Mountain West Bank common stock. If the merger is completed, Mountain West Bank stockholders will receive
1.18 shares of Glacier common stock for each share of Mountain West Bank common stock that they own. The last reported sales price for Glacier common stock on December ___, 1999 was $_______. We expect the merger to be A TAX-FREE TRANSACTION FOR MOUNTAIN WEST BANK STOCKHOLDERS, except for the receipt by Mountain West Bank stockholders of cash instead of fractional shares of Glacier common stock, and cash received by any dissenting stockholder. After completion of the merger, Mountain West Bank stockholders will own approximately ___% of Glacier's outstanding common stock.

         Your board of directors believes that the terms of the merger are fair and in the best interest of Mountain West Bank and its stockholders. In reaching this decision, the board considered numerous factors including the fact that the shares of Glacier are listed on NASDAQ and that Glacier has agreed to provide Mountain West Bank sufficient capital for its planned expansion activities. Glacier also intends to allow Mountain West Bank to operate as a separately chartered state bank. Mountain West Bank will not change its name or composition of its management or board. This arrangement will allow the Mountain West Bank to continue to deliver high quality banking services to its customers which are a result of timely, local decision making. Other factors considered by the board are discussed in the attached Prospectus/Proxy Statement.

         THE MERGER CANNOT BE COMPLETED UNLESS YOU APPROVE IT. We will hold a special stockholders' meeting to vote on the merger proposal. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed form of proxy. THE MOUNTAIN WEST BANK SPECIAL STOCKHOLDERS' MEETING WILL BE HELD ON JANUARY ___, 2000, AT ______ __.M. LOCAL TIME, AT _______________________________.

         On behalf of the Mountain West Bank board of directors, I recommend that you vote FOR approval of the merger.



                                       Jon W. Hippler
                                       President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED BY GLACIER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF GLACIER COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                        --------------------------------

 This proxy statement/prospectus is dated December __, 1999, and is first being mailed to Mountain West Bank stockholders on December ___, 1999.

                               MOUNTAIN WEST BANK
                                  P.O. BOX 1059
                               125 IRONWOOD DRIVE
                           COEUR D'ALENE, IDAHO 83816

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY ___, 2000

TO THE STOCKHOLDERS OF MOUNTAIN WEST BANK:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Mountain West Bank will be held on January ___, 2000, at _____ __.m. local time, at _________________________________________ _________________________________.
The special meeting is for the following purposes:

1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of September 9, 1999, between Mountain West Bank, Glacier Bancorp, Inc. and New Mountain West Bank, a subsidiary of Glacier to be formed, under the terms of which Mountain West Bank will merge with New Mountain West Bank, as more fully described in the accompanying proxy statement/prospectus. The merger agreement is attached as Appendix A to the proxy statement/prospectus which accompanies this notice.

2. OTHER MATTERS. To act upon any other matters as may properly come before the special meeting, or any postponement or adjournment of it.

         Only holders of record of Mountain West Bank common stock, at 5:00 p.m. on ______________, 1999 the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of it. The affirmative vote of the holders of two-thirds or more of the outstanding shares of Mountain West Bank common stock is required for approval of the merger agreement. As of _____________, 1999, there were __________ shares of Mountain West Bank common stock outstanding.

         Mountain West Bank stockholders desiring to do so may dissent from the merger and obtain payment for their shares in accordance with the provisions of the Idaho Code, Section 26.909, a copy of which is included in the proxy statement/prospectus. See "THE MERGER - Dissenters' Rights of Appraisal" and Appendix B.

         All stockholders are cordially invited to attend the special meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Mountain West Bank common stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Mountain West Bank's Secretary at or before the special meeting, or by appearing and voting at the special meeting in person. Attendance at the special meeting will not of itself revoke a previously submitted proxy.

                                       By Order of the Board of Directors,



                                       Kim Jacklin,
                                       Secretary
Coeur d'Alene, Idaho
December ___, 1999

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF MOUNTAIN WEST BANK COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM.

                      REFERENCES TO ADDITIONAL INFORMATION

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GLACIER FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM GLACIER AT THE FOLLOWING ADDRESS:

                              GLACIER BANCORP, INC.
                                 49 Commons Loop
                               Kalispell, Montana
                                      59901
                  ATTN: James H. Strosahl, Corporate Secretary
                            Telephone: (406) 756-4263


         You will not be charged for these documents that you request. If you would like to request documents, please do so by _____________, 1999 in order to receive them before the Mountain West Bank special stockholders' meeting.

         See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
SUMMARY.................................................................................1

       Share Information and Market Prices..............................................4

EQUIVALENT PER COMMON SHARE DATA........................................................5

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA..............................6

MOUNTAIN WEST BANK SPECIAL STOCKHOLDERS' MEETING.......................................11

       Date, Time, Place...............................................................11
       Purpose.........................................................................11
       Record Date; Shares Outstanding and Entitled to Vote............................11
       Vote Required...................................................................11
       Voting, Solicitation, and Revocation of Proxies.................................12

BACKGROUND OF AND REASONS FOR THE MERGER...............................................12

       Background of the Merger........................................................12
       Reasons For The Merger - Mountain West Bank.....................................13
       Opinion of Mountain West Bank Financial Advisor.................................14
       Recommendation of the Mountain West Bank Board..................................16

THE MERGER.............................................................................17

       Basic Terms of the Merger.......................................................17
       Cash for Fractional Shares......................................................17
       Federal Income Tax Consequences of the Merger...................................17
       Dissenters' Rights of Appraisal.................................................20
       Exchange of Stock Certificates..................................................20
       Conditions to the Merger; Regulatory Approvals..................................20
       Amendment or Termination of the Merger Agreement................................21
       Conduct Pending the Merger......................................................22
       Mountain West Bank Management and Operations After the Merger...................23
       Employee Benefit Plans..........................................................23
       Interests of Certain Persons in the Merger......................................23
       Accounting Treatment of the Merger..............................................25
       Stock Resales by Mountain West Bank Affiliates..................................25

STOCK PRICE AND DIVIDEND INFORMATION...................................................26

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS......................................28

INFORMATION CONCERNING GLACIER.........................................................35

       General.........................................................................35
       Year 2000 Issues................................................................36

INFORMATION CONCERNING MOUNTAIN WEST BANK..............................................38

       Business........................................................................38
       Competition.....................................................................38
       Facilities......................................................................39

       Compensation Information........................................................39
       Employees.......................................................................39
       Legal Proceedings...............................................................39

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.......................40

MOUNTAIN WEST BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS.............................................41

SUPERVISION AND REGULATION.............................................................57

DESCRIPTION OF GLACIER'S CAPITAL STOCK.................................................62

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GLACIER AND MOUNTAIN WEST BANK
       COMMON STOCK....................................................................63

CERTAIN LEGAL MATTERS..................................................................69

EXPERTS................................................................................69

WHERE YOU CAN FIND MORE INFORMATION....................................................69

INFORMATION INCORPORATED BY REFERENCE..................................................69

OTHER MATTERS..........................................................................70

MOUNTAIN WEST BANK FINANCIAL STATEMENTS................................................


Appendix A - Plan and Agreement of Merger

Appendix B - Idaho Statutes Regarding Dissenter's Rights

Appendix C - Opinion of Financial Advisor to Mountain West Bank

                                     SUMMARY

         This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER

         We propose a merger in which Mountain West Bank will merge with a newly-formed subsidiary of Glacier Bancorp, Inc. Following the merger, Mountain West Bank will be owned by Glacier. We expect to complete the merger by as early as January, 2000. See "THE MERGER - Basic Terms of the Merger."

         WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE DOCUMENT THAT GOVERNS THE MERGER.

YOU WILL RECEIVE SHARES OF GLACIER STOCK IN THE MERGER

         You will receive shares of Glacier common stock in the merger, and you will become a Glacier stockholder unless you dissent from the merger. If the merger is completed, you will receive 1.18 shares of Glacier common stock for each share of Mountain West Bank common stock that you own. Cash will be paid for fractional shares. See "THE MERGER - Basic Terms of the Merger."

THE MERGER WILL BE GENERALLY TAX-FREE TO YOU

         The merger generally will be tax-free to you for federal income tax purposes, except for the receipt of cash instead of fractional shares of Glacier common stock and cash received by any dissenting Mountain West Bank stockholder. A summary of the material federal tax consequences of the merger is set forth at "THE MERGER - Federal Income Tax Consequences of the Merger."

MOUNTAIN WEST BANK HAS OBTAINED A FINANCIAL ADVISOR'S OPINION

         Columbia Financial Advisors, Inc. has rendered an opinion dated _______, 1999 to the Mountain West Bank board of directors that, as of such date, the consideration to be received by Mountain West Bank stockholders is fair, from a financial point of view. A copy of the opinion delivered by CFAI is attached to this document as APPENDIX C and a description of its analysis is contained in this document. For a more detailed description of the fairness opinion, see BACKGROUND OF AND REASONS FOR "THE MERGER - Opinion of Mountain West Bank Financial Advisor."

THE MOUNTAIN WEST BANK SPECIAL STOCKHOLDERS' MEETING

         We have scheduled a special shareholders meeting, in order to consider and vote on the merger. The meeting will be held on January ___, 2000 at ___ __.m. local time, at _________________________________. The merger must be approved by the owners of two-thirds (2/3) of all of the Mountain West Bank common stock outstanding on __________, 1999, which is the record date for the Mountain West Bank special meeting. See "MOUNTAIN WEST BANK SPECIAL STOCKHOLDERS' MEETING."

WE RECOMMEND THAT YOU APPROVE THE MERGER

         The Mountain West Bank board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger.

WHY THE PARTIES ARE PROPOSING THE MERGER

         Glacier and Mountain West Bank believe that the merger will benefit both companies, and will allow Mountain West Bank to better serve its customers. Because of Glacier's financial and technology resources, Mountain West Bank will be able to offer additional products and services, while maintaining continuity of services to its current customers. Glacier common stock is actively traded on the NASDAQ National Market, and Mountain West Bank stockholders may expect to benefit from the increased liquidity in owning Glacier common stock. For a more complete discussion of the reasons that the boards of directors of Glacier and Mountain West Bank approved the merger, see "BACKGROUND OF AND REASONS FOR THE MERGER."

MOUNTAIN WEST BANK MANAGEMENT AND OPERATIONS AFTER THE MERGER

         After the merger, the executive officers of Mountain West Bank will remain unchanged. The Mountain West Bank board of directors will also remain unchanged, except that Michael Blodnick, President and CEO of Glacier, will join the board. See "THE MERGER - Mountain West Bank Management and Operations After the Merger."

         Mountain West Bank will be a subsidiary of Glacier after the merger, but it will operate independently. The merger agreement provides that, unless there is a change in control of Glacier, Mountain West Bank will retain the name "Mountain West Bank" for at least three years following the merger. The merger agreement also provides that, assuming that Glacier remains "well capitalized" under applicable banking regulations, Glacier will, within two years of the closing of the merger and at Mountain West Bank's request, provide sufficient capital for Mountain West Bank to expand by two branches and to construct a permanent branch building in Boise, Idaho.

YOU CAN DISSENT FROM THE MERGER

         You are entitled to dissent from the merger if you follow certain procedures and if the merger occurs. If you properly dissent, you will have the right to obtain payment of the fair value of your Mountain West Bank common stock in cash, as provided by Idaho law.

         If you fail to follow exactly the procedures specified under the applicable Idaho law, you will lose your right to dissent. If you wish to dissent, you should carefully read "THE MERGER - Dissenter's Rights of Appraisal" and the copy of the applicable Idaho statute, which is attached to this document as APPENDIX B.

THE PARTIES TO THE MERGER

         GLACIER. Glacier is a Delaware corporation and a registered bank holding company. Glacier's principal business is conducted through six Montana - chartered bank subsidiaries:

         o Glacier Bank

         o Glacier Bank of Whitefish

         o Glacier Bank of Eureka

         o First Security Bank of Missoula

         o Valley Bank of Helena

         o Big Sky Western Bank

         At September 30, 1999, Glacier's bank subsidiaries had facilities in 16 communities in Montana, operating 20 full service banking offices. At September 30, 1999, Glacier had consolidated deposits of approximately $503 million and consolidated assets of approximately $835 million. Glacier is headquartered in Kalispell, Montana, and its executive offices are at 49 Commons Loop, Kalispell, Montana 59901. Its telephone number is (406) 756-4200.

         Glacier was incorporated on March 24, 1998, and is the successor corporation of another company (also named "Glacier Bancorp, Inc.") that was formed in 1990. Glacier merged with the prior corporation in July, 1998. Additional information concerning Glacier and its business is included in the documents that are incorporated by reference into this prospectus/proxy statement. See "INFORMATION INCORPORATED BY REFERENCE" and "WHERE YOU CAN FIND MORE INFORMATION."

         MOUNTAIN WEST BANK. Mountain West Bank was originally formed as a federal savings bank having received its federal charter in September of 1993. Mountain West Bank converted to an Idaho state bank on June 30, 1999. Mountain West Bank is a member of the FDIC. Mountain West Bank engages in a general commercial banking business in Coeur d'Alene, Hayden, Post Falls and Boise, Idaho. At September 30, 1999, Mountain West Bank had deposits of approximately $74 million and assets of approximately $83 million.

         The headquarters for Mountain West Bank is located at 125 Ironwood Dr., Coeur d'Alene, ID 83814, and its telephone number is (208) 765-0284. For additional information about Mountain West Bank and its business, see "INFORMATION CONCERNING MOUNTAIN WEST BANK."

MOUNTAIN WEST BANK HAS GRANTED GLACIER AN OPTION

         To induce Glacier to enter into the merger agreement, Mountain West Bank granted Glacier an option to purchase authorized but unissued shares of Mountain West Bank. Glacier may exercise this option on the occurrence of certain events. If Glacier was to exercise this option, it would acquire a number of shares equal to 19.9% of the outstanding shares, including shares reserved for issuance pursuant to unexercised stock options, of Mountain West Bank common stock, at $21.00 per share. See "THE MERGER - Mountain West Bank Stock Option Agreement."

THERE ARE CONDITIONS TO THE CLOSING OF THE MERGER

         To complete the merger, Glacier and Mountain West Bank must satisfy a number of conditions in addition to approval by Mountain West Bank stockholders. These conditions include:

         o  the merger must not be prohibited by law or injunction;

         o Glacier and Mountain West Bank must receive all necessary approvals of governmental authorities; and

         o Mountain West Bank must receive an updated opinion from CFAI that as of the effective date of the merger, the consideration to be received by the Mountain West Bank stockholders is fair from a financial point of view.

         The merger agreement allows Glacier or Mountain West Bank to waive some of the conditions to closing. For a more complete discussion of the conditions to the completion of the merger, see "THE MERGER - Conditions to the Merger; Regulatory Approvals."

THE MERGER AGREEMENT CAN BE AMENDED OR TERMINATED

         The merger agreement may be amended at any time prior to the closing if both the Glacier and Mountain West Bank boards of directors approve. Additionally, Glacier may change the method by which it acquires Mountain West Bank. However, no such change may change the amount or kind of consideration that Mountain West Bank stockholders will receive, or change the tax treatment of the merger to Mountain West Bank stockholders.

         The merger agreement may be terminated and the merger abandoned at any time, even after approval by Mountain West Bank's stockholders, if both the Glacier and Mountain West Bank boards of directors agree to do so. Also, in certain circumstances either Glacier's or Mountain West Bank's board of directors may terminate the merger agreement, without the other board's consent. For a description of the various circumstances under which the merger agreement may be terminated, see "THE MERGER - Amendment or Termination of the Merger Agreement."

SOME OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTEREST AS STOCKHOLDERS

         Certain members of Mountain West Bank's management have interests in the merger that are different from, or in addition to, their interests as Mountain West Bank stockholders. These interests exist because of employment agreements that they have entered into with Mountain West Bank, and because of indemnification provisions in the merger agreement. See "THE MERGER - Interests of Certain Persons in the Merger."

SHARE INFORMATION AND MARKET PRICES

         Glacier's common stock is quoted on the Nasdaq National Market under the symbol "GBCI." Mountain West Bank common stock is not listed or quoted on any exchange or market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

         The following table sets forth the last reported sale price per share of Glacier common stock, as reported on Nasdaq, and of Mountain West Bank common stock, in addition to the equivalent per share price for Mountain West Bank common stock, on September 9, 1999, (the last full trading day prior to the public announcement of the execution of the merger agreement) and on _______________, 1999, the most recent date for which it was practicable to obtain market price data prior to the printing of this proxy statement/prospectus. Holders of Mountain West Bank common stock are urged to obtain current market quotations for shares of Glacier common stock.

--------------------------------------------------------------------------------
PRICE PER SHARE:                               September 9, 1999    ______, 1999
--------------------------------------------------------------------------------
Glacier Common Stock                               $18.625               $
--------------------------------------------------------------------------------
Mountain West Bank Common Stock(1)                 $21.00                $
--------------------------------------------------------------------------------
Mountain West Bank Equivalent Pro Forma(2)         $21.977               $
--------------------------------------------------------------------------------

(1) There are no publicly available quotations of Mountain West Bank common stock, and the market prices per share as of September 9, 1999 and ______________, 1999, respectively, quoted above, represent prices known to Mountain West Bank's management to have been paid in the last transaction prior to such dates.

(2) Giving effect for the merger and computed by multiplying the closing price per share of Glacier common stock by an exchange ratio of 1.18.

                        EQUIVALENT PER COMMON SHARE DATA

         The following table shows certain per common share data of Glacier and Mountain West Bank common stock on a historical basis and on a pro forma basis giving effect to the merger using the pooling of interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the merger see "THE MERGER - Accounting Treatment of the Merger." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the merger become effective prior to the period indicated or that will occur upon completion of the merger. You should read this data in conjunction with the financial statements and other financial data included elsewhere in this proxy statement/prospectus or incorporated by reference. See "THE MERGER - Basic Terms of the Merger."

                                                    Glacier              Mountain West Bank
                                                          Pro Forma
                                                          Combined                    Pro Forma
                                            Historical   Corporation    Historical  Equivalent(4)
Book value per share(1)
  September 30, 1999                          $8.25         $8.21         $9.12         $9.69
  December 31, 1998                           $8.22         $8.17         $8.94         $9.64
  December 31, 1997                           $7.38         $7.27         $6.88         $8.58
  December 31, 1996                           $6.52         $6.44         $6.27         $7.60

Basic earnings per share(2)
  9 months ended September 30, 1999           $0.95         $0.90         $0.37         $1.07
  12 months ended December 31, 1998           $1.17         $1.14         $0.77         $1.35
  12 months ended December 31, 1997           $1.13         $1.09         $0.57         $1.29
  12 months ended December 31, 1996           $0.94         $0.91         $0.67         $1.08

Diluted earnings per share(3)
  9 months ended September 30, 1999           $0.94         $0.89         $0.35         $1.05
  12 months ended December 31, 1998           $1.15         $1.11         $0.74         $1.31
  12 months ended December 31, 1997           $1.11         $1.07         $0.56         $1.27
  12 months ended December 31, 1996           $0.92         $0.90         $0.66         $1.07

Cash dividends declared per share
  9 months ended September 30, 1999           $0.44         $0.40         $0.00         $0.48
  12 months ended December 31, 1998           $0.52         $0.46         $0.00         $0.55
  12 months ended December 31, 1997           $0.43         $0.40         $0.00         $0.48
  12 months ended December 31, 1996           $0.35         $0.32         $0.00         $0.38

---------------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock for the period indicated.

(3) Diluted earnings per share includes the net increase in shares if outstanding in-the-money stock options were exercised using the treasury stock method.

(4) Pro forma equivalent per share data for Mountain West Bank is calculated by multiplying the pro forma combined corporation per share data by the ratio of pro forma Mountain West Bank shares to historical Mountain West Bank shares.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

         The tables on the following pages set forth, for the respective periods, specified, selected historical consolidated financial data for Glacier and Mountain West Bank, and selected unaudited pro forma combined financial data giving effect to the merger on a pooling-of-interests basis. The pro forma combined financial data are presented as though the merger had been consummated at the beginning of the period set forth; however, such data is not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the merger. The data has been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes and other financial information with respect to Glacier and Mountain West Bank set forth elsewhere in this prospectus/joint proxy statement or incorporated by reference, and such data are qualified in their entirety by reference thereto.

         All adjustments that the respective managements of Glacier and Mountain West Bank believe to be necessary for a fair presentation of the data have been included. The September 30, 1999 and 1998 ratios have been annualized where necessary. Dollar amounts are in thousands, except per share data.

         Glacier has a fiscal year that ends on December 31 of each year. Mountain West Bank's fiscal year ends on March 31 of each year. The following pro forma selected financial information combines the historical financial information of Glacier with the financial information of Mountain West Bank as if Mountain West Bank's fiscal year ended on December 31 of each period presented, except for the table entitled "Historical Fiscal Year Data".

PRO FORMA GLACIER BANCORP, INC. AND MOUNTAIN WEST BANK (UNAUDITED)

         The following table presents unaudited information concerning certain financial information and ratios on a pro forma basis giving effect to the proposed merger on a pooling-of-interests accounting basis. The pro forma combined information are presented as if the merger had been consummated at the beginning of each period presented. Any adjustments necessary to prepare this information have been of a normal recurring nature.

         The following is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in this prospectus/proxy statement. Dollar amounts are in thousands, except per share data.

                                                                     ----------------------------------------------------------
                                             Nine Months Ended                         Year ended December 31,
                                               September 30,         ----------------------------------------------------------
                                             1999          1998         1998        1997        1996        1995        1994
                                             ----          ----         ----        ----        ----        ----        ----
SUMMARY OF OPERATIONS
  Interest income .....................   $    46,723       43,731       58,486      55,324      50,294      44,269      34,483
  Interest expense ....................        19,703       19,250       25,415      24,817      22,565      19,210      13,551
                                          -----------   ----------   ----------   ---------   ---------   ---------   ---------
    Net interest income ...............        27,020       24,481       33,071      30,507      27,729      25,059      20,932
  Provision for loan losses ...........         1,246        1,236        1,734       1,027       1,023         643         410
                                          -----------   ----------   ----------   ---------   ---------   ---------   ---------
    Net interest income after
      provision for loan losses .......        25,774       23,245       31,337      29,480      26,706      24,416      20,522
  Non-interest income .................         9,670        9,965       13,396      10,972      10,320       9,002       8,238
  Non-interest expense ................        21,063       19,518       26,591      23,730      22,735      18,817      16,658
                                          -----------   ----------   ----------   ---------   ---------   ---------   ---------
    Earnings before income taxes ......        14,381       13,692       18,142      16,722      14,291      14,601      12,102
  Income taxes ........................         5,058        5,118        6,698       6,170       5,597       5,688       4,854
                                          -----------   ----------   ----------   ---------   ---------   ---------   ---------
    Net earnings ......................         9,323        8,574       11,444      10,552       8,694       8,913       7,248
                                          ===========   ==========   ==========   =========   =========   =========   =========
PER SHARE DATA (1):
  Basic earnings per common shares ....          0.90         0.85         1.14        1.09        0.91        0.93        0.76
  Diluted earnings per common share ...          0.89         0.83         1.11        1.07        0.90         N/A         N/A
  Dividends declared per share ........          0.40         0.29         0.46        0.40        0.32        0.21        0.18
  Period end book value ...............          8.21         8.08         8.17        7.27        6.44        5.78        4.86
  Average common shares outstanding ...    10,348,470   10,060,852   10,111,883   9,781,013   9,574,541   9,617,102   9,515,590
SUMMARY OF FINANCIAL CONDITION:
  Total assets ........................   $   918,140      775,826      785,135     740,891     679,055     595,547     509,588
  Investment securities ...............       205,060      109,392      117,074     129,371     126,147     112,505      89,360
  Loans receivable, net ...............       619,695      556,480      571,654     528,142     477,498     418,573     371,297
  Total deposits ......................       578,507      533,199      544,110     481,121     433,994     376,357     330,193
  Total borrowed funds ................       245,482      148,440      153,373     178,408     167,158     149,992     122,033
  Stockholders' equity ................        85,260       82,583       84,098      71,493      61,680      55,647      46,805
FINANCIAL RATIOS:
  Return on:
    Average assets ....................          1.37%        1.49%        1.49%       1.48%       1.36%       1.62%       1.55%
    Beginning stockholders' equity ....         14.78%       15.99%       16.01%      17.11%      15.62%      19.04%      17.25%
  Equity as a percentage of total
    assets ............................          9.29%       10.64%       10.71%       9.65%       9.08%       9.34%       9.18%
  Dividend payout ratio ...............         44.60%       34.37%       40.15%      37.96%      34.89%      22.92%      23.88%
  Efficiency ratio ....................         57.41%       56.66%       57.23%      57.21%      59.75%      55.25%      57.11%
  Net loans to total assets ...........         67.49%       71.73%       72.81%      71.28%      70.32%      70.28%      72.86%
  Net interest margin on average
    earning assets (tax equivalent) ...          4.67%        4.67%        4.80%       4.74%       4.75%       4.96%       4.88%
  Nonperforming assets to total
    assets ............................          0.29%        0.45%        0.38%       0.23%       0.32%       0.18%       0.22%
  Allowance for loan losses to total
    loans .............................          1.04%        0.90%        0.98%       0.87%       0.85%       0.90%       0.92%
  Allowance for loan losses
    to nonperforming assets ...........           247%         145%         188%        268%        191%        347%        307%

(1) revised for stock splits and dividends. Includes shares to be issued to Mountain West Bank.

GLACIER BANCORP, INC.

         The following table presents unaudited information concerning certain financial information and ratios for Glacier Bancorp, Inc. Dollars are in thousands, except per share data.

                                                                      ---------------------------------------------------------
                                                Nine Months Ended                      Year ended December 31,
                                                  September 30,       ---------------------------------------------------------
                                                1999        1998        1998        1997        1996        1995        1994
                                                ----        ----        ----        ----        ----        ----        ----
SUMMARY OF OPERATIONS
  Interest income ........................       42,499      40,301      53,678      51,686      47,697      42,358      33,557
  Interest expense .......................       18,248      17,881      23,550      23,296      21,426      18,346      13,200
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net interest income ..................       24,251      22,420      30,128      28,390      26,271      24,012      20,357
  Provision for loan losses ..............        1,090       1,094       1,532         889         949         611         318
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net interest income after
      provision for loan losses ..........       23,161      21,326      28,596      27,501      25,322      23,401      20,039
  Non-interest income ....................        8,301       9,034      12,002      10,135       9,825       8,860       8,111
  Non-interest expense ...................       17,492      17,337      23,285      21,427      21,158      17,733      15,735
    Earnings before income taxes .........       13,970      13,023      17,313      16,209      13,989      14,528      12,415
  Income taxes ...........................        4,910       4,879       6,398       5,973       5,662       5,688       4,854
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net earnings .........................        9,060       8,144      10,915      10,236       8,327       8,840       7,561
                                              =========   =========   =========   =========   =========   =========   =========
PER SHARE DATA (1):
  Basic earnings per common shares .......         0.95        0.88        1.17        1.13        0.94        0.98        0.85
  Diluted earnings per common share ......         0.94        0.86        1.15        1.11        0.92        0.98         N/A
  Dividends declared per share ...........         0.44        0.33        0.52        0.43        0.35        0.31        0.20
  Period end book value ..................         8.25        8.13        8.22        7.38        6.52        5.85        4.88
  Average common shares outstanding ......    9,512,180   9,260,444   9,304,101   9,130,762   8,924,290   8,966,851   8,865,339
SUMMARY OF FINANCIAL CONDITION:
  Total assets ...........................      835,256     704,400     706,027     681,433     637,710     566,043     489,403
  Investment securities ..................      188,726     100,187     105,486     122,749     122,866     109,200      86,795
  Loans receivable, net ..................      565,794     507,670     518,208     486,220     447,169     398,084     355,947
  Total deposits .........................      502,781     471,290     475,844     428,446     398,511     350,942     313,643
  Total borrowed funds ...................      245,482     147,440     152,373     175,908     165,358     149,427     121,553
  Stockholders' equity ...................       78,735      76,375      77,810      67,702      58,225      52,503      43,870
FINANCIAL RATIOS:
  Return on:
    Average assets .......................         1.53%       1.56%       1.59%       1.55%       1.38%       1.69%       1.67%
    Beginning stockholders' equity .......        16.07%      15.18%      16.12%      17.58%      15.86%      20.15%      19.55%
  Equity as a percentage of total
    assets ...............................         9.43%      10.84%      11.02%       9.94%       9.13%       9.28%       8.96%
  Dividend payout ratio ..................        46.32%      37.50%      44.44%      38.39%      36.89%      31.48%      22.89%
  Efficiency ratio .......................        53.74%      55.12%      65.01%      55.62%      58.62%      53.95%      55.27%
  Net loans to total assets ..............        67.74%      72.07%      73.40%      71.35%      70.12%      70.33%      72.73%
  Net interest margin on average
    earning assets (tax equivalent) ......         4.63%       4.64%       4.79%       4.72%       4.76%       4.97%       4.90%
  Nonperforming assets to total assets ...         0.28%       0.47%       0.40%       0.24%       0.34%       0.19%       0.23%
  Allowance for loan losses to total
    loans ................................         1.03%       0.91%       0.98%       0.87%       0.86%       0.91%       0.93%
  Allowance for loan losses
    to nonperforming assets ..............          250%        139%        184%        264%        181%        334%        297%

(1) revised for stock splits and dividends.

MOUNTAIN WEST BANK

         The following table presents unaudited information concerning certain financial information and ratios for Mountain West Bank. The following is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in this prospectus/proxy statement. Dollars are in thousands, except per share data.

                                                             --------------------------------------------------
                                         Nine Months Ended               Year ended December 31,
                                           September 30,     --------------------------------------------------
                                          1999      1998      1998      1997       1996       1995       1994
                                          ----      ----      ----      ----       ----       ----       ----
SUMMARY OF OPERATIONS
  Interest income ....................  $  4,224     3,430     4,808     3,638      2,597      1,911        926
  Interest expense ...................     1,455     1,369     1,865     1,521      1,139        864        351
                                        --------   -------   -------   -------   --------    -------   --------
    Net interest income ..............     2,769     2,061     2,943     2,117      1,458      1,047        575
  Provision for loan losses ..........       156       142       202       138         74         32         92
                                        --------   -------   -------   -------   --------    -------   --------
    Net interest income after
      provision for loan losses ......     2,613     1,919     2,741     1,979      1,384      1,015        483
  Non-interest income ................     1,369       931     1,394       837        495        142        127
  Non-interest expense ...............     3,571     2,181     3,306     2,303      1,577      1,084        923
                                        --------   -------   -------   -------   --------    -------   --------
    Earnings before income taxes .....       411       669       829       513        302         73       (313)
  Income taxes .......................       148       239       300       197        (65)         0          0
                                        --------   -------   -------   -------   --------    -------   --------
    Net earnings .....................       263       430       529       316        367         73       (313)
                                        ========   =======   =======   =======   ========    =======   ========
PER SHARE DATA (1):
  Basic earnings per common shares ...      0.37      0.63      0.77      0.57       0.67       0.13      -0.57
  Diluted earnings per common share ..      0.35      0.61      0.74      0.56       0.66       0.13      -0.57
  Dividends declared per share .......      0.00      0.00      0.00      0.00       0.00       0.00       0.00
  Period end book value ..............      9.12      8.83      8.94      6.88       6.27       5.71       5.33
  Average common shares outstanding ..   708,720   678,312   684,561   551,060    551,060    551,060    551,060
SUMMARY OF FINANCIAL CONDITION:
  Total assets .......................  $ 82,884    71,426    79,108    59,458     41,345     29,504     20,185
  Investment securities ..............    16,334     9,205    11,588     6,622      3,281      3,305      2,565
  Loans receivable, net ..............    53,901    48,810    53,446    41,922     30,329     20,489     15,350
  Total deposits .....................    75,726    61,909    68,266    52,675     35,483     25,415     16,550
  Total borrowed funds ...............         0     1,000     1,000     2,500      1,800        565        500
  Stockholders' equity ...............     6,525     6,208     6,288     3,791      3,455      3,144      2,935
FINANCIAL RATIOS:
  Return on:
    Average assets ...................      0.43%     0.88%     0.76%     0.63%      1.04%      0.29%    -2.10%
    Beginning stockholders' equity ...      5.58%    15.12%    13.95%     9.15%     11.67%      2.49%    -9.34%
  Equity as a percentage of total
    assets ...........................      7.87%     8.69%     7.95%     6.38%      8.36%     10.66%     14.54%
  Dividend payout ratio ..............      0.00%     0.00%     0.00%     0.00%      0.00%      0.00%      0.00%
  Efficiency ratio ...................     86.30%    72.89%    76.23%    77.96%     80.75%     91.17%    131.48%
  Net loans to total assets ..........     65.03%    68.34%    67.56%    70.51%     73.36%     69.44%     76.05%
  Net interest margin on average
    earning assets (tax equivalent) ..      5.07%     5.00%     4.93%     5.04%      4.74%      4.70%      4.30%
  Nonperforming assets to total
    assets ...........................      0.33%     0.23%     0.26%     0.18%      0.00%      0.00%      0.00%
  Allowance for loan losses to total
    loan .............................      1.12%     0.90%     0.94%     0.83%      0.69%      0.66%      0.67%
  Allowance for loan losses
    to nonperforming assets ..........       223%      265%      244%      324%       N/M        N/M        N/M

MOUNTAIN WEST BANK - HISTORICAL YEAR FISCAL DATA

         The following table presents unaudited information concerning certain financial information and ratios for Mountain West Bank. The information is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in this Prospectus/Proxy Statement. Dollar amounts are in thousands, except per share data.

                                                             --------------------------------------------------
                                         Six Months Ended                 Year ended March 31,
                                           September 30,     --------------------------------------------------
                                          1999      1998      1999      1998      1997       1996        1995
                                          ----      ----      ----      ----      ----       ----        ----
SUMMARY OF OPERATIONS
  Interest income ....................  $  2,887     2,392     5,107     3,926     2,784      2,049       1,228
  Interest expense ...................       969       938     1,920     1,629     1,213        939         472
                                        --------   -------   -------   -------   -------   --------    --------
    Net interest income ..............     1,918     1,454     3,187     2,297     1,571      1,110         756
  Provision for loan losses ..........       120       107       203       163        68         41          84
                                        --------   -------   -------   -------   -------   --------    --------
    Net interest income after
      provision for loan losses ......     1,798     1,347     2,984     2,134     1,503      1,069         672
  Non-interest income ................       867       672     1,637       922       596        208          94
  Non-interest expense ...............     2,359     1,548     3,885     2,282     1,869      1,221         912
                                        --------   -------   -------   -------   -------   --------    --------
    Earnings before income taxes .....       306       471       736       774       230         56        (146)
  Income taxes .......................       118       185       276       273        78       (165)          0
                                        --------   -------   -------   -------   -------   --------    --------
    Net earnings .....................       188       286       460       501       152        221        (146)
                                        ========   =======   =======   =======   =======   ========    ========
PER SHARE DATA (1):
  Basic earnings per common shares ...      0.26      0.41      0.65      0.88      0.27       0.40       -0.26
  Diluted earnings per common share ..      0.25      0.39      0.62      0.86      0.27       0.40       -0.26
  Dividends declared per share .......      0.00      0.00      0.00      0.00      0.00       0.00        0.00
  Period end book value ..............      9.12      8.83      8.99      8.32      6.17       5.92        5.46
  Average common shares outstanding ..   711,168   701,963   702,956   568,320   551,060    551,060     551,060
SUMMARY OF FINANCIAL CONDITION:
  Total assets .......................  $ 82,884    71,426    80,867    67,135    43,870     33,111      22,567
  Investment securities ..............    16,961     9,205    14,204     7,045     3,686      3,423       3,195
  Loans receivable, net ..............    53,820    48,810    52,980    39,762    31,527     23,578      16,464
  Total deposits .....................    74,003    61,909    70,659    57,741    37,823     27,377      19,319
  Total borrowed funds ...............         0     1,000     1,000     2,000     2,000      2,000           0
  Stockholders' equity ...............     6,525     6,208     6,336     5,836     3,399      3,260       3,010
FINANCIAL RATIOS:
  Return on:
    Average assets ...................      0.46%     0.83%     0.61%     0.93%     0.39%      0.79%     -0.80%
    Beginning stockholders' equity ...      5.93%     9.80%     7.36%    12.89%     4.66%      7.34%     -4.61%
  Equity as a percentage of total
    assets ...........................      7.87%     8.69%     7.84%     8.69%     7.75%      9.85%      13.34%
  Dividend payout ratio ..............      0.00%     0.00%     0.00%     0.00%     0.00%      0.00%       0.00%
  Efficiency ratio ...................     84.70%    72.81%    80.53%    70.89%    86.25%     92.64%     107.29%
  Net loans to total assets ..........     64.93%    68.34%    65.51%    59.23%    71.86%     71.21%      72.96%
  Net interest margin on average
    earning assets (tax equivalent) ..      5.33%     4.84%     4.89%     4.86%     4.78%      4.55%       4.84%
  Nonperforming assets to total
    assets ...........................      0.33%     0.23%     0.26%     0.61%     0.00%      0.00%       0.00%
  Allowance for loan losses to total
    loan .............................      1.11%     0.89%     1.00%     0.93%     0.69%      0.64%       0.66%
  Allowance for loan losses
    to nonperforming assets ..........       223%      265%      255%       92%      N/M        N/M         N/M

                MOUNTAIN WEST BANK SPECIAL STOCKHOLDERS' MEETING

DATE, TIME, PLACE

         The Mountain West Bank special meeting of stockholders will be held on January ___, 2000, at ______ [a.m./p.m.] local time, at _______________.

         As described below under "Vote Required," approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Mountain West Bank common stock. If there are not sufficient votes represented at the special meeting, either in person or by proxy, to approve the merger agreement, or if a quorum is not present, the bylaws of Mountain West Bank allow for an adjournment or postponement of the meeting in order to permit further solicitation of proxies by Mountain West Bank. The persons appointed as proxies on the form accompanying this document are authorized to vote to approve such adjournment or postponement, unless the proxy appointing them instructs them to vote against approval of the merger agreement.

PURPOSE

         At the special meeting, Mountain West shareholders will:

         o  consider and vote on a proposal to approve the merger, and

         o act upon other matters, if any, that may properly come before the meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The Mountain West Bank board of directors has fixed _______ p.m. on ______________, 1999 as the record date for determining the holders of shares of Mountain West Bank common stock entitled to notice of and to vote at the special meeting. At the close of business on the Mountain West Bank record date, there were ________ shares of Mountain West Bank common stock issued and outstanding held by approximately ____ holders of record. Holders of record of Mountain West Bank common stock on the record date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE MERGER - Dissenters' Rights of Appraisal" and APPENDIX B.

         Each director and executive officer of Mountain West Bank has agreed to vote all Mountain West Bank shares held or controlled by him or her in favor of approval of the merger. A total of 114,808 outstanding shares, or approximately 16.05% of the outstanding shares of Mountain West Bank common stock, are covered by this voting agreement. See "THE MERGER - Voting Agreement."

VOTE REQUIRED

         The affirmative vote of TWO-THIRDS of all shares of Mountain West Bank common stock outstanding on the record date is required to approve the merger. At least fifty percent (50%) of the outstanding shares of Mountain West Bank common stock must be present, either in person or by proxy, in order to constitute a quorum for the meeting. For this purpose, abstentions and broker nonvotes (that is, proxies from brokers or nominees, indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting.

         For voting purposes, however, only shares actually voted FOR the approval of the merger agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the merger agreement is approved by the holders of Mountain West Bank common stock. AS A RESULT, ABSTENTIONS AND BROKER NONVOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the special meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING. Any proxy given by a stockholder may be revoked before its exercise by:

         o  written notice to the Secretary of Mountain West Bank;

         o  a subsequently dated proxy; or

         o  in open meeting before the stockholder vote is taken.

         Mountain West Bank is soliciting the proxy for the special meeting on behalf of the Mountain West Bank board of directors. Mountain West Bank will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, Mountain West Bank may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Mountain West Bank does not expect to pay any compensation for the solicitation of proxies. However, Mountain West Bank will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

         In March of 1999, the President of Mountain West Bank, Jon Hippler, was contacted by Michael Blodnick, CEO of Glacier, to determine if there might be an interest on the part of Mountain West Bank to discuss a merger or similar transaction with Glacier. From Mountain West Bank's standpoint, the inquiry from Glacier was timely. At a February 1999 planning session, the Mountain West Bank board of directors had approved additional expansion in the Boise area. This plan also recognized the need to raise additional capital in order to fund that expansion. The board also became aware of pending changes to accounting rules for merger and acquisition transactions (elimination of pooling-of-interests accounting treatment) which possibly could have a negative impact on the value of shares of community banks such as Mountain West Bank. Also, Mr. Hippler has known Mr. Blodnick for 16 years and thinks highly of him and the Glacier organization.

         After taking into account all of the foregoing, Mr. Hippler and Charles Nipp, Chairman of the Board, agreed to meet with Mr. Blodnick and Mr. Bill Bouchee of Glacier. The meeting took place on April 10, 1999, in St. Regis, Montana.

         As a result of the meeting, Chairman Nipp and President Hippler agreed that the Mountain West Bank board should have an opportunity to discuss the possibility of the merger to determine if the board would like to pursue discussions. An informal, social gathering of directors was held on May 4, 1999, at the Clark House in Hayden Lake, Idaho. Mr. Blodnick, Mr. Bouchee, and Fred Flanders were invited to the gathering to talk about the Glacier philosophy of community banking and the focus of Glacier's business plan. Mr. Bouchee and Mr. Flanders shared their insights as presidents of subsidiary banks of the holding company. Discussed extensively was Glacier's philosophy of buying small community banks in good markets and allowing the bank to operate as independently chartered banks with their existing board and management.

         At the Mountain West Bank board meeting held on May 19, 1999, discussions covered the possible future value of Mountain West Bank stock assuming successful execution of its business plan compared to the potential value of Glacier stock received in a merger. The board also discussed the advantages to shareholders of holding a more liquid, cash dividend paying stock compared to Mountain West Bank shares. The challenges of raising additional capital in the market was also discussed. As a result of the meeting, a majority of the board voted to form a committee consisting of directors Nipp, Hippler, Steve Meyer, and Jim English to pursue negotiations with Glacier.

         On June 4, 1999, the committee traveled to Kalispell, Montana, to meet with Messrs. Blodnick, Bouchee, Flanders, and Glacier CFO Jim Strosahl. The discussions focused on relative values for the two organizations and pricing issues of a potential merger agreement as well as other structural issues of any such agreement. It was agreed at the meeting that any potential deal would have to be priced off of Mountain West Bank's estimated earnings for year 2000 as opposed to its historical earnings. Such an approach was required due to the fact that Mountain West Bank's earnings had been reduced in the current period because of its Boise expansion and a recent computer conversion. At the conclusion of the meeting, Mr. Hippler agreed to furnish to Mr. Strosahl an estimate of the fiscal year 2000 earnings for Mountain West Bank, which would form the basis for Glacier to make a pricing proposal to the Board of Mountain West Bank.

         The Glacier proposal was made at the June 18, 1999, regular board meeting of Mountain West Bank. At this meeting, a majority of the board directed the committee to negotiate a merger agreement with Glacier. On July 29, 1999, the committee flew to Boise with Messrs. Blodnick and Bouchee to familiarize Glacier with the Boise marketplace, and to further discuss the pricing and structural issues of potential merger.

         On August 16, 1999, a meeting was held in Coeur d'Alene, Idaho, to finalize negotiations. Present at the meeting were Messrs. Hippler, Nipp, Blodnick and Strosahl. Also present were attorneys for Glacier and Mountain West Bank and a representative from CFAI.

         On September 1, 1999, Mountain West Bank held a regular board meeting to consider the proposed merger agreement. A representative from CFAI and the attorneys for Mountain West Bank attended the meeting to make presentations on their respective work and to answer questions. The Mountain West Bank Board then scheduled a special meeting for September 8, 1999, to take an actual vote on the agreement, thus giving the directors additional time to consider the proposal. On September 8, 1999, the directors of Mountain West Bank met and approved the merger agreement by a unanimous vote and then executed the documents. On September 9, 1999, the Glacier board met and approved and executed the merger agreement.

REASONS FOR THE MERGER - MOUNTAIN WEST BANK

         The Mountain West Bank board of directors believes that the terms of the merger agreement are fair and in the best interests of Mountain West Bank and its stockholders. In reaching a decision on the merger agreement, the Mountain West Bank board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight. The board of directors also consulted with legal, tax, accounting and financial advisors, as well as Mountain West Bank senior management. The factors considered included:

         o  the fairness opinion of CFAI with respect to the merger agreement;

         o the federal tax treatment to Mountain West Bank stockholders of the proposed transaction which provides for tax deferred treatment of the exchange of stock contemplated by the merger agreement;

         o Glacier stock is listed on NASDAQ NMS and this would provide greater liquidity for the shareholders;

         o  the possibility of cash dividends;

         o  the stock of Glacier has a track record of profitable growth;

         o the undertaking by Glacier to make capital available for planned expansion and growth;

         o the merger will provide Mountain West Bank with larger loan limits and opportunities as a "participation partner";

         o the undertaking by Glacier that Mountain West Bank will retain its name;

         o the undertaking by Glacier that there will be no computer conversion for at least two years;

         o the merger will provide additional employee benefits (i.e. funded pension plan, stock options);

         o Mountain West Bank would be relieved of most of the responsibility for SEC reporting activities and Glacier will be able to help with other back office tasks;

         o  the increased financial and technology resources of Glacier;

         Pursuant to a resolution adopted at a meeting on September 8, 1999, the Mountain West Bank board of directors determined that the merger agreement is in the best interests of Mountain West Bank and its stockholders, and unanimously ratified and approved the merger agreement.

OPINION OF MOUNTAIN WEST BANK FINANCIAL ADVISOR

         CFAI has delivered a written opinion to the Mountain West Bank to the effect that, as of the date of this proxy statement/prospectus, the consideration to be received by Mountain West Bank common stockholders pursuant to the terms of the merger agreement is fair to such stockholders from a financial point of view. The amount of $_______ in common stock for each share of Mountain West Bank has been determined by Mountain West Bank and Glacier through negotiations. The CFAI opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Mountain West Bank stockholder as to how such stockholder should vote at the Mountain West Bank Special Meeting.

         Mountain West Bank retained CFAI as its exclusive financial advisor pursuant to an engagement letter dated August 4, 1999 in connection with the merger. CFAI is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Mountain West Bank selected CFAI to act as Mountain West Bank's exclusive financial advisor based on CFAI's experience in mergers and acquisitions and in securities valuation generally.

         On September 8, 1999, CFAI issued its opinion to the Mountain West Bank that, in its opinion as investment bankers, the terms of the merger as provided in the merger agreement are fair, from a financial view point, to Mountain West Bank and its stockholders. THE FULL TEXT OF THE CFAI OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED TO THIS DOCUMENT AS APPENDIX C. THE SUMMARY OF THE CFAI OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. MOUNTAIN WEST BANK STOCKHOLDERS ARE URGED TO READ THE ENTIRE CFAI OPINION.

         In rendering its opinion to Mountain West Bank, CFAI reviewed, among other things, historical financial data of Mountain West Bank, certain internal financial data and assumptions of Mountain West Bank prepared for financial planning and budgeting purposes furnished by the management of Mountain West Bank and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFAI discussed with Mountain West Bank's management the financial condition, current operating results, and business outlook for Mountain West Bank. CFAI also reviewed certain publicly available information concerning Glacier and certain financial and securities data of Glacier and companies deemed similar to Glacier. CFAI discussed with Glacier's management the financial condition, current operating results, and business outlook for Glacier and Glacier's plans relating to Mountain West Bank. In rendering its opinion, CFAI relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Mountain West Bank or Glacier nor was it furnished any such appraisals. Mountain West Bank did not impose any limitations on the scope of the CFAI investigation in arriving at its opinion. CFAI analyzed the total purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

         NET ASSET VALUE is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Mountain West Bank's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFAI to the net asset value approach to valuation.

         MARKET VALUE is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

         CFAI maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Idaho, Montana, Eastern Washington, and Eastern Oregon banking institutions, during 1988 through 1999. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Mountain West Bank, CFAI has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving banking organizations with total assets less than $150 million that sold for 100% common stock from January 1993 to June 1999.

         COMPARABLE SALES MULTIPLES. CFAI calculated a "Merger Consideration-Adjusted Book Value" for Mountain West Bank's June 30, 1999 stockholders' equity and the estimated December 31, 1999 stockholders' equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1993 through June 30, 1999 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1997 and June 30, 1999. The calculations are $17.48 and $20.72 per share, respectively, for the June 30, 1999 stockholders' equity for the two samples. For the estimated December 31, 1999 stockholders' equity, the calculations are $18.42 and $21.84, respectively. For Mountain West Bank's 1999 net income twelve months prior to June 30, 1999, the calculations are $8.23 and $8.90 per share, respectively.

         TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. CFAI calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $_____ per Mountain West Bank share results in a transaction value as a percentage of total assets of 21.25%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1993 through June 30, 1999 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1997 and June 30, 1999 is 20.7% and 22.4%, respectively.

         INVESTMENT VALUE is sometimes referred to as the income or earnings value. One investment value method frequently used estimates the present value of an institution's future earnings or cash flow which is discussed below.

         NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Mountain West Bank's estimates of future growth and an appropriate capitalization or discount rate. CFAI's calculations were based on an analysis of the banking industry, Mountain West Bank's earnings estimates for 2000-2004, historical levels of growth and earnings, and the competitive situation in Mountain West Bank's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $26.52 to $31.72 per share.

         When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFAI's opinion that the proposed transaction is fair, from a financial point of view to the Mountain West Bank stockholders.

         Pursuant to the terms of the engagement letter, Mountain West Bank has agreed to pay CFAI a fee of $30,000 for this fairness opinion. In addition, Mountain West Bank has agreed to indemnify CFAI against certain liabilities.

         In the past five years, CFAI has served Glacier in several capacities unrelated to the proposed transaction between Glacier and Mountain West Bank. Past financial advisory engagements include the purchase of two Butte, Montana branches with approximately $73 million in deposits from Washington Mutual, Inc. and valuations of potential merger partners. In addition, CFAI has served as financial advisor to Missoula Bancshares, Inc., HUB Financial Corp., and Valley Bank of Helena in their mergers with Glacier.

RECOMMENDATION OF THE MOUNTAIN WEST BANK BOARD

         The Mountain West Bank board of directors unanimously recommends that its stockholders vote for approval of the merger agreement.

                                   THE MERGER

         The following is a brief description of the material aspects of the merger. There are other aspects of the merger that are not discussed below, but that are contained in the merger agreement. You are being asked to approve the merger in accordance with the terms of the merger agreement, and you are urged to read the merger agreement carefully. The merger agreement is attached to this prospectus/proxy statement as APPENDIX A.

BASIC TERMS OF THE MERGER

         The merger agreement provides for the merger of Mountain West Bank into a newly formed subsidiary of Glacier, called New Mountain West Bank. After the merger, Mountain West Bank will be owned by Glacier, as a subsidiary.

         In the merger, each Mountain West Bank stockholder, except stockholders who exercise their dissenter's rights, will receive shares of Glacier common stock and will become Glacier stockholders. Mountain West Bank stockholders will receive 1.18 shares of Glacier common stock for each share of Mountain West Bank common stock that they own, rounded to two decimals. Glacier will not issue fractional shares of its common stock, but will pay cash equal to $20.00 per share for such fractional shares, as described below.

                                    EXAMPLE

                  If you own 575 shares of Mountain West Bank common stock, and the merger becomes effective, you will be entitled to receive
                  678.5 shares of Glacier common stock. Because Glacier will not issue fractional shares, you would receive 678 shares of Glacier common stock and would receive cash, in this case $10.00, for the fractional share.

         Subject to the conditions set forth in the merger agreement, the merger will occur within 30 days after all conditions have been satisfied or waived, and all necessary approvals have been obtained, but not earlier than January 17, 2000 unless the parties otherwise agree. Glacier and Mountain West Bank anticipate that the merger will occur as early as the end of January, 2000. Either Glacier or Mountain West Bank may terminate the merger agreement if the merger has not occurred by March 31, 2000.

         DO NOT SEND IN YOUR CERTIFICATES NOW. YOU WILL RECEIVE WRITTEN INSTRUCTIONS AND THE REQUIRED LETTER OF TRANSMITTAL AFTER THE MERGER IS EFFECTIVE.

CASH FOR FRACTIONAL SHARES

         Glacier will not issue certificates for fractional shares of Glacier common stock that would otherwise be issuable. Each Mountain West Bank stockholder who is otherwise entitled to receive a fractional share, will receive cash in lieu of such fractional share, in an amount equal to the product of such fraction multiplied by $20.00. Mountain West Bank stockholders will have no other rights with respect to such fractional shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a discussion of the material federal income tax consequences of the merger that are generally applicable to Mountain West Bank stockholders. This discussion is based upon the opinion of Graham & Dunn P.C., special counsel to Glacier, and on current provisions of the Internal Revenue Code of 1986, current regulations under the Code (including final, temporary or proposed), and current administrative rulings and court decisions as of the date hereof. The foregoing are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below. The following discussion is intended only as a summary of the material federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

         The merger is expected to qualify as a reorganization under Section 368(a) of the Code. As parties to the merger, neither Glacier nor Mountain West Bank will recognize gain or loss as a result of the merger. With respect to Mountain West Bank stockholders, and subject to the qualifications contained elsewhere in this discussion:

         o Holders of Mountain West Bank common stock will recognize no gain or loss on the receipt of Glacier common stock, but will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares (see "--Cash for Fractional Shares").

         o The tax basis of the Glacier common stock received in the merger will be the same as the tax basis of the Mountain West Bank common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

         o The holding period of Glacier common stock received in the merger will include the holding period of the Mountain West Bank common stock for which it is exchanged, assuming the shares of Mountain West Bank common stock are capital assets in the hands of the holder at the closing of the merger.

         o Where cash is received in exchange for the surrender of Mountain West Bank common stock, the cash will be treated as a distribution in redemption of the Mountain West Bank common stock, subject to the provisions and limitations of the Code.

         Graham & Dunn P.C. has delivered an opinion to the foregoing effect to Glacier. The opinion has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The foregoing is only a summary of the tax consequences of the merger as described in the opinion. The opinion is based on assumptions, representations made by officers of Glacier and Mountain West Bank to Graham & Dunn P.C., and contains qualifications appropriate to the subject matter.

         Closing of the merger is conditioned on Glacier's and Mountain West Bank's receipt of an opinion of Graham & Dunn, to the effect that if the merger is consummated in accordance with the terms set forth in the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by Mountain West Bank stockholders who receive shares of Glacier common stock in exchange for their shares of Mountain West Bank common stock (except for cash received in lieu of fractional shares).

         An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Mountain West Bank nor Glacier has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the merger.

         THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MOUNTAIN WEST BANK STOCKHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX SITUATION AND STATUS. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, AND STOCKHOLDERS WHO ACQUIRED MOUNTAIN WEST BANK COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE

OF WHICH IS DESCRIBED ABOVE. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH MOUNTAIN WEST BANK STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH STOCKHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION OF STATE, LOCAL AND FOREIGN LAWS TO SUCH STOCKHOLDER AND THE POSSIBLE EFFECT OF CHANGE IN FEDERAL AND OTHER TAX LAWS.

MOUNTAIN WEST BANK STOCK OPTION AGREEMENT

         To induce Glacier to enter into the merger agreement, Mountain West Bank has granted a stock purchase option to Glacier, by agreement dated as of September 9, 1999. The agreement gives Glacier the option to purchase authorized but unissued shares of Mountain West common stock which, if purchased and issued, would constitute 19.9% of the outstanding Mountain West Bank common stock, at $21.00 per share. The option price of $21.00 per share is the estimated fair market value of Mountain West Bank common stock at June 30, 1999.

         Glacier's option to purchase Mountain West Bank common stock effectively makes acquisition of Mountain West Bank by a party other than Glacier more expensive, and therefore less likely, as there would be more shares of Mountain West Bank common stock outstanding.

         Glacier may not exercise the option unless certain "triggering events" as defined in the option agreement occur. These triggering events include, among other things:

         o Mountain West Bank or the Mountain West Bank board of directors enters into an agreement under which another person or entity would
            (i) merge, consolidate with, or acquire 51% or more of the assets or liabilities of Mountain West Bank, or (ii) acquire more than 15% of Mountain West Bank's voting shares;

         o Any person or entity acquires, subject to additional criteria described in the option agreement, the beneficial ownership or the right to acquire beneficial ownership of Mountain West Bank securities which, when totaled with other Mountain West Bank securities owned by such person or entity, represents 25% or more of Mountain West Bank's voting shares; or

         o The failure of Mountain West Bank's shareholders to approve the merger, after any person or entity announces its proposal to (i) acquire 51% or more of Mountain West Bank's assets; (ii) acquire 25% or more of Mountain West Bank's voting shares; or (iii) change the composition of Mountain West Bank's board of directors.

         Glacier, or a transferee as permitted under the option agreement, may only exercise the option, following a triggering event, after it obtains all necessary regulatory approvals. Also, Glacier or its transferee may not exercise the option if, at the time of exercise, Glacier is failing in any material respect to perform or observe its obligations under the merger agreement.

VOTING AGREEMENT

         The directors and executive officers of Mountain West Bank have entered into a Shareholder Agreement, dated as of September 9, 1999. In the agreement, each director and executive officer agrees to vote the shares of Mountain West Bank common stock that he or she owns or controls in favor of the merger. The persons who have entered into this agreement are entitled to vote a total of 114,808 outstanding shares of Mountain West common stock, which is approximately 16.05% of the total shares outstanding.

DISSENTERS' RIGHTS OF APPRAISAL

         Under Idaho law (IC Section 26-909), you may exercise "dissenters' rights" and receive the fair value of your shares in cash, if certain procedures are followed. To exercise these rights, you must vote against the merger agreement and then make written demand to Mountain West Bank within thirty (30) days after the effective date of the merger. The written demand should be sent to the following address:

                               Mountain West Bank
                                125 Ironwood Dr.
                                  P.O. Box 1059
                          Coeur d'Alene, ID 83816-1059

         THE FAILURE OF A MOUNTAIN WEST BANK STOCKHOLDER TO COMPLY STRICTLY WITH THE IDAHO STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS APPENDIX B. YOU SHOULD REFER TO THIS APPENDIX FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT APPENDIX.

EXCHANGE OF STOCK CERTIFICATES

         On and after the merger effective date, certificates representing Mountain West Bank common stock will be deemed to represent only the right to receive Glacier common stock or cash for fractional shares, as provided in the merger agreement. Upon surrender of certificates that, before the merger effective date, represented shares of Mountain West Bank common stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of Glacier common stock, and cash, if any, to which he or she is entitled in accordance with the terms of the merger agreement.

         All Glacier common stock issued to Mountain West Bank stockholders under the merger agreement will be deemed issued as of the merger effective date. No distributions or dividends paid on shares of Glacier common stock after closing of the merger will be paid to Mountain West Bank stockholders who are entitled under the merger agreement to receive Glacier common stock, until such stockholders have surrendered the certificates formerly representing shares of Mountain West Bank common stock. At that time, any accumulated dividends and distributions since the merger effective date, without interest, will be paid.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

         Consummation of the merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the merger will be completed.

         Under Idaho law, approval of the merger requires the affirmative vote of two-thirds of the holders of all outstanding shares of Mountain West Bank common stock. In addition, the Federal Reserve Board must approve the merger. An application for prior approval by the Federal Reserve Board has been filed. Although no assurance can be given, the parties expect to receive this approval in due course.

         Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the merger. Each party's obligations under the merger agreement are conditioned on satisfaction by the other parties of conditions applicable to them. Some of these conditions are as follows:

         o Mountain West Bank's receipt of an opinion from Graham & Dunn P.C. to the effect that, among other things, the merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code;

         o Glacier's and Mountain West Bank's receipt of opinions from Lukins & Annis, P.S. and Graham & Dunn P.C., respectively, to the effect that, among other things, Mountain West Bank and Glacier have the corporate power and authority, and have taken all necessary corporate action, to execute, deliver and perform the merger agreement; and

         o Glacier's receipt of a letter from KPMG LLP, to the effect that they concur with management's understanding that the merger will qualify for "pooling of interests" accounting treatment if it is consummated in accordance with the merger agreement.

         o Glacier's receipt of an updated fairness opinion of CFAI (to be delivered by Mountain West Bank, at its expense), dated immediately prior to closing, to the effect that the financial terms of the merger are financially fair to Mountain West Bank's stockholders.

         Additionally, Glacier may terminate the merger if certain conditions applicable to Mountain West Bank are not satisfied or waived. Those conditions are discussed below under "- Amendment or Termination of the Merger Agreement."

         Either Glacier or Mountain West Bank may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and Mountain West Bank stockholder approval). Either Glacier or Mountain West Bank may also grant extended time to the other party to complete an obligation or condition.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Mountain West Bank special meeting. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of Mountain West Bank's stockholders. However, any amendments which would reduce the amount or change the form of consideration Mountain West Bank's stockholders will receive in the merger transaction or affect the tax treatment of the merger would require further Mountain West Bank stockholder approval.

         The merger agreement contains several provisions entitling either Mountain West Bank or Glacier to terminate the merger agreement under certain circumstances. The following briefly describes these provisions:

         Lapse of Time. If the merger has not closed by March 31, 2000, then at any time after that date, the board of directors of either Glacier or Mountain West Bank may terminate the merger agreement, as long as the party terminating has not caused the delay in closing by breaching its obligations under the merger agreement.

         Mutual Consent. The parties may terminate the merger agreement at any time before closing, whether before or after approval by Mountain West Bank's stockholders, by mutual consent.

         Impracticability. The parties may terminate the merger agreement if the party seeking termination, through its board of directors, has determined that the transaction has become inadvisable or impracticable by reason of litigation by the federal government or governments of Idaho or Montana to restrain or invalidate the merger.

         Mountain West Bank's Conditions Not Met. Glacier may terminate the merger agreement if, by March 31, 2000, any of Mountain West Bank's conditions to closing are not met. Among such conditions are:

         o Mountain West Bank's Tangible Equity Capital, determined in accordance with generally accepted accounting principles, must be at least $6.3 million;

         o Mountain West Bank's deposits, excluding certain deposits and certificates of deposit, must be at least $69 million;

         o there must have been no event that causes a Material Adverse Effect, as defined in the merger agreement, with respect to Mountain West Bank;

         o Mountain West Bank's financial condition must meet the criteria set forth in the merger agreement; and

         o the aggregate amount of cash to be paid by Glacier, for fractional shares and to holders of dissenting shares of Mountain West Bank common stock, must not exceed 10% of the merger purchase price.

         Glacier's Conditions Not Met. Mountain West Bank may terminate the merger agreement if, by March 31, 2000, any of Glacier's conditions to closing are not met. Among such conditions are:

         o there must have been no event that causes a Material Adverse Effect, as defined in the merger agreement, with respect to Glacier; and

         o Glacier must have complied with all terms, covenants and conditions of the merger agreement.

         Termination Fees. If Mountain West Bank terminates the merger agreement under certain circumstances, or Glacier terminates the merger agreement under certain circumstances due to Mountain West Bank's failure to comply with or satisfy certain conditions to closing, Mountain West Bank will pay Glacier a termination fee of $200,000. If Glacier terminates the merger agreement under certain circumstances, or Mountain West Bank terminates the merger agreement under certain circumstances due to Glacier's failure to comply with or satisfy certain conditions to closing, Glacier will pay Mountain West Bank a termination fee of $100,000.

         Allocation of Costs Upon Termination. If the merger agreement is terminated, Glacier and Mountain West Bank will each pay their own out-of-pocket expenses incurred in connection with the transaction and, except for any applicable termination or break-up fees, will have no other liability to the other party.

CONDUCT PENDING THE MERGER

         The merger agreement provides that, until the merger is effective, Mountain West Bank will conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings. The merger agreement also provides that, unless Glacier otherwise consents in writing, Mountain West Bank will refrain from engaging in various activities such as:

         o  effecting any stock split or other recapitalization;

         o  declaring or paying dividends or other distributions;

         o acquiring or disposing of assets or making with respect to assets material commitments outside the ordinary course of business;

         o with certain exceptions, soliciting or accepting deposit accounts of a different type than previously accepted by Mountain West Bank, or incurring any indebtedness in excess of $25,000;

         o acquiring real property without conducting an environmental evaluation;

         o with certain exceptions, entering into or terminating any contracts with a term of more than one year or that require Mountain West Bank to pay or owe more than $25,000;

         o selling investment securities if the aggregate gain realized would exceed $60,000, or transferring investment securities between portfolios;

         o  amending or materially changing its policies or procedures;

         o with certain exceptions, making capital expenditures in excess of $10,000 per project or $25,000 in the aggregate; and

         o entering into transactions or incurring any expenses that are not in the ordinary course of business.

MOUNTAIN WEST BANK MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Following the merger the Mountain West Bank board of directors will consist of Mountain West Bank's current directors, plus Michael Blodnick, who is the President and Chief Executive Officer of Glacier. Mountain West Bank's executive officers will remain unchanged following the merger.

         Although Mountain West Bank will be a wholly-owned subsidiary of Glacier after the merger, it will operate independently. In the merger agreement, Glacier and Mountain West Bank have agreed that:

         o Mountain West Bank will retain its current name for at least three years following the merger;

         o Assuming that Glacier remains "well-capitalized" under applicable banking regulations, Glacier will, within two years of the closing of the merger, and at Mountain West Bank's request, provide sufficient capital for Mountain West Bank to expand by two branches and to construct a permanent branch building in Boise, Idaho.

EMPLOYEE BENEFIT PLANS

         The merger agreement confirms Glacier's intention to allow Mountain West Bank's employees who continue as employees of Mountain West Bank after the merger to participate in certain Glacier employee benefit plans. Mountain West Bank's employee benefit plans will be terminated as soon as practical after the merger, and employee interests in those plans will be transferred or merged into Glacier's employee benefit plans.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Mountain West Bank's board of directors and management may be deemed to have interests in the merger, in addition to their interests as stockholders of Mountain West Bank generally. The Mountain West Bank board of directors was aware of these factors and considered them, among other things, in approving the merger agreement.

         Jon Hippler Employment Agreement. Glacier has ratified an employment agreement between Mountain West Bank and Jon W. Hippler, the President and Chief Executive Officer of Mountain West Bank. The employment agreement is for a term of three years, beginning on the merger effective date. Mr. Hippler's initial annual salary will be $125,000. Subsequent salary adjustments will be subject to Mountain West Bank's annual review of his compensation and performance. The agreement also provides for incentive compensation, as determined by the board of directors of Mountain West Bank and subject to ratification by Glacier's board of directors. The amount of any such incentive compensation, which would be based on Mr. Hippler's performance of his duties and the safety, soundness and profitability of Mountain West Bank, will be determined by the board of directors.

         The agreement provides that Glacier will use its best efforts to nominate and recommend Mr. Hippler for election to Glacier's board of directors.

         If Mountain West Bank terminates the employment agreement without cause (as defined in the agreement), or if Mr. Hippler terminates the agreement for good reason (as defined in the agreement), Mr. Hippler will be entitled to severance payments consisting of the compensation and other benefits to the end of the term of the employment agreement, to which he would have been entitled if his employment had not been terminated. If Mr. Hippler's employment is terminated in certain circumstances tied to a change in control of Mountain West Bank, Mr. Hippler will be entitled to a one-time payment equal to the amount of his annual salary at the time of termination, and the continuation of other employee benefits for one year following termination. Mr. Hippler is prohibited from competing with Mountain West Bank in Kootenai, Ada or Canyon counties in Idaho, or in any other counties in which Mountain West Bank or Glacier may have a presence, for a period equal to the longer of three years from the effective date of the merger or two years from termination of employment (or one year from termination, if Glacier does not offer comparable employment at the end of the three year term of the agreement).

         Employment Agreement for Other Officers. Prior to consummation of the merger, it is anticipated that Mountain West Bank will enter into 3-year employment agreements with four senior officers. The name, title and proposed annual salary of each such officer is as follows: Ronn Rich, Senior Vice President and Chief Financial Officer, $70,000; Diane Reed, Senior Vice President - Residential Lending, $125,000; Paula Smyly, Senior Vice President and Chief Credit Officer, $80,000; and Robert Beck, Vice President and Manager, $50,000 plus commissions. The executives will also be entitled to incentive compensation and other standard benefits.

         If Mountain West Bank terminates any of the employment agreements for Messrs. Rich and Beck, Ms. Smyly and Ms. Reed without cause (as defined in the agreement), or if the officer terminates the agreement for good reason (as defined in the agreement), such executive will be entitled to severance payments consisting of the compensation and other benefits to the end of the term of the employment agreement, to which he or she would have been entitled if his or her employment had not been terminated. Each executive is prohibited from competing with Mountain West Bank in Kootenai, Ada or Canyon counties in Idaho, or in any other counties in which Mountain West Bank or Glacier may have a presence, for a period equal to the lesser of three years from the effective date of the merger or two years from the officer's termination of employment.

         Indemnification of Directors and Officers. The merger agreement provides that Glacier will, for three years following the effective date of the merger, indemnify the present and former officers of Mountain West Bank against liabilities that may arise in the future, incurred in connection with claims or actions pertaining to matters that existed or occurred prior to the effective date of the merger. The scope of this indemnification will be to the same extent that such persons would have been entitled to indemnification under Idaho law or the articles of incorporation or bylaws of Mountain West Bank.

         Director Noncompetition Agreements. All members of Mountain West Bank's board of directors have entered into noncompetition agreements with Glacier. Except under certain limited circumstances, the noncompetition agreements prohibit directors of Mountain West Bank from competing with Glacier and/or Mountain West Bank in Kootenai, Ada and Canyon counties during the term beginning upon consummation of the merger and ending the later of (1) three years after closing of the merger or (2) one year after the director's service as a director of Mountain West is terminated if the director resigns or refuses to stand for reelection. If a director is removed without good cause or is not reelected as a director of Mountain West Bank, the term of the noncompetition agreement will be no more than be one year.

ACCOUNTING TREATMENT OF THE MERGER

         Glacier and Mountain West Bank anticipate that the merger will be accounted for as a "pooling of interests" for accounting purposes. Under this method of accounting, assets and liabilities of Mountain West Bank and Glacier are carried forward at their previously recorded amounts, and operating results of Mountain West Bank and Glacier will represent the combined results for periods before and after the merger. No recognition of goodwill arising from the merger is required of any party to the merger.

         Glacier's receipt of a letter from KPMG LLP, to the effect that they concur with management's understanding that the merger will qualify as a "pooling of interests" if consummated in accordance with the merger agreement, is a condition to the closing of the merger.

STOCK RESALES BY MOUNTAIN WEST BANK AFFILIATES

         The Glacier common stock to be issued in the merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of Mountain West Bank, who may be deemed to be "affiliates" of Mountain West Bank, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of Glacier common stock acquired in the merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to Glacier, under other applicable exemptions from the registration requirements of the 1933 Act. Glacier will obtain customary agreements with all Mountain West Bank directors, officers, and affiliates of Mountain West Bank, under which such persons will represent that they will not dispose of their shares of Glacier received in the merger or the shares of capital stock of Mountain West Bank or Glacier held by them before the merger, except in compliance with the 1933 Act and the rules and regulations promulgated under the 1933 Act. This prospectus/proxy statement does not cover any resales of the Glacier common stock received by affiliates of Mountain West Bank.

                      STOCK PRICE AND DIVIDEND INFORMATION

         GLACIER. Glacier common stock is quoted on the Nasdaq National Market under the symbol "GBCI." The following table sets forth for the periods indicated:

         o the high and low sale prices for Glacier common stock as reported on the Nasdaq National Market, and

         o  dividends per share on Glacier common stock.

         The per share information has been adjusted retroactively to reflect the 10% stock dividend paid in May 1999.

                                                                                    CASH
                                                     HIGH          LOW        DIVIDENDS DECLARED
                                                     ----          ---        ------------------
1997
First quarter..................................      $13.64        $12.81           $0.09
Second quarter.................................      $17.36        $12.60           $0.10
Third quarter..................................      $16.12        $14.46           $0.10
Fourth quarter.................................      $20.66        $15.40           $0.14

1998
First quarter..................................      $24.38        $19.21           $0.10
Second quarter.................................      $23.55        $21.90           $0.11
Third quarter..................................      $23.97        $20.72           $0.12
Fourth quarter.................................      $20.57        $17.16           $0.19

1999
First quarter..................................      $21.82        $17.05           $0.14
Second quarter.................................      $24.38        $17.27           $0.15
Third quarter..................................      $23.88        $15.25           $0.15
Fourth quarter (through ________, 1999)........

         At September 30, 1999, there were approximately 960 holders of record of Glacier common stock.

         MOUNTAIN WEST BANK. No broker makes a market in Mountain West Bank common stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Mountain West Bank common stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management of Mountain West Bank. Due to the limited information available, the following data may not accurately reflect the actual market value of Mountain West Bank common stock. The following data includes trades between individual investors, as reported to Mountain West Bank by its transfer agent, Davidson Trust Co.

                                          No. of Shares         No. of
                                       Reported as Traded    Transactions     High      Low
                                       ------------------    ------------     ----      ---
1997...............................         17,781                17         $12.75    $12.75
1998(1)............................        249,246                48         $20.00    $13.00
1999 (through 9/30/99).............         27,302                15         $23.00    $20.00

-----------------

(1) Mountain West Bank issued 150,000 shares of common stock in February 1998 at $13.00 per share.

         Mountain West Bank did not declare or pay a cash dividend in the period covered by the table above.

         At September 30, 1999, there were approximately 319 holders of record of Mountain West Bank common stock.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements give effect to the merger of Glacier and Mountain West Bank on a pooling-of-interests basis. The unaudited pro forma combined statements of income assume the merger was consummated as of the beginning of the first period presented.

         These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto to Glacier and Mountain West Bank included in this prospectus/proxy statement or incorporated by reference.

         The unaudited pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of the first period presented and should not be construed as representative of future operations.

PRO FORMA COMBINED STATEMENTS OF FINANCIAL CONDITION
AS OF SEPTEMBER 30, 1999
(Unaudited)

                                                                                                    Glacier/Mountain
                                                                           Mountain    Adjustments   West Pro Forma
(amounts in thousands)                                     Glacier          West         (Note 1)       Combined
----------------------                                    ---------        --------    -----------  ----------------
Assets
Cash on hand and in banks .........................       $  29,944          3,638                        33,582
Federal funds sold ................................             278              0                           278
Interest bearing cash deposits ....................           4,800          3,795                         8,595
                                                          ---------        -------        ------        --------
     Cash and cash equivalents ....................          35,022          7,433             0          42,455

Investments
     Investment securities, held-to-maturity ......               0            765                           765
     Investment securities, available-for-sale ....         188,726         15,569                       204,295
                                                          ---------        -------        ------        --------
         Total Investments ........................         188,726         16,334             0         205,060

Loans receivable ..................................         571,690         54,554                       626,244
Allowance for losses ..............................          (5,896)          (653)                       (6,549)
                                                          ---------        -------        ------        --------
         Total Loans, net .........................         565,794         53,901             0         619,695

Premises and equipment, net .......................          19,090          3,339                        22,429
Real estate and other assets owned ................             183              0                           183
Federal Home Loan Bank of Seattle stock, at cost ..          13,997            627                        14,624
Federal Reserve stock, at cost ....................           1,431              0                         1,431
Accrued interest receivable .......................           4,871            479                         5,350
Goodwill, net .....................................           2,432              0                         2,432
Other assets ......................................           3,710            771                         4,481
                                                          ---------        -------        ------        --------
         Total assets .............................       $ 835,256         82,884             0         918,140
                                                          =========        =======        ======        ========

Liabilities and stockholders' equity
Deposits - non-interest bearing ...................       $ 118,876         18,066                       136,942
Deposits - interest bearing .......................         383,905         57,660                       441,565
Advances from Federal Home Loan Bank of
  Seattle .........................................         193,942              0                       193,942
Securities sold under agreements to repurchase ....          43,771              0                        43,771
Other borrowed funds ..............................           7,769              0                         7,769
Accrued interest payable ..........................           2,992             45                         3,037
Current income taxes ..............................             178            118                           296
Other liabilities .................................           4,781            470                         5,251
Minority interest .................................             307              0                           307
                                                          ---------        -------        ------        --------
         Total liabilities ........................         756,521         76,359             0         832,880

Common stock, $.01 par value per share(1) .........              95          1,789        (1,780)            104
Paid-in capital ...................................          80,859          4,413         1,780          87,052
Retained earnings - substantially restricted ......           1,420            464                         1,884
Accumulated other comprehensive earnings ..........          (3,639)          (141)                       (3,780)
                                                          ---------        -------        ------        --------
     Total stockholders' equity ...................          78,735          6,525             0          85,260
                                                          ---------        -------        ------        --------
         Total liabilities and stockholders'
             equity ...............................       $ 835,256         82,884             0         918,140
                                                          =========        =======        ======        ========

Note 1 - Restates capital accounts to reflect $.01 per share stock value

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
(Unaudited)

                                                                                         Glacier/Mountain
                                                                             Mountain     West Pro forma
(amounts in thousands, except per share data)                 Glacier          West          Combined
---------------------------------------------                 -------        --------    ----------------
Interest income
  Loans .............................................         $34,513          3,396          37,909
  Investments and interest bearing deposits .........           7,986            829           8,815
                                                              -------         ------          ------
  Total interest income .............................          42,499          4,224          46,723

Interest expense
  Deposits ..........................................          10,274          1,421          11,695
  Borrowings ........................................           7,974             35           8,009
                                                              -------         ------          ------
  Total interest expense ............................          18,248          1,455          19,703

  Net interest income ...............................          24,251          2,769          27,020
Provision for loan losses ...........................           1,090            156           1,246
                                                              -------         ------          ------
  Net interest income after provision for loan
    losses ..........................................          23,161          2,613          25,774

Non-interest income
  Fees and service charges ..........................           7,423          1,402           8,825
  Net gains on sales of investments .................               4             17              21
  Other income ......................................             874            (51)            823
                                                              -------         ------          ------
  Total non-interest income .........................           8,301          1,369           9,670

Non-interest expense
  Employee compensation and benefits ................           9,167          1,464          10,631
  Occupancy & equipment .............................           2,348            708           3,056
  Other expense .....................................           5,941          1,399           7,340
  Minority interest .................................              36              0              36
                                                              -------         ------          ------
  Total non-interest expense ........................          17,492          3,571          21,063

Earnings before income taxes ........................          13,970            411          14,381
Federal and state income tax expense ................           4,910            148           5,058
                                                              -------         ------          ------

  Net earnings ......................................         $ 9,060            263           9,323
                                                              =======         ======          ======

Average common shares outstanding(1) ................           9,512            709          10,348
Basic net earnings per share of common stock(1) .....         $  0.95           0.37            0.90
Diluted net earnings per share of common stock(1) ...         $  0.94           0.35            0.89

(1)  Adjusted for stock splits and stock dividends

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
(Unaudited)

                                                                                       Glacier/Mountain
                                                                            Mountain    West Pro forma
(amounts in thousands, except per share data)                 Glacier         West         Combined
---------------------------------------------                 -------       --------   ----------------
Interest income
  Loans .............................................         $34,038         2,785         36,823
  Investments and interest bearing deposits .........           6,263           646          6,909
                                                              -------         -----         ------
  Total interest income .............................          40,301         3,430         43,731

Interest expense
  Deposits ..........................................          11,079         1,322         12,401
  Borrowings ........................................           6,802            47          6,849
                                                              -------         -----         ------
  Total interest expense ............................          17,881         1,369         19,250

  Net interest income ...............................          22,420         2,061         24,481
Provision for loan losses ...........................           1,094           142          1,236
                                                              -------         -----         ------
  Net interest income after provision for loan
    losses ..........................................          21,326         1,919         23,245

Non-interest income
  Fees and service charges ..........................           7,545           921          8,466
  Net gains on sales of investments .................              14             9             23
  Other income ......................................           1,475             1          1,476
                                                              -------         -----         ------
  Total non-interest income .........................           9,034           931          9,965

Non-interest expense
  Employee compensation and benefits ................           8,882           984          9,866
  Occupancy & equipment .............................           2,039           398          2,437
  Other expense .....................................           6,284           799          7,083
  Minority interest .................................             132             0            132
                                                              -------         -----         ------
  Total non-interest expense ........................          17,337         2,181         19,518

Earnings before income taxes ........................          13,023           669         13,692
Federal and state income tax expense ................           4,879           239          5,118
                                                              -------         -----         ------

  Net earnings ......................................         $ 8,144           430          8,574
                                                              =======         =====         ======

Average common shares outstanding(1) ................           9,260           678         10,061
Basic net earnings per share of common stock(1) .....         $  0.88          0.63           0.85
Diluted net earnings per share of common stock(1) ...         $  0.86          0.61           0.83

(1)  Adjusted for stock splits and stock dividends

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998
(Unaudited)

                                                                                       Glacier/Mountain
                                                                            Mountain    West Pro forma
(amounts in thousands, except per share data)                 Glacier         West         Combined
---------------------------------------------                 -------       --------   ----------------
Interest income
  Loans .............................................         $53,678         3,915         57,593
  Investments and interest bearing deposits .........             894           894
                                                              -------         -----         ------
  Total interest income .............................          53,678         4,808         58,486

Interest expense
  Deposits ..........................................          14,710         1,802         16,512
  Borrowings ........................................           8,840            63          8,903
                                                              -------         -----         ------
  Total interest expense ............................          23,550         1,865         25,415

  Net interest income ...............................          30,128         2,943         33,071
Provision for loan losses ...........................           1,532           202          1,734
                                                              -------         -----         ------
  Net interest income after provision for loan
    losses ..........................................          28,596         2,741         31,337

Non-interest income
  Fees and service charges ..........................          10,209         1,384         11,593
  Net gains on sales of investments .................              45             9             54
  Other income ......................................           1,748             1          1,749
                                                              -------         -----         ------
  Total non-interest income .........................          12,002         1,394         13,396

Non-interest expense
  Employee compensation and benefits ................          11,740         1,528         13,268
  Occupancy & equipment .............................           2,870           582          3,452
  Other expense .....................................           8,530         1,196          9,726
  Minority interest .................................             145             0            145
                                                              -------         -----         ------
  Total non-interest expense ........................          23,285         3,306         26,591

Earnings before income taxes ........................          17,313           829         18,142
Federal and state income tax expense ................           6,398           300          6,698
                                                              -------         -----         ------

  Net earnings ......................................         $10,915           529         11,444
                                                              =======         =====         ======

Average common shares outstanding(1) ................           9,304           685         10,112
Basic net earnings per share of common stock(1) .....         $  1.17          0.77           1.14
Diluted net earnings per share of common stock(1) ...         $  1.15          0.74           1.11

(1) Adjusted for stock splits and stock dividends

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997
(Unaudited)

                                                                                         Glacier/Mountain
                                                                             Mountain     West Pro forma
(amounts in thousands, except per share data)                 Glacier          West          Combined
---------------------------------------------                 -------        --------    ----------------
Interest income
  Loans .............................................         $42,412          3,190          45,602
  Investments and interest bearing deposits .........           9,274            448           9,722
                                                              -------         ------          ------
  Total interest income .............................          51,686          3,638          55,324

Interest expense
  Deposits ..........................................          13,911          1,445          15,356
  Borrowings ........................................           9,385             76           9,461
                                                              -------         ------          ------
  Total interest expense ............................          23,296          1,521          24,817

  Net interest income ...............................          28,390          2,117          30,507
Provision for loan losses ...........................             889            138           1,027
                                                              -------         ------          ------
  Net interest income after provision for loan
    losses ..........................................          27,501          1,979          29,480

Non-interest income
  Fees and service charges ..........................           8,922            842           9,764
  Net gains on sales of investments .................             197              0             197
  Other income ......................................           1,016             (5)          1,011
                                                              -------         ------          ------
  Total non-interest income .........................          10,135            837          10,972

Non-interest expense
  Employee compensation and benefits ................          11,233          1,015          12,248
  Occupancy & equipment .............................           2,482            610           3,092
  Other expense .....................................           7,504            678           8,182
  Minority interest .................................             208              0             208
                                                              -------         ------          ------
  Total non-interest expense ........................          21,427          2,303          23,730

Earnings before income taxes ........................          16,209            513          16,722
Federal and state income tax expense ................           5,973            197           6,170
                                                              -------         ------          ------

  Net earnings ......................................         $10,236            316          10,552
                                                              =======         ======          ======

Average common shares outstanding(1) ................           9,144            551           9,795
Basic net earnings per share of common stock(1) .....         $  1.13           0.57            1.09
Diluted net earnings per share of common stock(1) ...         $  1.11           0.56            1.07

(1)  Adjusted for stock splits and stock dividends

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1996
(Unaudited)

                                                                                         Glacier/Mountain
                                                                             Mountain     West Pro forma
(amounts in thousands, except per share data)                 Glacier          West          Combined
---------------------------------------------                 -------        --------    ----------------
Interest income
  Loans .............................................         $38,863          2,328          41,191
  Investments and interest bearing deposits .........           8,834            269           9,103
                                                              -------         ------          ------
  Total interest income .............................          47,697          2,597          50,294

Interest expense
  Deposits ..........................................          12,650          1,036          13,686
  Borrowings ........................................           8,776            103           8,879
                                                              -------         ------          ------
  Total interest expense ............................          21,426          1,139          22,565

  Net interest income ...............................          26,271          1,458          27,729
Provision for loan losses ...........................             949             74           1,023
                                                              -------         ------          ------
  Net interest income after provision for loan
    losses ..........................................          25,322          1,384          26,706

Non-interest income
  Fees and service charges ..........................           8,368            485           8,853
  Net gains on sales of investments .................             102              9             111
  Other income ......................................           1,355              1           1,356
                                                              -------         ------          ------
  Total non-interest income .........................           9,825            495          10,320

Non-interest expense
  Employee compensation and benefits ................          10,279            773          11,052
  Occupancy & equipment .............................           2,161            281           2,442
  Other expense .....................................           8,527            522           9,049
  Minority interest .................................             191              0             191
                                                              -------         ------          ------
  Total non-interest expense ........................          21,158          1,577          22,735

Earnings before income taxes ........................          13,989            302          14,291
Federal and state income tax expense ................           5,662            (65)          5,597
                                                              -------         ------          ------

  Net earnings ......................................         $ 8,327            367           8,694
                                                              =======         ======          ======

Average common shares outstanding(1) ................           8,924            551           9,575
Basic net earnings per share of common stock(1) .....         $  0.94           0.67            0.91
Diluted net earnings per share of common stock(1) ...         $  0.92           0.66            0.90

(1)  Adjusted for stock splits and stock dividends

                         INFORMATION CONCERNING GLACIER

GENERAL

         Glacier is a corporation organized under Delaware law, and a registered bank holding company. Glacier's principal office is located in Kalispell, Montana, and it presently has six bank subsidiaries. Glacier has long-standing roots in northwest Montana dating back to 1955, and owns:

         o all of the outstanding common stock of Glacier Bank, First Security Bank of Missoula, Valley Bank of Helena, and Big Sky Western Bank;

         o approximately 94% of the outstanding common stock of Glacier Bank of Whitefish; and

         o approximately 98% of the outstanding common stock of Glacier Bank of Eureka.

         Glacier offers a broad range of community banking services throughout its 26 banking offices located primarily in western Montana and Billings, Montana. The business of the Glacier subsidiary banks consists primarily of attracting deposit accounts from the general public and originating commercial, residential, and installment loans. The Glacier subsidiary banks' principal sources of income are interest on loans, loan origination fees, and interest and dividends on investment securities, while principal expenses consist of interest on savings deposits, FHLB advances, and repurchase agreements, as well as general and administrative expenses.

         Glacier's expansion plans include internally-generated growth from strategically-located existing branches, some selected new branch expansion and expansion into other areas of Montana and Idaho. In addition to limited de novo branching, Glacier's management strategy has also been to pursue attractive alliance opportunities with other well-run community banks such as the proposed transaction with Mountain West Bank, as well as other financial service related companies. Glacier has continued to invest significantly in management and other resources to support its expansion.

         Glacier was incorporated on March 24, 1998. It is the successor corporation of another company, also named "Glacier Bancorp, Inc." that was formed in 1990. That corporation is referred to in this discussion as "Original Glacier." Glacier merged with Original Glacier on July 8, 1998. In early 1998, Original Glacier discovered certain technical issues associated with its capital stock, including the existence of fewer authorized shares than Original Glacier had previously believed were available. Because these issues created uncertainty about the validity of certain outstanding shares of Original Glacier common stock, Original Glacier completed the merger with Glacier. This transaction was designed to cure the concerns regarding Original Glacier's common stock.

         Historical information regarding Glacier in this prospectus/proxy statement that refers to a date prior to July 8, 1998, and information regarding Glacier that is incorporated by reference to certain filings with the SEC, as described in "INFORMATION INCORPORATED BY REFERENCE," is information regarding Original Glacier.

         Financial and other information regarding Glacier, including information relating to Glacier's directors and executive officers, is set forth in the 1998 10-K, 1999 10-Qs, the 1999 Annual Meeting Proxy Statement and the Forms 8-K filed by Glacier (or Original Glacier) and incorporated by reference into this prospectus/proxy statement. See "INFORMATION INCORPORATED BY REFERENCE" and "WHERE YOU CAN FIND INFORMATION."

YEAR 2000 ISSUES

         The century date change for the year 2000 is a serious issue that may impact virtually every organization, including Glacier. Many software programs are not able to recognize the year 2000, since most programs and systems were designed to store calendar years in the 1900s by assuming the "19" and storing only the last two digits of the year. The problem is especially important to financial institutions since many transactions, such as interest accruals and payments, are date sensitive, and because Glacier and its subsidiary banks interact with numerous customers, vendors and third party service providers who must also address the year 2000 issue. The problem is not limited to computer systems. Year 2000 issues will also potentially affect every system that has an embedded microchip, such as automated teller machines, elevators and vaults.

         Glacier's State of Readiness

         Glacier and its subsidiary banks are committed to addressing these Year 2000 issues in a prompt and responsible manner, and they have dedicated the resources to do so. Management has completed an assessment of its automated systems and has implemented a program consistent with applicable regulatory guidelines, to complete all steps necessary to resolve identified issues. Glacier's compliance program has several phases, including (1) project management; (2) assessment; (3) testing; and (4) remediation and implementation.

         Project Management. Glacier has formed a Year 2000 compliance committee consisting of senior management and departmental representatives. The committee has met regularly since October 1997. A Year 2000 compliance plan was developed and regular meetings have been held to discuss the process, assign tasks, determine priorities and monitor progress. The committee regularly reports to Glacier's Board.

         Assessment. All of Glacier's and its subsidiary banks' computer equipment and mission-critical software programs have been identified. This phase is essentially complete. Glacier's primary software vendors were also assessed during this phase, and vendors who provide mission-critical software have been contacted. Glacier has obtained written certification from providers of material services that such providers are, or will be, Year 2000 compliant. Based upon its ongoing assessment of the readiness of its vendors, suppliers and service providers, Glacier has developed contingency plans addressing the most reasonably likely worst case scenarios. Glacier will continue to monitor and work with these vendors. Glacier has also identified, and are working with, the subsidiary banks' significant borrowers and funds providers to assess the extent to which they may be affected by Year 2000 issues.

         Testing. Updating and testing of the Glacier's and its subsidiary banks' automated systems has been completed.

         Estimated Costs to Address Glacier's Year 2000 Issues

         The total financial effect that Year 2000 issues will have on Glacier cannot be predicted with any certainty at this time. In fact, in spite of all efforts being made to rectify these problems, the success of Glacier's efforts will not be known until the year 2000 actually arrives. However, based on its assessment to date, Glacier does not believe that expenses related to meeting Year 2000 challenges will have a material effect on the operations or consolidated financial condition of Glacier. Year 2000 challenges facing vendors of mission-critical software and systems, and facing Glacier's customers, could have a material effect on the operations or consolidated financial condition of Glacier, to the extent such parties are materially affected by such challenges.

         Risks Related to Year 2000 Issues

         The year 2000 poses certain risks to Glacier and its subsidiary banks and their operations. Some of these risks are present because Glacier purchases technology and information systems applications from other parties who face Year 2000 challenges. Other risks are inherent in the business of banking or are risks faced by many companies. Although it is impossible to identify all possible risks that Glacier may face moving into the millennium, management has identified the following significant potential risks:

         Commercial banks may experience a contraction in their deposit base, if a significant amount of deposited funds are withdrawn by customers prior to the year 2000, and interest rates may increase as the millennium approaches. This potential deposit contraction could make it necessary for Glacier to change its sources of funding and could impact future earnings. Glacier established a contingency plan for addressing this situation, should it arise, into its asset and liability management policies. The plan includes maintaining the ability to borrow funds from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of Minneapolis. Significant demand for funds from other banks could reduce the amount of funds available for Glacier to borrow. If insufficient funds are available from these sources, Glacier may also sell investment securities or other liquid assets to meet liquidity needs.

         Glacier lends significant amounts to businesses in its marketing area. If these businesses are adversely affected by Year 2000 problems, their ability to repay loans could be impaired. This increased credit risk could adversely affect Glacier's financial performance. During the assessment phase of Glacier's Year 2000 program, each of Glacier's subsidiary banks' substantial borrowers were identified, and Glacier is working with such borrowers to ascertain their levels of exposure to Year 2000 problems. To the extent that Glacier is unable to assure itself of the Year 2000 readiness of such borrowers, it intends to apply additional risk assessment criteria to the indebtedness of such borrowers and make any necessary related adjustments to Glacier's provision for loan losses.

         Glacier and its subsidiary banks, like those of many other companies, can be adversely affected by the Year 2000 triggered failures of other companies upon whom Glacier and its subsidiary banks depend for the functioning of their automated systems. Accordingly, Glacier's and its subsidiary banks' operations could be materially affected, if the operations of mission-critical third party service providers are adversely affected. As described above, Glacier has identified its mission-critical vendors and is monitoring their Year 2000 compliance programs.

         Glacier's Contingency Plans

         Glacier has developed specific contingency plans related to Year 2000 issues. As Glacier and its subsidiary banks continue to monitor the readiness of vendors, service providers and substantial borrowers, appropriate contingency plans have been developed that address the most reasonably likely "worst case" scenarios. Certain circumstances, as described above in "Risks," may occur for which there are no completely satisfactory contingency plans.

                           FORWARD LOOKING STATEMENTS

         The discussion above regarding to the century date change for the year 2000 includes certain "forward looking statements" concerning the future operations of Glacier. Glacier desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 as they apply to forward looking statements. This statement is for the express purpose of availing Glacier of the protections of such safe harbor with respect to all "forward looking statements." Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include Glacier's success in identifying systems and programs that are not Year 2000 compliant; the possibility that systems modifications will not operate as intended; unexpected costs associated with remediation, including labor and consulting costs; the nature and amount of programming required to upgrade or replace the affected systems; the uncertainty associated with the impact of the century change on Glacier's customers, vendors and third-party service providers; and the economy generally.

                    INFORMATION CONCERNING MOUNTAIN WEST BANK

BUSINESS

         Mountain West Bank was organized on September 1, 1993 as a federal savings bank and converted to an Idaho state chartered bank on June 30, 1999. Mountain West Bank engages in commercial banking activities from its main office located in the community of Coeur d'Alene, Idaho, and branch facilities located in Post Falls, Hayden and Boise, Idaho. The bank was organized to address a perceived need for the services of a local community bank with commitment to personalized service. Mountain West Bank offers commercial banking services, primarily to small and medium-sized businesses, professionals, and retail customers, including commercial loans, consumer installments loans, residential and commercial real estate and construction loans, certificates of deposit, and checking and savings accounts.

         Mountain West Bank's deposit accounts are insured by the FDIC. As of March 31, 1999, Mountain West Bank had deposits of approximately $71 million and total assets of approximately $81 million. As of September 30, 1999, Mountain West Bank had approximately $74 million in deposits and approximately $83 million in total assets.

         Mountain West Bank is an independent bank owned by approximately 320 stockholders, primarily individuals, who are residents of the Coeur d'Alene community or have some association with the area. Mountain West Bank has no bank or non-bank subsidiaries.

         A substantial portion of Mountain West Bank's current management has been with the bank since its inception in 1993. Mountain West Bank has established a strong presence in commercial and residential real estate, small business, and installment loan markets in its area.

COMPETITION

         Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies, credit unions, and related industries offering bank-like products has intensified the competition for deposits and loans.

         Mountain West Bank's traditional competition for deposits comes from commercial banks. The few established credit unions collectively hold a minor share of the deposit and loan market. Mountain West Bank competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area.

         In competing for deposits, Mountain West Bank is subject to certain regulations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

         Mountain West Bank's competition for loans comes primarily from the same financial institutions with which Mountain West Bank competes for deposits. Mountain West Bank competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors which affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. Mountain West Bank engages in loan origination for residential loans which are sold to traditional secondary market investors which generates fee income while preserving liquidity.

         The offices of the larger banks have competitive advantages over Mountain West Bank in that they have a stronger presence and are able to maintain advertising and marketing activity on a much larger scale than Mountain West Bank can economically maintain. Because single borrower lending limits imposed by law are tied to the institution's capital, the branches or offices of larger institutions with substantial capital bases are also at an advantage with respect to loan applications for amounts in excess of Mountain West Bank's legal lending limit. This advantage has been mitigated somewhat by Mountain West Bank's network of over-line participants.

FACILITIES

         The principal offices of Mountain West Bank are located at the bank's main office at 125 Ironwood Dr., Coeur d'Alene, ID 83814. The Coeur d'Alene location houses employee offices, a lobby with five teller stations, a two-lane drive-up window, and an ATM. Mountain West Bank operates three branches located in Post Falls, Hayden and Boise, Idaho. The Post Falls and Hayden facilities are full service branches with teller stations, drive-up lanes, and a drive-up ATM. The Boise branch is operating in a temporary facility which does not have a drive-up window or ATM. Residential lending centers are located on the lower level of the Coeur d'Alene location and in the Boise office. Administrative offices are located in leased space in a building adjacent to the Coeur d'Alene main office.

COMPENSATION INFORMATION

         In the merger agreement, Glacier agrees that it will use its best efforts to nominate and recommend the election of Mr. Jon Hippler, President and Chief Executive Officer of Mountain West Bank, to Glacier's board of directors following the merger. See "THE MERGER--Interests of Certain Persons in the Merger." Mr. Hippler's annual compensation during fiscal year 1997 was $79,107 salary, a bonus of $12,000, and other annual compensation of $15,946 (includes medical insurance premiums and personal use of the company automobile.) In fiscal year 1998, Mr. Hippler's salary was $93,556, his bonus was $20,000 and he received $11,472 in other annual compensation. In fiscal year 1999, Mr. Hippler's salary was $111,056, his bonus was $15,000, and he received $15,946 in other annual compensation.

EMPLOYEES

         As of September 30, 1999, Mountain West Bank had 73 full-time-equivalent (67 full-time and 10 part-time) employees.

LEGAL PROCEEDINGS

         Mountain West Bank is from time to time a party to various legal proceedings arising in the ordinary course of the bank's business. Management believes that there is no threatened or pending proceedings against Mountain West Bank which, if determined adversely would have a material effect on its business or financial position.

        SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the beneficial ownership of Mountain West Bank common stock as of October 30, 1999 by (i) each person known to Mountain West Bank to own beneficially more than 5 percent of Mountain West Bank common stock; (ii) each current director and certain executive officers of Mountain West Bank; and (iii) all executive officers and directors of Mountain West Bank as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the Mountain West Bank common stock owned by them. Each of the following persons may be reached at the main office location of Mountain West Bank.

                    BENEFICIAL OWNER                    SHARES BENEFICIALLY OWNED     PERCENTAGE OF CLASS
                    ----------------                    -------------------------     -------------------
       Jon W. Hippler, Director, President
          & CEO                                                 31,605(1)                      3.81%
       David Chapman, Director                                  17,358(2)                      2.09%
       Bradley Dugdale, Director                                11,349(3)                      1.37%
       Marilyn Montgomery, Director                             13,549(4)                      1.63%
       James M. English, Director                                6,046(5)                       .73%
       Stephen F. Meyer, Director                               22,349(6)                      2.69%
       Charles R. Nipp, Director                                14,829(7)                      1.79%
       Doug Parker, Director                                    16,849(8)                      2.03%
       J. Michael Patano, Director                              15,162(9)                      1.83%
       Thomas K. Thilo, Director                                15,788(10)                     1.90%
       Diane E. Reed, Senior Vice President,
         Residential Real Estate Manager                         7,160(11)                      .86%
       All Executive Officers & Directors as a
         group                                                 202,406                        24.37%

-----------------------

(1) Includes 9,520 shares held directly, 730 shares owned by Mr. Hippler's children, and 21,355 shares subject to stock options.

(2) Includes 12,452 shares held directly, 877 shares owned by Mr. Chapman's children, and 4,029 shares subject to stock options.

(3) Includes 7,320 shares held directly and 4,029 shares subject to stock options.

(4) Includes 9,520 shares held directly and 4,029 shares subject to stock options.

(5) Includes 2,381 shares held directly and 3,665 shares subject to stock options.

(6) Includes 18,320 shares held directly and 4,029 shares subject to stock options.

(7) Includes 10,070 shares held directly, 730 shares owned by Mr. Nipp's children, and 4,029 shares subject to stock options.

(8) Includes 12,820 shares held directly, and 4,029 shares subject to stock options.

(9) Includes 10,402 shares held directly, 731 shares owned by Mr. Patano's children, and 4,029 shares subject to stock options.

(10) Includes 11,759 shares held directly and 4,029 shares subject to stock options.

(11)  Includes 7,160 shares subject to stock options.

          MOUNTAIN WEST BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Typically new branches incur substantial initial expenses, and net interest revenue builds over a period of time. The financial impact of the branches in Hayden, Post Falls, and Boise will be to incur more operating costs than revenue, until the new branches are able to accumulate substantial loan and deposit totals for the Bank. Consequently, the financial statements are not necessarily indicative of future financial condition or operating results. The revenues of the Bank are derived primarily from interest earned on loans and investments and from fees, service charges, and gains on the sale of loans. The operations of the Bank, and financial institutions generally, are influenced significantly by general economic conditions and by policies of its current primary regulators, the FDIC and the Idaho Department of Finance.

         This discussion contains some forward-looking statements. A forward-looking statement may contain words such as "will continue to be," "will be," "continue to," "expect to," "anticipates that," "to be," or "can impact." Management cautions that forward-looking statements are subject to risks and uncertainties that could cause the Bank's actual results to differ materially from those projected in forward-looking statements.

DISCUSSION AND ANALYSIS OF THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 1999

         FINANCIAL CONDITION-CASH FLOW ACTIVITIES. In the three months ended September 30, 1999 and 1998, the Bank disbursed for loans of all types $16,004,000 and $21,068,000, respectively. During the same periods, sales of loans amounted to $8,164,000 and $13,699,000, respectively, and principal payoffs and collections on loans accumulated to $7,627,000 and $2,535,000, respectively. The result of this activity was an increase in total loans receivable, including loans held for sale, for the period in 1999 of about $171,000, and $4,834,000 in 1998. During the period in 1999 interest rates were increasing, which reduced the volume of refinancing loans and related sales compared to the same period in 1998, when interest rates were decreasing.

         In the three months ended September 30, 1999 and 1998, deposits increased $5,108,000 and $3,208,000, respectively. The second quarter of the fiscal year is historically a season of growth in deposits, though some is temporary, caused by an increase in seasonal balances of larger commercial customers of the Bank.

         In the three month period in 1999 the excess of deposit growth over loan growth of $4,937,000 was used to purchase investments, reduce borrowing, and increase interest bearing cash equivalent balances. In the same period in 1998, the excess of loan growth over deposit growth of $1,626,000 was primarily funded by reducing cash equivalent balances, which were also used to reduce borrowing and to increase investments.

         RESULTS OF OPERATIONS. The Bank earned net income after income taxes of $103,000, or $.14 per basic share, or $.14 per diluted share, for the quarter year ended September 30, 1999, compared to net income after income taxes of $100,000, or $.14 per basic share, or $.14 per diluted share, for the same quarter year in 1998. For the six months ended September 30, 1999, the Bank earned net income after income taxes of $188,000, or $.26 per basic share, or $.25 per diluted share, compared to net income after income taxes of $286,000, or $.41 per basic share, or $.39 per diluted share, for the same period in 1998.

         The return on average assets for the quarter year and half year ended September 30, 1999, was .51% and .44%, compared to .56% and .83% for the same periods in the prior year. The return on average stockholders' equity was 6.40% and 5.84% for the quarter year and half year periods in 1999, compared to 6.54% and 9.50% for the same periods in 1998.

         Noninterest expenses were substantially higher in 1999 than in 1998, primarily because of deposit growth within existing facilities, the new branch in Boise, and upgraded computer and check-processing systems. The new branch and technology investments are expected to improve the profitability of the Bank in future years, assuming that anticipated growth in loans and deposits is achieved.

         NET INTEREST INCOME. The most significant component of earnings is net interest income, defined as the difference between interest income on earning assets, principally loans and investments, and interest expense on interest bearing liabilities, principally customer deposits and borrowings. Changes in net interest income result from changes in the volume, or dollar levels, of earning assets and interest bearing liabilities and from changes in the interest rate spread. Interest rate spread is the difference between the average yield on earning assets and the average cost on interest bearing liabilities.

         Before provisions for loan losses, the Bank reported net interest income of $1,003,000 and $758,000 for the quarters ended September 30, 1999 and 1998, respectively, and reported net interest income of $1,918,000 and $1,454,000 for the six months ended September 30, 1999 and 1998. The net interest margin, defined as net interest income divided by average earning assets, was 5.36% for the quarter in 1999 and 4.78% in 1998. For the six months ended September 30, 1999 and 1998, the net interest margins were 5.33% and 4.84%.

         Interest Income. Interest income increased $252,000 and $495,000, or about 20%, in the three months and six months ended September 30, 1999, compared to the equivalent periods in the prior fiscal year. Average earnings also increased approximately 20%. The average yield on earning assets at the end of the periods in 1999 was 7.85%, compared to 7.89% at the end of the periods in 1998.

         Interest Expense. Interest expense increased $7,000 and $31,000, or 1% and 3%, in the three and six months ended September 30, 1999, compared to the equivalent period in the prior fiscal year. Though average deposits increased approximately 18% from September 30, 1998, to September 30, 1999, the mix of deposits in 1999 continued to favor lower rate savings and checking products, contributing to a decline in the average cost of funds from 3.05% in September 1998 to 2.62% in September 1999. This had a positive effect on the net interest margin.

         RISK ELEMENTS-LOANS. The accrual of interest and amortization of net deferred loan fees generally will cease on any loan when either principal or interest becomes 90 days past due. Loans may be placed in nonaccrual status earlier if, in management's judgment, the loan may be uncollectible. The following table summarizes the principal balances of nonperforming assets, net of a specific allowance for loan loss of $50,000 at September 30, 1999.

                                                      SEPTEMBER 30, 1999      SEPTEMBER 30, 1998
                                                      ------------------      ------------------
Nonaccrual loans and loans overdue 90 days or
   more                                                     $53,000                      $0
Restructured loans                                         $217,000                 $59,000
Total nonperforming loans                                  $270,000                 $59,000
Real estate owned                                                 0                $107,000
Total nonperforming assets                                 $270,000                $166,000
Ratio of nonperforming loans to total loans                    .50%                    .12%
Ratio of nonperforming assets to total assets                  .33%                    .23%

         For loans on nonaccrual status at September 30, 1999, additional gross interest income of $2,200 and $3,300, respectively, would have been recorded during the three months and six months ended September 30, 1999, if such loans had been current in accordance with the original contractual terms. Interest income of nil and $1,200 was recorded during the periods cited in connection with such loans.

         A provision for loan losses, when determined necessary, is charged to operations based on management's evaluation of the probable losses that may occur in its loan portfolio. An evaluation of impaired loans, which may not be fully collectible, is based on the present value of expected future cash flows, discounted at the loan's effective interest rate or the estimated fair value, net of selling costs, of the underlying collateral. The Bank also provides for probable loan losses on loans that are currently performing based on historical and peer group loss experiences on various types of loans. These estimates can be affected by changes in the economic environment in Kootenai and Ada Counties, Idaho, and the resultant effect on real estate values. As a result of changing economic conditions, it is reasonably possible that the amount of the allowance for loan losses could change.

         Mountain West Bank recorded provisions for loan losses of $60,000 and $49,000, respectively, for the quarters ended September 30, 1999 and 1998, and $120,000 and $107,000 for the six months ended September 30, 1999 and 1998. In the quarter ended September 30, 1999, $50,000 of the provision for loan losses was used to establish a specific allowance for loan loss on a loan that was subsequently charged off in October 1999. Chargeoffs from the allowances for loan losses were nil and $2,000 for the three and six month periods ended September 30, 1999, compared to $36,000 and $42,000 for the comparable periods in 1998.

         The following table sets forth the allowances for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the dates indicated, and summarizes the percentage of gross loans in each category to total gross loans.

                                                SEPTEMBER 30,
                        -----------------------------------------------------------
                                1999                           1998
                        ----------------------------    ---------------------------
                                        LOANS IN                        LOANS IN
                                       CATEGORY AS                    CATEGORY AS
                                       A PERCENTAGE                   A PERCENTAGE
                         AMOUNT       OF TOTAL LOANS    AMOUNT       OF TOTAL LOANS
                         ------       --------------    ------       --------------
Classification:
  Mortgage              $100,000           36.75%      $ 99,000           43.04%
  Construction            32,000            9.03          9,000            6.51
  Commercial             338,000           33.89        230,000           29.79
  Consumer               133,000           20.33        102,000           20.66
                        --------          ------       --------          ------
                        $603,000          100.00%      $440,000          100.00%
                        ========          ======       ========          ======

         OTHER INCOME. The largest component of other income is the net gain on the sale of loans, which includes the recognition of net loan fees previously deferred and includes the premiums paid or the discounts deducted by the investor. If loans are sold with servicing released, then the payments for the value of future servicing are also included. In the three months and six months ended September 30, 1999, the Bank recorded $84,000 and $295,000 in net gains on the sale of loans, compared to $174,000 and $373,000, respectively, for the equivalent periods in the prior fiscal year. Though the volume of total residential lending and total SBA-guaranteed commercial lending was comparable in each period, in 1999 more of the lending was in portfolio loans and construction loans, and less in loans held for sale.

         Fees and charges included loan servicing fees, fees and service charges on deposits and various bank services, which have all increased as the size of the Bank has increased. In addition, the Bank has emphasized growth in basic checking accounts that carry lower balances, but do not receive interest. Besides adding to the Bank's service charge and fee income, the emphasis on noninterest checking accounts has also aided in increasing net interest margin, as noted above under the heading "Net Interest Income." However, it has also increased the frequency of overdrafts in checking accounts, resulting in an increase in operations losses. Correspondent bank charges and the cost of data processing are also increased by accounts characterized by a high volume of transactions relative to the size of the accounts. Over all management believes that the growth of noninterest checking accounts is beneficial to the Bank, now and in the future.

         Other income in September 1999 included $65,000 as an adjustment to the valuation allowance for mortgage servicing rights. Increasing interest rates in the market for residential real estate loans increased the value of loan servicing held by the Bank.

         OTHER EXPENSE. The Bank reported noninterest operating expenses of $1,177,000 and $2,359,000 for the three and six months ended September 30, 1999, compared to $880,000 and $1,548,000 for the three and six months ended September 30, 1998.

         Reasons for the increase include additional costs in compensation, data processing, supplies and other categories to handle the increased volume of transactions related to the increase in numbers and dollars of deposit totals.

         In addition the Bank has projects in progress that are adding to the expense totals. One is a continuing marketing program, which started in July 1998, to attract consumer checking accounts. This program was developed by a marketing consulting firm, which has used the same approach successfully with many other financial institutions across the nation. Another project is the new branch in Boise, opened in October 1998. In the last six months, payroll and other expenses for operating the new branch reached a total of approximately $420,000.

         The results for the periods ended September 30, 1999, do not include costs and expenses incurred by the Bank or owed or paid by Mountain West Bank to third parties in connection with the preparation, negotiation and execution of the Merger Agreement. Management anticipates that such transaction fees, expected to be $60,000 or less, will be recorded as expenses in the month that the transaction is closed or the agreement terminated.

         LIQUIDITY AND SOURCES OF FUNDS. The primary sources of cash for the Bank are customer deposits, loan sales, and advances from the Federal Home Loan Bank of Seattle (FHLB). The Bank uses cash to fund loans, purchase investments, and continue operations. A summary of activity for the three months ended September 30, 1999 and 1998, is provided above under the heading of "Financial Condition." Item 1, Statements of Cash Flow for the six months ended September 30, 1999, and 1998, provide similar information.

         It is the policy of the Bank to rely on core deposits, in contrast to volatile deposits, which are those with negotiated rates, or wholesale deposits, which are obtained through the assistance of third parties. The ratio of volatile deposits to total deposits at September 30, 1999, was 10.31% compared to 14.20% at September 30, 1998. The amount of wholesale deposits held by the Bank was negligible on both dates.

         The Bank has a total credit line with the FHLB, equal to 20% of the Bank's total assets. At September 30, 1999, there were no outstanding advances. At September 30, 1998, the total of outstanding advances was $1,000,000, which had a weighted average maturity of 14 months and a weighted average interest rate of 6.25%. The unused portion of the credit line as of September 30, 1999, was approximately $16,000,000.

         EXPENDITURES FOR OFFICE PROPERTIES AND EQUIPMENT. The Bank disbursed $60,000 and $241,000 for office properties and equipment during the three months ended September 30, 1999 and 1998, respectively, and disbursed $122,000 and $280,000 for the six month periods ending on the same dates. In the second quarter of fiscal 1998 the Bank was upgrading equipment and software in preparation for the conversion of the data processing system to a different service bureau.

         ASSET AND LIABILITY MANAGEMENT. Asset and liability management is principally about controlling interest rate risk, defined as the sensitivity of a bank's earnings and net asset value to changes in interest rates. The Board of Directors has adopted a policy to maintain Bank earnings and net asset value within self-imposed parameters over a range of possible interest rate environments. Prior to June 30, 1999, management tracked the success of this policy by using analysis reports available from the Office of Thrift Supervision, based on data supplied by the Bank on a regular quarterly basis to the OTS. The reports from the OTS provided results that were within the Bank's self-imposed parameters. Going forward as a commercial bank, the Bank expects to use the same consultants used by Glacier if the Merger Agreement is approved. If the Merger Agreement is not approved, then management expects to acquire software to measure compliance to Bank policy and to use as a tool in making decisions that affect interest rate risk.

         CAPITAL RESOURCES. At September 30 and March 31, 1999, the Bank had total stockholders' equity of $6,525,000 and $6,336,000, respectively, with corresponding ratios of equity to total assets of 7.87% and 7.84%, respectively. Management believes that the Bank has sufficient capital to support expected growth in existing facilities, including the Boise branch, for at least the next twelve months. Additional capital may be required if the Bank adds additional facilities or grows more rapidly than expected. The evaluation of the adequacy of capital is an ongoing process.

         The Bank is in compliance with all applicable regulatory capital requirements.

         YEAR 2000 ISSUES. The "Year 2000 problem" arose because many existing computer programs use only the last two digits to refer to a new year. Therefore the computer, or a device with a computer chip in it, must properly interpret the century related to a date entry. If the wrong logic is used, the computer could fail or provide erroneous results.

         The Bank utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Bank's third party data processing vendor and purchased software which is run on in-house computer networks. The Bank also relies upon other banking organizations and vendors to process checks and electronic transactions. The term information technology ("IT") is sometimes used to describe those systems. As with any business, the Bank also depends on other businesses to provide products and services, such as security, heating, telephone and electricity. These non-IT systems may have embedded technology such as microcontrollers, which may be affected by Year 2000 problems.

         This discussion contains some forward-looking statements. A forward-looking statement may contain words such as "will continue to be," "will be," "continue to," "expect to," "anticipates that," "to be," or "can impact." Management cautions that forward-looking statements are subject to risks and uncertainties that could cause the Bank's actual results to differ materially from those projected in forward-looking statements.

         The State of Readiness. The Bank has divided the work of preparing for Year 2000 into phases, and further subdivided the phases into specific tasks to complete. A Senior Management Committee consisting of the President, the VP Operations, the SVP/Chief Financial Officer, and the Systems Manager, direct the Bank's Year 2000 compliance efforts. A Steering Committee comprised of members of the Board of Directors reviews management efforts and reports to the Board of Directors as necessary. The following table summarizes the phases and the dates of completion.

        PROJECT PHASE              % COMPLETED          TIMETABLE TO COMPLETE
        Awareness                      100                   October 31, 1998
        Assessment                     100                   October 31, 1998
        Renovation                     100                   October 31, 1998
        Validation                     100                     March 31, 1999
        Implementation                 100                      June 30, 1999
        Overall                        100                      June 30, 1999

         The Bank has now completed all phases. However, management intends to continue monitoring Year 2000 readiness and to improve contingency plans.

         The Awareness Phase consisted primarily of identifying key systems and relationships and of establishing a project team to analyze risks and to keep staff and customers informed about the issues. The initial effort in this Phase is complete, but this type of work is ongoing.

         The Assessment Phase consisted of a detailed review of hardware, software, and other equipment that use embedded technology, both IT and non-IT systems. The tasks included: (1) obtaining progress statements from manufacturers and vendors, (2) establishing a budget for remediation, and (3) establishing a plan to test the solutions of the more important systems and interfaces between systems. Though this Phase is considered complete, the Bank expects to continue to monitor the progress of vendors.

         In the Renovation Phase, the Bank used the information from the Assessment Phase to determine whether corrective action was necessary or whether contingency plans needed to be established.

         Validation included testing of the more important systems, interfaces, and contingency plans. In the Implementation Phase the Bank concluded that all vendor solutions to the Year 2000 were in use by the users of the systems and found to be acceptable.

Estimated Costs. The following table sets forth the Bank's estimated costs for the Year 2000 Project and actual disbursements assigned to the Project as of October 22, 1999. The disbursements do not include the hours devoted to the Project by Bank staff. However, the Bank engaged temporary help to assist with the Project and to do normal tasks displaced by the Project. Approximately $39,000 of the amounts indicated as actual disbursements were classified as expenses in the prior fiscal year. The estimates provided are subject to revision.

DESCRIPTION                                  $ ESTIMATE        $ TO-DATE ACTUAL
Software Upgrades                              12,000               12,500
Consultants                                     9,000                8,800
Legal                                           2,000                  800
Communications with customers                   5,000                3,000
Temporary staffing                             13,000               11,000
Board Steering Committee fees                   3,000                3,200
     Totals                                    44,000               39,300

         The Risks of the Company's Year 2000 Issues. While there can be no assurances, the results of the Bank's assessment of information gathered so far indicate that all systems and interfaces with systems, whether traditionally classified under the heading of information technology or not, are anticipated to be operational. Consequently, as of September 30, 1999, the Bank is preparing primarily for these risks: (1) localized failure for temporary periods of utilities, transportation, or communications, (2) temporary failure, in whole or in part, of the Bank's primary data processing vendor, and (3) liquidity problems, caused by large cash withdrawals or by reductions in balances on deposit. The Bank has developed contingency plans to address each of the named risks, even though the probability of failure seems very low at this point for the first two. The risk of liquidity problems is partially affected by the public's perception of whether there are going to be disruptions caused by the date change. Therefore the Bank has arranged for alternative sources of cash and funds to replace possible withdrawals.

         Contingency Plans. The Bank has identified minimum acceptable levels of service for its core business activities, and has agreed on strategies to maintain services during disasters of the type described in the "Risks" paragraph. The staff of the Bank has tested detailed contingency plans believed adequate to implement the strategies. While management believes that the Bank has developed effective contingency plans to address most reasonably likely worst case Year 2000 scenarios, there can be no assurance that the contingency plans will be effective, or that the real risks will be correctly identified.

DISCUSSION AND ANALYSIS OF THE FISCAL YEARS ENDED MARCH 31, 1999 AND 1998

         FINANCIAL CONDITION-CASH FLOW ACTIVITY. In the twelve months ended March 31, 1999 and 1998, the Bank originated or brokered to other financial institutions $111,277,000 and $72,361,000, respectively, for loans of all types, with the increase primarily attributable to refinancing of residential real estate loans and to the addition of the Boise branch. Because construction loans and lines of credit are often not fully utilized, actual disbursements for loans of all types were $78,619,000 and $60,052,000, respectively. During the same periods, sales of loans and participations amounted to $58,210,000 and $38,535,000, respectively, and principal payoffs and collections on loans accumulated to $8,329,000 and $13,493,000, respectively. The result of this activity was an increase in total loans receivable, including loans held for sale, for the period in 1999 of $13,418,000, and $8,385,000 in 1998.

         In the twelve months ended March 31, 1999 and 1998, deposits increased $12,918,000 and $19,918,000, respectively. Management believes that the increase in deposits between years is attributable to the favorable market for community banks and to the opening of the Boise branch.

         The Bank spent $832,000 in the fiscal year ended March 31, 1999, for leasehold improvements, equipment, furniture, and software, including $326,000 to establish the Boise branch in a rented modular facility on leased land. Disbursements also included $441,000 to equip and furnish an additional 2,900 square feet of rented office space at the headquarters location, including an operations center. The operations center converted the computer system to a new data processing center during the year, and established a proof of deposit operation to more efficiently handle the growing volume of deposit items. In the fiscal year ended March 31, 1998, the Bank disbursed $167,000 for equipment, furniture, and software at all branches.

         Management anticipates that disbursements for capital assets in the fiscal year ending March 31, 2000, are expected to range from $100,000 to $1,000,000, depending on whether the Bank decides to open a new location.

         AVERAGE BALANCE SHEET. The following table sets forth, for the periods indicated, information with regard to average balances of interest-earning assets and interest-bearing liabilities, the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, and net interest margin. The method of calculation of average balances would include nonaccrual loans, if any.

                                                                 FISCAL YEARS ENDED MARCH 31,
                                 ------------------------------------------------------------------------------------------
                                                    1999                                            1998
                                 ------------------------------------------      ------------------------------------------
                                                   INTEREST        AVERAGE                         INTEREST        AVERAGE
                                   AVERAGE          EARNED         YIELD OR        AVERAGE          EARNED         YIELD OR
                                   BALANCE         OR PAID         COST(1)         BALANCE         OR PAID         COST(1)
                                   -------         -------         --------        -------         -------         --------
Interest-earning assets:
  Loans                          $48,231,282     $ 4,123,796         8.55%       $38,096,492     $ 3,376,508         8.86%
  Investments and cash
   equivalents                    16,957,482         983,507         5.80          9,194,934         549,801         5.98
                                 -----------     -----------         ----        -----------     -----------         ----
    Total interest-earning
      assets                     $65,188,764     $ 5,107,303         7.83%       $47,291,426     $ 3,926,309         8.30%
                                 ===========     ===========         ====        ===========     ===========         ====

Interest-bearing liabilities:
  Certificates of deposit         17,795,943         893,156         5.02         14,999,586         807,934         5.39
  Deposit accounts(3)             45,613,544         964,457         2.11         31,711,682         749,035         2.36
                                 -----------     -----------         ----        -----------     -----------         ----
    Total deposit accounts        63,409,487       1,857,613         2.93         46,711,268       1,556,969         3.33

FHLB Seattle advances              1,000,000          62,626         6.26          1,156,556          72,095         6.23
                                 -----------     -----------         ----        -----------     -----------         ----
    Total interest-bearing
      liabilities                $64,409,487     $ 1,920,239         2.98%       $47,867,824     $ 1,629,064         3.40%
                                 ===========     ===========         ====        ===========     ===========         ====

Net interest income                              $ 3,187,064                                     $ 2,297,245
                                                 ===========                                     ===========

Net interest spread                                                  4.85%                                           4.90%
                                                                     ====                                            ====

Net interest margin                                                  4.89%                                           4.86%
                                                                     ====                                            ====

Return on assets (net
  income divided by
  average total assets)                                               .62%                                            .93%
                                                                      ===                                             ===

Return on equity (net
  income divided by
  average equity)                                                    7.49%                                          12.89%
                                                                     ====                                           =====

Dividend payment ratio(2)                                            0.00%                                           0.00%
                                                                     ====                                            ====

Equity to assets ratio
  (average equity dividend
  by avg. total assets)                                              8.28%                                           7.18%
                                                                     ====                                            ====

-----------------------

(1) The yield information for the available-for-sale portfolio does not give effect to changes in fair value that are reflected as a component of Shareholders' equity.

(2) Defined as dividends declared per share divided by net income per share. No cash dividends were paid during the years ended March 31, 1999 and 1998.

(3)   Deposits include non-interest-bearing checking accounts.

         INVESTMENTS AND MORTGAGE-BACKED SECURITIES. Mountain West Bank invests primarily in mortgage-backed securities issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and the Government National Mortgage Association, U.S. agency obligations and stock in the Federal Home Loan Bank of Seattle ("FHLB"). Such investments provide the Bank with liquidity, a source of interest income and collateral which can be used to secure borrowings. Since its inception, the Bank has invested in investment-grade securities; it does not invest in high-yield, below investment-grade securities.

         The following table provides the amortized cost, maturities and weighted-average yields of the Bank's portfolio at March 31, 1999.

                                                                                 MATURITY
                                              --------------------------------------------------------------------------------
                                              LESS THAN        ONE TO           FIVE TO            OVER
                                               ONE YEAR      FIVE YEARS        TEN YEARS         TEN YEARS            TOTAL
                                              ---------      ----------        ----------        ----------        -----------
Available-for-sale:
  U.S. government and agency obligations:
    Balance                                     $   0        $1,500,000        $3,988,670        $  393,563        $5,882,233
    Weighted-average yield                       0.00%             5.63%             6.37%             5.50%             6.12%
  Mortgage-backed securities:
    Balance                                         0         1,766,894         1,610,565         3,582,777         6,960,236
    Weighted-average yield                       0.00%             5.85%             5.78%             6.35%             6.09%

Held-to-maturity:
  U.S. government and agency obligations:
    Balance                                         0           499,835                 0                 0            499,835
    Weighted-average yield                       0.00%             6.51%             0.00%             0.00%              6.51%
  Mortgage-backed securities:
    Balance                                         0                 0                 0           279,597            279,597
    Weighted-average yield                       0.00%             0.00%             0.00%             6.65%              6.65%

Restricted:
  FHLB stock:
    Balance                                         0                 0                 0           604,600            604,600
    Weighted-average yield                       0.00%             0.00%             0.00%             7.50%              7.50%
                                                -----        ----------        ----------        ----------        -----------

Total carrying value                            $   0        $3,766,729        $5,599,235        $4,860,537        $14,266,501
                                                =====        ==========        ==========        ==========        ===========

Total average yield                              0.00%             5.85%             6.20%             6.44%              6.19%
                                                =====        ==========        ==========        ==========        ===========

NOTE: Mortgage-backed securities and U.S. government and agency securities are classified in periods according to contractual maturities. The weighted-average yield for FHLB stock is based upon dividends received for the fiscal year ended March 31, 1999. There were no reportable investments that exceeded 10% of stockholders' equity as of March 31, 1999.

         LENDING ACTIVITIES. The Bank focuses on small commercial loans and loans to consumers with a particular concentration on making loans secured by residential real estate. Management has developed policies and procedures that will enable the Bank to generate the volume of loans necessary to meet its business objectives. Such policies and procedures also help the Bank maintain asset quality standards. Note 2 to the Financial Statements provides the components of loans receivable for the fiscal years ended March 31, 1999 and 1998. The following table sets forth information on loan origination, purchase and sale activities for the periods indicated. Loan originations do not include loan applications that are processed by the Bank, but referred to an investor before closing, which amounted to $2,454,200 and $1,744,000 for the years ended March 31, 1999 and 1998, respectively. Dollars in the table are in thousands.

                                            FISCAL YEAR ENDED            FISCAL YEAR ENDED
                                              MARCH 31, 1999              MARCH 31, 1998
                                           -------------------          ------------------
                                            AMOUNT        %             AMOUNT        %
                                            ------       -----          ------       -----
Mortgage--permanent:
   1-4 family residential                  $ 59,752      54.91          $45,308      64.16
   Multifamily residential                        0       0.00                0       0.00
   Commercial & Land                          6,914       6.35            2,393       3.39
Mortgage--construction:
   1-4 family residential                    16,066      14.76           11,377      16.11
   Multifamily residential                        0       0.00                0       0.00
   Commercial                                     0       0.00            2,537       3.59
Non-mortgage:
   Consumer                                   3,434       3.16            2,373       3.36
   Business                                  22,657      20.82            6,628       9.39
Total loans originated                     $108,823     100.00          $70,616     100.00

Loans purchased                                 431                           0

Loans sold                                 $ 57,313                     $38,073

         LOAN PORTFOLIO. The following table sets forth the composition of Mountain West Bank's loan portfolio, not including loans held for sale, by type of loan for the dates indicated:

                                                             MARCH 31,
                                        -----------------------------------------------------
                                                   1999                         1998
                                        -----------------------      ------------------------
                                          AMOUNT           %           AMOUNT            %
                                        -----------      ------      -----------       ------
Mortgage                                $16,406,182       32.30      $18,735,599        49.02
Construction                              3,713,805        7.31        2,329,876         6.10
Commercial                               21,490,643       42.31        9,293,872        24.32
Consumer                                  9,186,144       18.08        7,862,804        20.56
                                        -----------      ------      -----------       ------

  Total loans receivable                 50,796,774      100.00       38,222,151       100.00
                                                         ======                        ======

Deferred loan fees, net                     (63,657)                     (23,946)
Allowance for loss                         (535,000)                    (375,000)
                                        ------------                 ------------

Loans receivable, net                   $50,198,117                  $37,823,205
                                        ===========                  ===========

         MATURITY OF LOANS. The following table stratifies the Bank's loan portfolio at March 31, 1999, by stated maturity.

                                       BALANCE
                                     OUTSTANDING        MATURING IN FISCAL YEARS ENDED MARCH 31,
                                    MAR. 31, 1999        2000           2001-2004       THEREAFTER
                                    -------------        ----           ---------       ----------
Mortgage                             $16,406,182      $         0      $         0      $16,406,182
Construction                           3,713,805        3,637,326           76,479                0
Commercial                            21,490,643        6,942,344       11,363,119        3,185,180
Consumer                               9,186,144          565,445        2,860,372        5,760,327
                                     -----------      -----------      -----------      -----------
   Total loans receivable            $50,796,774      $11,145,115      $14,299,970      $25,351,689

Loans at adjustable rates            $27,416,465      $ 6,629,261      $ 7,904,857      $12,882,347
Loans at fixed rates                  23,380,309        4,515,854        6,395,113       12,469,342
                                     -----------      -----------      -----------      -----------
   Total loans receivable            $50,796,774      $11,145,115      $14,299,970      $25,351,689
                                     ===========      ===========      ===========      ===========

         RESULTS OF OPERATIONS. The Bank recorded net income of $460,000, $.65 per basic share, or $.62 per diluted share for the year ended March 31, 1999, compared to the prior year net income of $501,000, $.88 per basic share, or $.86 per diluted share. The return on average assets for fiscal 1999 was .61%, compared to .93% for fiscal 1998. The return on shareholders' equity was 7.36% for fiscal 1999, compared to 12.89% for fiscal 1998. In fiscal 1999 the net expense of opening and operating the new branch in Boise was the major reason for the difference in performance, though contributing factors were the expense of a new marketing program to attract personal checking accounts and the expense of converting the Bank to the proof of deposit method of handling deposits. Management estimates that, without the costs of these business development projects, net income would have been about $775,000, or $1.10 per basic share, an increase of approximately 25% over the results for the prior year.

         NET INTEREST INCOME.

         Overview. The most significant component of earnings is net interest income, defined as the difference between interest income on earning assets, principally loans and investments, and interest expense on interest bearing liabilities, principally customer deposits and Bank borrowing. Changes in net interest income result from changes in the volume, or dollar levels, of earning assets and interest bearing liabilities and from changes in the interest rate spread. Interest rate spread is the difference between the average yield on earning assets and the average cost on interest bearing liabilities.

         Before provisions for loan losses, the Bank reported net interest income of $3,187,000 and $2,297,000 for the years ended March 31, 1999 and 1998, respectively. The increase is directly attributable to an increase in net earning assets. The net interest margin, defined as net interest income divided by average earning assets, was 4.89% for fiscal year 1999 and 4.86% for fiscal year 1998. The net interest margin improved slightly despite a decline in interest rates during fiscal year 1999.

         Interest Income. Interest income in fiscal year 1999, compared to fiscal year 1998, increased $1,181,000 as the size of the loan portfolio increased and the mix of loans changed to include higher yielding commercial and consumer loans. Economic conditions were generally causing lower interest rates during fiscal year 1999. The continued shift in the mix of the loan portfolio toward commercial and consumer loans helped partially offset the general trend toward lower loan rates, though the average yield on loans declined from 8.86% in fiscal year 1998 to 8.55% in fiscal year 1999. Growth in deposits exceeded growth in loans during fiscal year 1999. The excess was invested in investments and in interest bearing bank accounts with relatively short terms, resulting in a reduction in the average yield on investments and cash equivalents from 5.98% in fiscal year 1998 to 5.80% in fiscal year 1999. The average yield on all interest earning assets declined from 8.30% in fiscal year 1998 to 7.83% in fiscal year 1999.

         Interest Expense. During fiscal year 1999, the average balance of total deposits increased $16,698,000, and the average balance of Federal Home Loan Bank ("FHLB") advances decreased $157,000. As a result interest expense for fiscal year 1999 increased $291,000 over the result for fiscal year 1998. The average cost of deposits declined from 3.33% to 2.93%, primarily because a substantial portion of the growth in deposits was in lower rate savings and checking products, rather than in certificates of deposit. The average cost of borrowing increased from 6.23% to 6.26% as deposit growth was used to pay off shorter term lower cost FHLB advances. Overall the average cost of interest bearing liabilities declined from 3.40% in fiscal year 1998 to 2.98% in fiscal year 1999.

         Variance Analysis. The following table illustrates the changes in Mountain West Bank's net interest income due to changes in volume (change in volume multiplied by initial rate), changes in interest rate (change in rate multiplied by initial volume) and changes in rate/volume (change in rate multiplied by change in average volume) for the periods indicated.

                                                                FISCAL YEAR 1999 V. FISCAL YEAR 1998
                                                                    INCREASE (DECREASE) DUE TO:
                                                     --------------------------------------------------------
                                                                                       RATE/
                                                       VOLUME           RATE          VOLUME         TOTAL
                                                       ------           ----          ------         -----
Interest income on:
  Loans                                              $  898,251      $(119,241)      $(31,722)     $  747,288
  Investments and cash equivalents                      464,153        (16,509)       (13,938)        433,706
                                                     ----------      ----------      ---------     ----------
    Total interest income                             1,362,404       (135,750)       (45,659)      1,180,994
                                                     ----------      ----------      ---------     ----------
Deposits and certificates of deposits:
  Certificates of deposit                               150,622        (55,123)       (10,276)         85,223
  Deposit accounts                                      328,365        (78,521)       (34,422)        215,421
                                                     ----------      ----------      ---------     ----------
    Total deposits and checking accounts                478,987       (133,644)       (44,699)        300,644
                                                     ----------      ----------      ---------     ----------

FHLB Seattle advances                                    (9,759)           335            (45)         (9,469)
                                                     -----------     ---------       ---------     -----------

Total interest expense                                  469,228       (133,308)       (44,744)        291,175
                                                     ----------      ----------      ---------     ----------

Net interest income                                  $  893,176      $  (2,442)      $   (915)     $  889,819
                                                     ==========      ==========      =========     ==========

         RISK ELEMENTS-LOANS. The accrual of interest and amortization of net deferred loan fees generally will cease on any loan when either principal or interest becomes 90 days past due. Loans may be placed in nonaccrual status earlier if, in management's judgment, the loan may be uncollectible. The following table summarizes the principal balances of nonperforming assets, net of a specific allowance for loan loss of $5,243 at March 31, 1998.

         For loans on nonaccrual status at March 31, 1998, additional gross interest income of $2,500 would have been recorded during the year ended March 31, 1998, if such loans had been current in accordance with the original contractual terms. Interest income of $24,000 was recorded during the year ended March 31, 1998, in connection with such loans.

                                                     MARCH 31,      MARCH 31,
                                                       1999           1998
                                                     ---------      ---------
Nonaccrual loans and loans overdue 90 days or
  more                                               $  4,645       $ 77,612
Restructured loans                                    205,437        222,471
Total nonperforming loans                            $210,082       $300,083
Real estate owned                                           0        106,912
Total nonperforming assets                           $210,082       $406,995
Ratio of nonperforming loans to total loans               .42%           .79%
Ratio of nonperforming assets to total assets             .26%           .61%

         A provision for loan losses, when determined necessary, is charged to operations based on management's evaluation of the probable losses that may occur in its loan portfolio. An evaluation of impaired loans, which may not be fully collectible, is based on the present value of expected future cash flows, discounted at the loan's effective interest rate or the estimated fair value, net of selling costs, of the underlying collateral. The Bank also provides for probable loan losses on loans that are currently performing based on historical and peer group loss experiences on various types of loans. These estimates can be affected by changes in the economic environment in Kootenai and Ada Counties, Idaho, and the resultant effect on real estate values. As a result of changing economic conditions, it is reasonably possible that the amount of the allowance for loan losses could change.

         Mountain West Bank recorded provisions for loan losses of $203,000 and $163,000 for the twelve months ended March 31, 1999 and 1998, respectively. The Bank increased the provision for loan losses in anticipation of potentially higher levels of loss from its expanded business banking and consumer lending activities. Management anticipates that its provisions for loan losses will increase in the future as the Bank continues to increase the portfolio of higher yielding, higher risk loans.

         During the fiscal year ended March 31, 1999, $43,318 was charged to the loan loss allowance, and there were no recoveries of loans. During the fiscal year ended March 31, 1998, $6,940 was charged to the loan loss allowance, and there were no recoveries of loans.

         The following table sets forth the allowances for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the dates indicated, and summarizes the percentage of gross loans in each category to total gross loans.

                                                 MARCH 31,
                        --------------------------------------------------------
                                1999                          1998
                        --------------------------------------------------------
                                      LOANS IN                      LOANS IN
                                     CATEGORY AS                   CATEGORY AS
                                     A PERCENTAGE                  A PERCENTAGE
                         AMOUNT     OF TOTAL LOANS     AMOUNT     OF TOTAL LOANS
                         ------     --------------     ------     --------------
Classification:
  Mortgage              $ 86,110        32.30%        $ 97,294        49.02%
  Construction            18,605         7.31           21,072         6.10
  Commercial             323,446        42.31          177,709        24.32
  Consumer               106,839        18.08           78,925        20.56
                        --------       ------         --------       ------

                        $535,000       100.00%        $375,000       100.00%
                        ========       ======         ========       ======

         OTHER INCOME. The largest component of other income is the net gain on the sale of loans, which includes the recognition of net loan fees previously deferred and includes the premiums paid or the discounts deducted by the investor. If loans are sold with servicing released, then the payments for the value of future servicing are also included. In the twelve months ended March 31, 1999 and 1998, the Bank recorded $897,000 and $480,000, respectively, in net gains on the sale of loans. The increase parallels a 33% increase in residential loans originated, and an increase from $155,000 to $299,000 in the gain on sale of participations in SBA-guaranteed loans.

         Other fees and charges included loan servicing fees, service charges on deposits and various bank services, which have all increased as the size of the Bank has increased and as the mix of deposits has changed to include more checking accounts. See Note 6 to the Financial Statements. The Bank implemented a marketing program in July 1998 to continue the momentum in increasing checking accounts. The program was developed by a marketing consulting firm, which has used the same approach successfully with many other financial institutions across the nation. Employee compensation, operations losses, correspondent bank charges and the cost of data processing are increased by accounts characterized by a high volume of transactions relative to the size of the accounts. To compensate for the additional expenses, fee income for overdrafts was $333,000 for the year ended March 31, 1999, compared to $158,000 for the year ended March 31, 1998.

         OPERATING EXPENSES. The Bank reported noninterest operating expenses of $3,885,000 and $2,282,000 for fiscal years ended March 31, 1999 and 1998, respectively. Note 12 to the Financial Statements provides additional detail on the components of noninterest expense.

         Reasons for the increase included: (1) additional costs in compensation, data processing, supplies and other categories to handle the increased volume of transactions related to the increase in deposit totals, and
(2) additional compensation related to the increase in the volume of loans. In addition, in fiscal year 1999 the Bank had several special projects in progress that added to the expense totals. One project was the continuing marketing program to attract consumer checking accounts. The Bank spent approximately $190,000 in the last nine months of fiscal 1999 for direct marketing and customer gifts. Another project was establishing the new branch in Boise. In the last nine months of fiscal 1999, payroll and other expenses for establishing and operating the new branch reached a total of approximately $470,000. Management has also been preparing for the Year 2000, described in the section, "Year 2000 Issues." Finally, the Bank converted to a different data processing service bureau on October 23, 1998. Coinciding with the conversion, the Bank changed the method of processing transactions from "online, real time," to "proof of deposit."

         INCOME TAX. Income tax provisions were $276,000 and $273,000 for the fiscal years ended March 31, 1999 and 1998, respectively. The effective tax rates on income before income taxes were 37.5% for fiscal year 1999 and 35.2% for fiscal year 1998, which approximated the applicable statutory tax rates. See
Note 8 to the Financial Statements for additional detail.

         LIQUIDITY AND SOURCES OF FUNDS. The primary sources of cash for the Bank are customer deposits, loan sales, and advances from the Federal Home Loan Bank of Seattle. The Bank uses cash to fund loans, purchase investments, and continue operations. A summary of activity for the years ended March 31, 1999 and 1998, is provided under the heading of "Financial Condition-Cash Flow Activity." The Statements of Cash Flows in the Financial Statements provide detailed information.

         It is the policy of the Bank to rely on core deposits, in contrast to volatile deposits, which are those with negotiated rates, or wholesale deposits, which are obtained through the assistance of third parties. The ratio of volatile deposits to total deposits at March 31, 1999 and 1998, respectively, was 12.69% and 15.44%. The amount of wholesale deposits held by the Bank was negligible on both dates.

Deposit Balances. The following table presents the average balance outstanding and weighted average interest rate paid for each major category of deposits for the periods indicated.

                                                 MARCH 31, 1999                    MARCH 31, 1998
                                                 --------------                    --------------
                                                           WEIGHTED                          WEIGHTED
                                            AVERAGE         AVERAGE           AVERAGE         AVERAGE
                                            BALANCE      INTEREST RATE        BALANCE      INTEREST RATE
                                            -------      -------------        -------      -------------
Certificates of deposit                   $17,795,943        5.02%          $15,000,179        5.39%
Savings & money market                     22,691,275        3.57%           16,002,769        3.84%
Checking--NOW accounts                      9,681,101        1.60%            6,742,144        1.98%
Noninterest bearing demand                 13,241,168           0%            8,966,177          0%
                                          $63,409,487        2.93%          $46,711,268        3.33%

         At March 31, 1999, the amount of time deposits outstanding in amounts more than $100,000 was $10,492,882, of which $3,808,873 matures in three months or less, $3,858,120 matures in over three through six months, $2,249,338 matures in over six through twelve months, and $576,551 matures in over twelve months.

         The components of deposits at March 31, 1999 and 1998, are provided in
Note 6 to the Financial Statements.

         Borrowing. The Bank may borrow funds on a short-term basis to compensate for reductions in other sources of funds. Borrowing may also be used on a longer-term basis to support lending activities. Detail on current borrowing is provided in Note 7 to the Financial Statements.

         The following table sets forth certain information regarding Mountain West Bank's short-term borrowings as of and for the periods indicated.

                                                                     FISCAL YEARS ENDED MARCH 31,
                                                                     -----------------------------
                                                                        1999               1998
                                                                        ----               ----
Maximum Amount outstanding at any month end during the period:
  Federal Home Loan Bank Advances                                    $1,000,000         $2,500,000
Average amount outstanding during the period:
  Federal Home Loan Bank Advances                                    $1,000,000         $1,156,556
Weighted-average interest rate paid during the period:
  Federal Home Loan Bank Advances                                          6.26%              6.23%
Amount outstanding at the end of the reported period:
  Federal Home Loan Bank Advances                                    $1,000,000         $2,000,000
Weighted-average interest rate paid at end of period:
  Federal Home Loan Bank Advances                                          6.25%              6.25%

         The Bank has a total credit line with the FHLB, equal to 20% of the Bank's total assets.

         The unused portion of the credit line at March 31, 1999, was approximately $15,000,000, compared to $11,000,000 at the end of the prior year.

         EXPENDITURES FOR OFFICE PROPERTIES AND EQUIPMENT. In fiscal 1999, the Bank disbursed $832,000 for office properties and equipment, compared to $167,000 in total disbursements in the prior year. Additional detail may be found above under the heading of "Financial Condition," and in Note 5 to the Financial Statements.

         In the final quarter of fiscal year 1999, the Bank leased and furnished additional space, approximately 1,700 square feet, in the office building behind the Ironwood branch, for the purpose of providing room for the accounting and loan servicing departments. The lessor is Glacier Partners, owned by Stephen F. Meyer and Charles R. Nipp, directors of the Bank. The term of the lease is for a base term of approximately five years, with an option to renew for an additional five years. The monthly base rent for the first two years is $1,756.

         ASSET AND LIABILITY MANAGEMENT. Asset and liability management is principally about controlling interest rate risk, defined as the sensitivity of a bank's earnings and net asset value to changes in interest rates. The Board of Directors has adopted a policy to maintain the net portfolio value within self-imposed parameters over a range of possible interest rate environments. Management tracks the success of this policy by using analysis reports available from the Office of Thrift Supervision (OTS), based on data supplied by the Bank on a regular quarterly basis to the OTS. The reports from the OTS have provided results that were within the Bank's self-imposed parameters.

         In addition the OTS reports provide peer group comparisons that indicate that most of the institutions in the thrift industry accept a higher level of interest rate risk than Mountain West Bank. For example, the Bank's Rate Sensitivity Measure of 116 basis points at March 31, 1999, was up from 50 basis points at March 31, 1998, but approximately 55% of the industry had a higher measure. The Rate Sensitivity Measure is defined as the decline (in basis points) in the Net Portfolio Value Capital ratio caused by a 200 basis point increase in rates.

         The Bank also uses gap analysis, a traditional analytical tool designed to measure the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities expected to mature or reprice in a given period. The following table sets forth the estimated maturity/repricing and the resulting gap between the Bank's interest-earning assets and interest-bearing liabilities at March 31, 1999. To produce a better picture of the ability of the Bank to handle interest rate change, the table also shows the gap earnings sensitivity, and earnings sensitivity ratio, along with a description of how they are calculated.

                          INTEREST SENSITIVITY ANALYSIS

                                                       AT MARCH 31, 1999, MATURING OR REPRICING
                                            --------------------------------------------------------------
                                                                                          NON-
                                            WITHIN     91-365      1 TO 5      OVER     INTEREST
                                            90 DAYS     DAYS        YEARS     5 YEARS    BEARING    TOTAL
                                            -------     ----        -----     -------    -------    -----
                                                                (Dollars in thousands)
Interest-earning assets:
Loans receivable, net                       $16,287    $17,074     $ 4,995    $12,441    $    0    $50,797
Loans held for sale                           2,782          0           0          0         0      2,782
Cash equivalents                              5,221          0           0          0         0      5,221
Investments and mortgage-backed sec.          1,462          0       3,771      8,971         0     14,204
                                            --------------------------------------------------------------
Total earning assets                        $25,752    $17,074     $ 8,766    $21,412    $    0     73,004
                                            =========================================
Cash & cash equivalents                                                                   3,900      3,900
Other non-earning assets                                                                  3,963      3,963
                                                                                         -----------------
Total assets                                                                             $7,863    $80,867
                                                                                         =================

Interest-bearing liabilities:
Money market accounts                       $19,513    $     0     $     0    $     0    $    0    $19,513
Demand accounts                                   0          0           0     15,777         0     15,777
NOW accounts                                      0          0      11,497          0         0     11,497
Savings accounts                                  0          0       4,847          0         0      4,847
Certificates of deposit                       8,077      9,757       1,074        127         0     19,025
FHLB advances                                   500          0         500          0         0      1,000
                                            --------------------------------------------------------------
Tot. int.-bearing liabilities               $28,090    $ 9,747     $17,918    $15,904    $    0     71,659
                                            =========================================

                                                   AT MARCH 31, 1999, MATURING OR REPRICING

                                                                                       NON-
                                        WITHIN      91-365     1 TO 5      OVER     INTEREST
                                        90 DAYS      DAYS       YEARS     5 YEARS    BEARING      TOTAL
                                        -------      ----       -----     -------    -------      -----
                                                            (Dollars in thousands)
Other liabilities                                                                     2,872        2,872
Stockholders' equity                                                                  6,336        6,336
                                                                                     ------      -------
Total liabilities and equity                                                         $9,208      $80,867
                                                                                     ======      =======

Period gap                              $ (2,338)   $ 7,327    $(9,152)   $5,508     $1,345)
Cumulative gap                          $ (2,338)   $ 4,989    $(4,163)   $1,345     $    0
Cumulative gap to total assets             -2.89%      6.17%     -5.15%     1.66%      0.00%
Gap earnings sensitivity(2)                          $   30
Gap earnings sensitivity ratio(3)                      3.99%

-----------------------

(1) Loan totals do not include deferred loan fees or allowance for losses. The separation of loans into time periods is based on scheduled maturity or time before the loan can be repriced; it does not reflect estimated amortization or prepayments.

(2) Gap earnings sensitivity is the estimated effect on income after taxes at 40% of a 1% increase or decrease in interest rates ($4,989 less tax of $1,996).

(3) Gap earnings sensitivity ratio is Gap earnings sensitivity divided by the estimated yearly earnings of $750. A 1% increase in interest rates causes this estimated percentage increase (decrease) in annual income.

         CAPITAL RESOURCES. At the end of fiscal years 1999 and 1998, the Bank had total stockholders' equity of $6,336,000 and $5,836,000, respectively, with corresponding ratios of equity to total assets of 7.84% and 8.69%, respectively. On February 12, 1998, the Bank completed a common stock offering, issuing 150,000 shares at $13.00 per share. After net expenses of $28,000 were deducted, the proceeds of the stock offering were $1,922,000. The Bank anticipates that it will continue to maintain adequate capital resources through the retention of earnings, the management of the level and mix of assets, and the sale of additional stock, if necessary.

         The Bank is in compliance with all applicable regulatory capital requirements. The tables in Note 10 to the Financial Statements contain specific information comparing the Bank's actual capital levels to the OTS minimum and well capitalized requirements. In the current regulatory environment, a banking institution must stay well capitalized to receive favorable regulatory treatment and lower deposit insurance assessments. Throughout fiscal years 1999 and 1998, the Bank exceeded required regulatory minimums for "well capitalized" status, and it is the policy of Mountain West Bank to maintain this status.

                           SUPERVISION AND REGULATION

INTRODUCTION

         The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. They are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations may exist which apply to and regulate the banking industry, but are not referenced below.

         Glacier is a bank holding company, due to its ownership of Glacier Bank, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, First Security Bank of Missoula, and Big Sky Western Bank, all of which are Montana-state chartered commercial banks, and all of which are members of the Federal Reserve. Prior to Glacier Bank's conversion from a federal savings bank to a state-chartered commercial bank, Glacier was also a savings and loan holding company within the meaning of the Home Owners' Loan Act and, as such, was registered with and subject to examination and supervision by the Office of Thrift Supervision. The Bank Holding Company Act of 1956, as amended subjects Glacier and the State Banks to supervision and examination by the Federal Reserve Bank, and Glacier files annual reports of operations with the Federal Reserve Bank.

BANK HOLDING COMPANY REGULATION

         In general, the Bank Holding Company Act limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the Federal Reserve Bank's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; or (3) acquire substantially all of the assets of any additional banks. Subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state bank.

         Control of Nonbanks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve Bank determines that the activities of such company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the Federal Reserve Bank, it may engage de novo in certain permissible nonbanking activities without prior Federal Reserve Bank approval.

         Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person (or group of persons acting in concert) acquiring "control" of a bank holding company to provide the Federal Reserve Bank with 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve Bank has 60 days within which to issue a notice disapproving the proposed acquisition, but the Federal Reserve Bank may extend this time period for up to another 30 days. An acquisition may be completed before expiration of the disapproval period if the Federal Reserve Bank issues written notice of its intent not to disapprove the transaction. In addition, any "company" must obtain the Federal Reserve Bank's approval before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares or otherwise obtaining control over Glacier.

TRANSACTIONS WITH AFFILIATES

         Glacier and its subsidiaries are deemed to be affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Accordingly, Glacier and its subsidiaries must comply with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

         Federal law sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency. Federal law also places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests. Finally, federal law prohibits management personnel from serving as a director or in other management positions with another financial institution which has assets exceeding a specified amount, or which has an office within a specified geographic area.



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TIE-IN ARRANGEMENTS

         Glacier and its subsidiaries cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither Glacier nor its subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

         The Federal Reserve Board has adopted significant amendments to its anti-tying rules that: (1) removed Federal Reserve Board-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) allow banks greater flexibility to package products with their affiliates; and
(3) establish a safe harbor from the trying restrictions for certain foreign transactions. These amendments were designed to enhance competition in banking and nonbanking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on Glacier and its subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

         As a Delaware corporation, Glacier may be subject to certain limitations and restrictions as provided under applicable Delaware corporate law. Each of Glacier's subsidiary banks, as Montana state-chartered commercial banks, are subject to supervision and regulation by the Montana Department of Commerce's Banking and Financial Institutions Division. Mountain West Bank, as an Idaho state-chartered bank, is subject to supervision and regulation by the Idaho Department of Finance.

THE SUBSIDIARIES

GENERAL

         Glacier's subsidiaries are subject to extensive regulation and supervision by the Montana Department of Commerce's Banking and Financial Institutions Division, and the subsidiary banks are also subject to regulation and examination by the Federal Reserve Board as a result of their membership in the Federal Reserve System. Mountain West Bank's primary federal regulator is the Federal Deposit Insurance Corporation. The federal laws that apply to Glacier's banking subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing Glacier's banking subsidiaries and Mountain West Bank generally have been promulgated to protect depositors, and not to protect stockholders of such institutions or their holding companies.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Insider Credit Transactions. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders, or any related interests of such persons. Extensions of credit must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees. Such extensions of credit must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected



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bank or any officer, director, employee, agent, or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

         FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act, each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management of Glacier believes that Glacier's subsidiary banks meet all such standards, and therefore, does not believe that these regulatory standards materially affect Glacier's business operations.

INTERSTATE BANKING AND BRANCHING

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

         Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

         With regard to interstate bank mergers, Montana has "opted-out" of the Riegle-Neal Act and prohibits in-state banks from merging with out-of-state banks if the merger would be effective on or before September 30, 2001. Montana law generally authorizes the acquisition of an in-state bank by an out-of-state bank holding company through the acquisition of a financial institution if the in-state bank being acquired has been in existence for at least 5 years prior to the acquisition. Banks, bank holding companies, and their respective subsidiaries cannot acquire control of a bank located in Montana if, after the acquisition, the acquiring institution, together with its affiliates, would directly or indirectly control more than 22% of the total deposits of insured depository institutions and credit unions located in Montana. Montana law does not authorize the establishment of a branch bank in Montana by an out-of-state bank.

         With regard to interstate bank mergers, Idaho has "opted-in" to the Riegle-Neal Act and generally permits in-state banks to merge with out-of-state banks and be acquired by out-of-state bank holding companies, so long as the in-state bank has been in existence for at least 5 years prior to the acquisition.

DEPOSIT INSURANCE

         The deposits of the State Banks are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund administered by the FDIC. All insured banks are required to pay semi-annual deposit insurance premium assessments to the FDIC.

         The Federal Deposit Insurance Corporation Improvement Act included provisions to reform the Federal Deposit Insurance System, including the implementation of risk-based deposit insurance premiums. The Act also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the



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

FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources, or for any other purpose the FDIC deems necessary. The FDIC has implemented a risk-based insurance premium system under which banks are assessed insurance premiums based on how much risk they present to the Bank Insurance Fund. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern.

DIVIDENDS

         The principal source of Glacier's cash revenues is dividends received from its subsidiary banks. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither Glacier nor are currently subject to any regulatory restrictions on its dividends.

CAPITAL ADEQUACY

         Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

         The FDIC and Federal Reserve use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital.

         Tier I capital for bank holding companies includes common stockholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier I capital, if cumulative, although under a Federal Reserve Rule, redeemable perpetual preferred stock may not be counted as Tier I capital unless the redemption is subject to the prior approval of the Federal Reserve), and minority interests in equity accounts of consolidated subsidiaries, less intangibles, except as described above.

         The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3% or 4%, depending on the institution. However, for all but the most highly rated bank holding companies, and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

         The Federal Deposit Insurance Corporation Improvement Act created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories, depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are



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deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. Glacier and Mountain West Bank do not believe that these regulations have any material effect on their operations.

EFFECTS OF GOVERNMENT MONETARY POLICY

         The earnings and growth of Glacier and Mountain West Bank are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on Glacier and Mountain West Bank cannot be predicted with certainty.

CHANGES IN BANKING LAWS AND REGULATIONS

         [REVISE BEFORE MAILING PER LATEST DEVELOPMENTS] The laws and regulations that affect banks and bank holding companies are currently undergoing significant changes. This year, legislation was proposed in Congress which contained proposals to alter the structure, regulation, and competitive relationships of the nation's financial institutions. Although the legislation was not passed in the 1998 general session of Congress and does not appear that it will pass this year, similar legislation may be proposed in the coming years and, if enacted into law, such bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills may reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks could engage in securities activities, and change the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form such legislation may be adopted, or the extent to which the business of Glacier and Mountain West Bank might be affected thereby, cannot be predicted with certainty.

                     DESCRIPTION OF GLACIER'S CAPITAL STOCK

         Glacier's authorized capital stock consists of 15,000,000 common stock shares with a $.01 per share par value, and 1,000,000 preferred stock shares with a $.01 per share par value. As of the date of this prospectus/proxy statement, Glacier had no shares of preferred stock issued. The Glacier Board is authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board of directors may determine.

         Glacier's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued. If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier's remaining assets after provision for liabilities. The Glacier board of directors is authorized to determine the liquidation rights and preferences of any preferred stock that may be issued.

         Under the Delaware General Corporation Law, a stockholder who has neither voted in favor of a proposed merger nor consented in writing to a proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, unless the merger is a stock-for-stock merger and either (i) the stock is listed on a national exchange or is designated a national market system security on an interdealer quotation system by The NASDAQ Stock Market, (ii) the stock is held by more than 2,000 stockholders, or (iii) stockholders are not entitled to vote on the merger. Because Glacier's common stock is traded on NASDAQ, in the event of a proposed merger, Glacier stockholders will not be entitled under Delaware law to appraisal rights (rights to receive the fair value of



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their shares in cash upon dissent from the proposed merger and rights to an appraisal of the fair value of their shares), regardless of whether such Glacier stockholders vote for or against the proposed merger.

         Under Delaware law, Glacier may acquire shares of its own stock. Glacier's stockholders may amend Glacier's Certificate of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by Glacier's Board, but the anti-takeover provisions detailed in Section 9.6 of Glacier's Certificate of Incorporation, may not be amended or repealed and provisions inconsistent with Article 9 may not be adopted without the affirmative vote of 80% of Glacier's outstanding voting stock. Glacier's board of directors is authorized to alter, amend or repeal Glacier's Bylaws by affirmative vote; Glacier's stockholders are authorized to alter, amend or repeal Glacier's Bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

         For additional information concerning Glacier's capital stock, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GLACIER AND MOUNTAIN WEST BANK COMMON STOCK."

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                   GLACIER AND MOUNTAIN WEST BANK COMMON STOCK

         Delaware law and Glacier's Certificate of Incorporation and Bylaws govern the rights of Glacier stockholders and will govern the rights of Mountain West Bank's stockholders who become stockholders of Glacier as a result of the merger. The rights of Mountain West Bank stockholders are currently governed by the Idaho Statutes and by Mountain West Bank's Articles of Incorporation and Bylaws. The following is a brief summary of certain differences between the rights of Mountain West Bank and Glacier stockholders. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

         Under its Certificate of Incorporation, Glacier's authorized capital stock consists of 15,000,000 of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, $.01 par value per share. No shares of preferred stock are currently outstanding.

         Under its Articles of Incorporation, Mountain West Bank's authorized capital consists of 1,500,000 shares of common stock, $2.50 par value per share.

         The following is a more detailed description of Glacier's and Mountain West Bank's capital stock.

COMMON STOCK

         As of September 30, 1999, there were 9,540,989 shares of Glacier common stock issued and outstanding, in addition to options for the purchase of 613,480 shares of Glacier common stock under Glacier's employee and director stock option plans.

         As of September 30, 1999, there were 715,472 shares of Mountain West Bank common stock issued and outstanding. Additionally, 115,019 shares of Mountain West Bank common stock are subject to outstanding options under Mountain West Bank's employee and director stock option plans.

PREFERRED STOCK

         As of the date of this prospectus/proxy statement, neither Glacier nor Mountain West Bank had shares of preferred stock issued. The Glacier board of directors is authorized, without further stockholder action, to issue



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preferred stock shares with such designations, preferences and rights as the
Glacier board of directors may determine.

DIVIDEND RIGHTS

         Dividends may be paid on Glacier common stock as and when declared by the Glacier board of directors out of funds legally available for the payment of dividends. The Glacier board of directors may issue preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends. The ability of Glacier to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends Glacier can pay. See "SUPERVISION AND REGULATION - The Bank Subsidiaries; Dividend Restrictions." Under Delaware law, the Glacier board of directors can declare dividends out of Glacier's surplus. If there is no surplus, the board of directors may declare dividends out of Glacier's net profits for the fiscal year in which the dividend is declared, or for the preceding fiscal year, unless there is a deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference to the distribution of assets.

         Dividends may be paid on Mountain West Bank common stock as and when declared by the board of directors out of funds legally available for the payment of dividends. IC Section 26-604 provides that an Idaho state bank may not declare or pay a dividend until the bank has a surplus equal to 20% of the paid-in capital stock of the bank. Thereafter, the board of directors of the bank may declare a dividend of so much of its net profits as the board may deem expedient so long as 20% of the net profits of the bank for such period as is covered by the dividend shall be carried to the surplus fund until such surplus fund shall amount to 50% of the paid-in common stock.

VOTING RIGHTS

         All voting rights are currently vested in the holders of Glacier common stock and Mountain West Bank common stock, with each share being entitled to one vote.

         Glacier's Bylaws and the Articles of Incorporation of Mountain West Bank provide that stockholders do not have cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

         Glacier's and Mountain West Bank's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

         If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier's remaining assets after provision for liabilities. The Glacier board of directors is authorized to determine the liquidation rights of any preferred stock that may be issued.

         If Mountain West Bank is voluntarily liquidated, the holders of Mountain West Bank common stock are entitled to share, on a pro rata basis, Mountain West Bank's remaining assets after provision for liabilities.



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ASSESSMENTS

         All outstanding shares of Glacier common stock are fully paid and nonassessable.

         All outstanding shares of Mountain West Bank common stock are fully paid and nonassessable.

STOCK REPURCHASES

         Under Delaware law, a corporation may acquire shares of its own stock. Therefore, Glacier may repurchase shares of its own capital stock.

         Idaho banking statutes prohibit Mountain West Bank from purchasing its own stock unless such purchase is necessary to prevent a loss to the bank on debts previously contracted.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         Under Delaware law, Glacier's stockholders may amend Glacier's Certificate of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by Glacier's Board, but the anti-takeover provisions detailed in Article 9 of Glacier's Certificate of Incorporation may not be amended or repealed, and provisions inconsistent with Article 9 may not be adopted, without the affirmative vote of 80% of the outstanding voting stock. Glacier's board of directors is authorized to alter, amend or repeal Glacier's Bylaws by affirmative vote; Glacier's stockholders are authorized to alter, amend or repeal Glacier's Bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

         The Articles of Incorporation of Mountain West Bank provide that no amendment, addition, alteration, change or repeal of the Articles shall be made, unless such is first proposed by the Mountain West Bank board of directors, then approved by the Director of the Idaho Department of Finance, and thereafter approved by the board of directors and stockholders by a majority of the total votes eligible to be cast. Provided that, the affirmative vote of the holders of at least 75% of the total votes eligible to be cast is required to amend, repeal or adopt any provisions inconsistent with the current provisions of the Articles concerning directors, shareholder meetings and cumulative voting.

         Mountain West Bank's board is authorized to amend or repeal Mountain West Bank's Bylaws, and to adopt new Bylaws, in its discretion upon the affirmative vote of a majority of Mountain West Bank's board when a quorum is present. Mountain West Bank's stockholders are also authorized to amend or repeal Mountain West Bank's Bylaws upon the affirmative vote of a majority of Mountain West Bank's stockholders when a quorum is present.

APPROVAL OF CERTAIN TRANSACTIONS

         Under the Delaware law, sales of assets, mergers and dissolutions must be approved by a majority of a corporation's outstanding stock. In addition, Delaware law prohibits certain business combinations with a business entity for a period of three years following the entity's acquisition of at least 15% of the corporation's voting stock. Article 9 of Glacier's Certificate of Incorporation provides that certain mergers involving a stockholder owning 10% or more of Glacier's outstanding voting stock must be approved by 80% of Glacier's outstanding voting stock. These provisions are described in "Potential `Anti-Takeover' Provisions" below.

         Under the Idaho Bank Act, approval by at least two-thirds of the outstanding shares entitled to vote is required for mergers, and the approval of at least a majority of the outstanding shares entitled to vote is required of the sale of substantially all the assets or dissolution.



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DISSENTERS' RIGHTS

         Under Delaware law, a stockholder who has neither voted in favor of a proposed merger nor consented in writing to a proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, unless the merger is a stock-for-stock merger and either (i) the stock is listed on a national exchange or is designated a national market system security on an interdealer quotation system by The NASDAQ Stock Market, (ii) the stock is held by more than 2,000 stockholders, or (iii) stockholders are not entitled to vote on the merger. Because Glacier's Common Stock is traded on Nasdaq, in the event of a proposed merger, Glacier stockholders will not be entitled under Delaware law to appraisal rights (rights to receive the fair value of their shares in cash upon dissent from the proposed merger and rights to an appraisal of the fair value of their shares), regardless of whether a Glacier stockholder votes for or against such proposed merger.

         Under the Idaho Bank Act, a stockholder is entitled to dissent from, and, upon completion of various notice and demand requirements prescribed in
Section 26-909, to obtain payment of the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and the conversion from a state to national bank.

BOARD OF DIRECTORS

         Glacier's Certificate of Incorporation provide for division of its Board into three classes, as nearly equal in number as possible. Each director serves for a three-year term, and the classes are staggered so that one class is elected each year. The Glacier board of directors sets the exact number of directors by resolution. Currently, the Glacier board of directors has ten directors. A Glacier director may be removed with cause by Glacier's stockholders if a majority of the stockholders entitled to vote on the matter vote in favor of removal at a meeting expressly called for that purpose. A Glacier director may not be removed without cause.

         Mountain West Bank's Articles of Incorporation provide for the annual election of its board by the stockholders. The number of directors shall not be less than seven nor more than 15. The exact number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. A Mountain West Bank director may be removed for cause at a meeting of shareholders called expressly for that purpose by a vote of the holders of 75% of the shares then entitled to vote at an election of directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         Glacier's Certificate of Incorporation provides that the personal liability of Glacier's directors and officers for monetary damages shall be eliminated to the fullest extent permitted under Delaware law.

         Glacier's Bylaws provide that Glacier will indemnify any present or former director, officer or employee, or any present or former director, officer or employee of another business entity serving in such capacity at Glacier's request, from any threatened, pending or completed action, suit or proceeding against expenses (including attorney's fees), judgments, fines, excise taxes and settlement amounts actually and reasonably incurred by such person to the fullest extent permitted under Sections 145(a)-(d) of Delaware General Corporation Law. Glacier will not be liable, however, for any settlement amounts which are effected without Glacier's prior written consent, or any amounts claimed in an action that was initiated by any person seeking indemnification without Glacier's prior written consent. Reasonable expenses (including attorney's fees) will be advanced to any person claiming indemnification, if that person undertakes in writing to repay Glacier if it is ultimately determined that the person is not entitled to indemnification. Glacier's obligation to indemnify and advance expenses to persons covered by Glacier's bylaw indemnification provisions will continue despite the subsequent amendment or repeal of such provisions.



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         Under Idaho law, a corporation may indemnify its officers and directors if such officer or director conducted himself or herself in good faith, and reasonably believed that his or her conduct was in the best interests of the corporation (in the case of official conduct), reasonably believed that his or her conduct was not opposed to the best interests of the corporation, and had no reasonable cause to believe that his or her conduct was unlawful (in the case of alleged criminal action).

         Unless ordered otherwise by a court, a corporation's indemnification of an officer or director in connection with a proceeding by or in the right of the corporation is limited to reimbursement of the reasonable expenses associated with such proceeding, and a corporation may not indemnify an officer or director in connection with any proceeding with respect to conduct for which such officer or director was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled.

         Reasonable expenses may be advanced to an officer or director claiming indemnification if such individual submits a written affirmation of his or her good faith belief that he or she has met the standard of conduct described above and agrees in writing to repay such funds in the event it is ultimately determined that he or she is not entitled to indemnification.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

         Glacier's Certificate of Incorporation and Delaware law contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

         1.       Glacier's Certificate of Incorporation.

         Glacier's Certificate of Incorporation includes certain provisions that could make it more difficult for another party to acquire Glacier by means of a tender offer, a proxy contest, merger or otherwise. These provisions include:

         o a requirement that at least 80% of Glacier's outstanding voting stock approve business combinations (discussed in more detail below);

         o an authorization to Glacier's board of directors allowing it to issue preferred stock (discussed in more detail below); and

         o restrictions on removal of directors which could limit changes in the composition of the Glacier board of directors (see "- Board of Directors" above).

         Article 9 of Glacier's Certificate of Incorporation contains detailed provisions governing certain change-in-control transactions, including mergers and consolidations, and significant sales of corporate assets, involving business entities owning at least 10% of Glacier's outstanding voting stock, or which have the opportunity, through beneficial ownership of the voting stock or rights to acquire Glacier voting stock, to own or control at least 10% of Glacier's voting stock. Other transactions treated as business combinations under these change-in-control provisions are detailed in Section 9.1 of Glacier's Certificate of Incorporation. All such business combinations must be approved by at least 80% of Glacier's outstanding voting stock entitled to vote generally in the election of directors, all of which will vote as one class, with each share entitled to the number of votes that it is granted either under the Certificate of Incorporation, or, if preferred stock, as designated by the board of directors when the preferred shares were issued. The "super-majority" voting requirement applies regardless of other requirements in Glacier's Certificate of Incorporation and Bylaws, lesser voting requirements provided by applicable law, and requirements imposed under any agreement between Glacier and any national securities exchange.



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         The "super-majority" voting requirement does not apply to those business combinations which meet all the criteria prescribed in Section 9.2 of Glacier's Certificate of Incorporation. Some of these stringent criteria include the approval of the business combination by directors unaffiliated with the Glacier stockholder seeking the business combination, the payment of fair and adequate consideration (based upon recent pricing history of Glacier's stock), limitations on the form of consideration payable to Glacier's stockholders, and Glacier's continuing ability to pay dividends of a consistent value on its outstanding stock. Other requirements are detailed in Section 9.2 of Glacier's Certificate of Incorporation.

         In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, may potentially be used by management to render more difficult uninvited attempts to acquire control of Glacier (e.g., by diluting the ownership interest of a substantial stockholder, increasing the amount of consideration necessary for a stockholder to obtain control, or selling authorized but unissued shares to friendly third parties).

         The requirement of a super-majority vote of stockholders to approve change-in-control transactions, the availability of Glacier's preferred stock for issuance without stockholder approval, the staggered terms for Glacier's directors, provisions in Glacier's Certificate of Incorporation permitting the removal of directors only for cause and the Glacier board of directors' ability to expand the board of directors' size and fill resulting vacancies, may have the effect of lengthening the time required for a person to acquire control of Glacier through a tender offer, proxy contest, the election of a majority of the Glacier board of directors, or otherwise, and may deter any potential unfriendly offers or other efforts to obtain control of Glacier. This could deprive Glacier's stockholders of opportunities to realize a premium for their Glacier common stock and could make removal of incumbent directors more difficult, even in circumstances where the action was favored by a majority of Glacier's stockholders.

         2.       Delaware Law.

         Delaware's significant anti-takeover provisions are generally described below.

         Delaware prohibits business combinations with an interested stockholder (i.e., a stockholder who owns at least 15% of the voting stock of a corporation) for a period of three years following the date the stockholder becomes interested. Business combinations with an interested stockholder are not prohibited, however, if:

         o the corporation's board of directors approves in advance either the business combination or the transaction in which the stockholder becomes an interested stockholder;

         o the stockholder acquires 85% or more of the outstanding voting stock in the same transaction in which the stockholder becomes interested; or

         o the board of directors approves the business combination and at least two-thirds of the outstanding voting stock (excluding those shares held by the acquiring stockholder) approve the transaction by affirmative vote.

         These change-of-control provisions of the Delaware General Corporation Law will not apply if:

         o  a corporation expressly elects not to follow them;

         o a stockholder inadvertently becomes interested and divests his shares as soon as practicable; or

         o the corporation has no stock listed on a national securities exchange, authorized for quotation on an inter dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders.

         3.       Idaho Law.

         Idaho law requires any person or group of affiliated people who acquire at least 20% of the outstanding shares of stock of a corporation to provide a detailed information statement discussing the acquisition of such shares. Unless approved by two-thirds of the disinterested shareholders, the shares so acquired will not have any voting rights.

         Idaho law prohibits business combinations with an "interested" shareholder (i.e., a shareholder who owns at least 10% of the voting stock of a corporation) for a period of three years following the date the shareholder becomes "interested," unless the share acquisition that resulted in the shareholder becoming "interested" is approved by the Board of Directors prior to the share acquisition date.

                              CERTAIN LEGAL MATTERS

         The validity of the Glacier common stock to be issued in the merger will be passed upon for Glacier by its counsel, Graham & Dunn, P.C., Seattle, Washington. Graham & Dunn, P.C. also will give an opinion concerning certain tax matters related to the merger.

                                     EXPERTS

         The consolidated financial statements of Glacier as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are incorporated in this prospectus/proxy statement and in the Registration Statement filed by Glacier in reliance on the report of KPMG LLP, independent certified public accountants, as indicated in their reports with respect thereto, and on the authority of such firm as experts in accounting and auditing.

         The financial statements of Mountain West Bank as of March 31, 1999 and 1998 and for the fiscal years then ended included in this prospectus/proxy statement and in the Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Glacier files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Glacier files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Glacier's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

         Glacier has filed a Registration Statement on Form S-4 (File No. 333- ______) to register with the SEC, the Glacier common stock to be issued to Mountain West Bank stockholders in the merger. This prospectus/proxy statement is part of that Registration Statement and constitutes a prospectus of Glacier in addition to being a proxy statement of Mountain West Bank for the Mountain West Bank special stockholders meeting. As allowed by SEC rules, this prospectus/proxy statement does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows Glacier to "incorporate by reference" information into this prospectus/proxy statement, which means that Glacier can disclose important information to you by referring you to another document filed separately by Glacier with the SEC. The information incorporated by reference is deemed to be part of this prospectus/proxy statement, except for any information superseded by any information in this prospectus/proxy statement. This prospectus/proxy statement incorporates by reference the documents set forth below that Glacier has previously filed with the SEC. These documents contain important information about Glacier and its finances:

         o  Annual Report on Form 10-K for the year ended December 31, 1998;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999; June 30, 1999 and September 30, 1999;

         o  Proxy Statement for Glacier's 1999 Annual Meeting of Stockholders;
            and

         o Current Reports on Form 8-K filed January 25, 1999; May 25, 1999; and September 17, 1999.

         As described in "INFORMATION CONCERNING GLACIER," information filed with the SEC prior to July 8, 1998 was filed by, and describes, "Original Glacier," Glacier's predecessor corporation.

         Glacier is also incorporating by reference additional documents that Glacier files with the SEC between the date of this prospectus/proxy statement and the date of the special meeting of Mountain West Bank stockholders.

         You can obtain the documents that are incorporated by reference through Glacier or the SEC. You can obtain the documents from the SEC, as described above under "WHERE YOU CAN FIND MORE INFORMATION". These documents are also available from Glacier without charge, excluding exhibits unless Glacier has specifically incorporated such exhibits by reference in this prospectus/proxy statement. You may obtain documents incorporated by reference in this prospectus/proxy statement by requesting them from Glacier at 49 Commons Loop, Kalispell, Montana 59901, telephone number (406) 756-4263, ATTN: James H. Strosahl. If you would like to request documents from Glacier, please do so by _________, 1999 to receive them before the Mountain West Bank special stockholders meeting.

         Glacier has supplied all of the information concerning it contained in this prospectus/proxy statement, and Mountain West Bank has supplied all of the information concerning it.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT IN DECIDING HOW TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN WHAT IS CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT. THIS PROSPECTUS/PROXY STATEMENT IS DATED DECEMBER ___, 1999. YOU SHOULD NOT ASSUME THAT INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/PROXY STATEMENT TO MOUNTAIN WEST BANK STOCKHOLDERS NOR THE ISSUANCE OF GLACIER COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                  OTHER MATTERS

         The Mountain West Bank board of directors is not aware of any business to come before the Mountain West Bank special stockholders meeting, other than those matters described above in this prospectus/proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on such matters in accordance with the judgment of the persons voting the proxies.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
1999 Interim Financial Statements (Unaudited)
     Condensed Consolidated Balance Sheets...................................F-1
     Condensed Consolidated Statements of Income.............................F-2
     Condensed Consolidated Statements of Cash Flow..........................F-3
     Condensed Consolidated Changes in Stockholders' Equity..................F-4
     Condensed Consolidated Statements of Comprehensive Income...............F-4
     Notes to Condensed Consolidated Financial Statements....................F-5

March 31, 1999 and 1998 Financial Statements
     Report of Independent Accountants.........................................1
     Balance Sheets............................................................2
     Statements of Income......................................................3
     Statements of Comprehensive Income........................................4
     Statements of Changes in Stockholders' Equity.............................5
     Statements of Cash Flows..................................................6
     Notes to Financial Statements.............................................8

                                 BALANCE SHEETS
                                   (UNAUDITED)
                            (in thousands of dollars)


                                                                       September 30,     March 31,
                                                                           1999            1999
                                                                           ----            ----
ASSETS
Cash and cash equivalents:
     Cash and noninterest bearing deposits in banks                      $  3,491        $  3,900
     Interest bearing deposits in banks                                     3,942           5,221
Investments and mortgage-backed securities                                 16,961          14,204
Loans held for sale                                                         2,553           2,782
Loans receivable:
     Total loans                                                           51,950          50,797
     Less unearned income                                                     (80)            (64)
     Less allowance for loan losses                                          (603)           (535)
                                                                         --------        --------
     Net loans                                                             51,267          50,198
Accrued interest receivable                                                   478             455
Mortgage servicing rights, net                                                351             278
Premises and equipment, net of accumulated depreciation of $901 at
     09/30/99 and $710 at 03/31/99                                          3,339           3,408
Deferred income taxes                                                         125              31
Prepaid expenses and other assets, net                                        377             390
                                                                         --------        --------
     Total assets                                                        $ 82,884        $ 80,867
                                                                         ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest bearing deposits                                        $ 15,948        $ 15,777
     Interest bearing demand, money market and savings accounts            40,037          35,857
     Time deposits                                                         18,018          19,025
                                                                         --------        --------
     Total deposits                                                        74,003          70,659
Advances from Federal Home Loan Bank                                            0           1,000
Checks issued and payable                                                   1,210           1,388
Accounts payable and other accrued expenses                                 1,146           1,484
                                                                         --------        --------
     Total liabilities                                                     76,359          74,531

Common stock; $2.50 par value; authorized 1,500,000 shares; issued and outstanding 715,472 shares at 09/30/99 and 704,774 shares
     at 03/31/99                                                            1,789           1,762
Paid-in surplus                                                             4,413           4,321
Unrealized gain (loss) on investments                                        (141)            (23)
Retained earnings (accumulated deficit)                                       464             276
                                                                         --------        --------
     Total stockholders' equity                                             6,525           6,336
                                                                         --------        --------
     Total liabilities and stockholders' equity                          $ 82,884        $ 80,867
                                                                         ========        ========


                       See notes to financial statements.

                           STATEMENTS OF INCOME (LOSS)
                                   (UNAUDITED)
               (in thousands of dollars, except per share amounts)


                                                          Three Months Ended        Six Months Ended
                                                        ----------------------    ---------------------
                                                        Sept. 30,    Sept. 30,    Sept. 30,    Sept 30,
                                                          1999         1998         1999         1998
                                                          ----         ----         ----         ----
Interest income:
     Loans                                              $  1,177     $    994     $  2,322     $  1,920
     Investments and interest bearing bank deposits          324          255          565          472
                                                        --------     --------     --------     --------
     Total interest income                                 1,501        1,249        2,887        2,392
Interest expense:
     Deposits                                                492          476          950          907
     Borrowing, net of capitalized interest                    6           15           19           31
                                                        --------     --------     --------     --------
     Total interest expense                                  498          491          969          938
                                                        --------     --------     --------     --------
     Net interest income                                   1,003          758        1,918        1,454
Provision for loan losses                                     60           49          120          107
                                                        --------     --------     --------     --------
     Net interest income after provision for losses          943          709        1,798        1,347

Other income (expense):
     Fees and service charges                                267          163          540          299
     Net gains on sales of loans                              84          174          295          373
     Other                                                    51            0           32            0
                                                        --------     --------     --------     --------
     Total other income                                      402          337          867          672
Noninterest expense:
     Employee compensation and benefits                      595          453        1,168          811
     Occupancy and equipment                                 212          133          420          246
     Data Processing                                         112           83          216          152
     Professional services and examinations                   17           27           41           45
     Telephone, postage, and delivery                         57           12          112           25
     Marketing                                                76           72          170          105
     Printing and supplies                                    29           36           70           52
     Other expenses                                           79           64          162          112
                                                        --------     --------     --------     --------
     Total noninterest expense                             1,177          880        2,359        1,548
                                                        --------     --------     --------     --------
Income (loss) before income taxes                            168          166          306          471
Income tax provision                                          65           66          118          185
                                                        --------     --------     --------     --------
Net income (loss)                                       $    103     $    100     $    188     $    286
                                                        ========     ========     ========     ========

Earnings per common share                               $   0.14     $   0.14     $   0.26     $   0.41
                                                        ========     ========     ========     ========
Earnings per common share - assuming dilution           $   0.14     $   0.14     $   0.25     $   0.39
                                                        ========     ========     ========     ========
Weighted average shares outstanding                     $714,657     $702,815     $711,168     $701,963
                                                        ========     ========     ========     ========

                       See notes to financial statements.

                       STATEMENTS OF CASH FLOW (UNAUDITED)
              For the Six Months Ended September 30, 1999 and 1998
                            (in thousands of dollars)

                                                                           1999            1998
                                                                           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                        $    188        $    286
Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization                                            191             113
     Amortization of mortgage servicing rights                                  4              28
     Provision for loan losses                                                 68              65
     Valuation adjustments on loans held for sale                              33               0
     Valuation adjustments on mortgage servicing rights                       (65)              0
     Change in accrued interest receivable                                    (23)            (51)
     Deferred income taxes                                                    (94)              0
     Change in accounts payable, accrued expenses and income tax             (338)             58
     Change in prepaid expenses and other assets                               13              74
     Change in unearned income                                                 16              41
Proceeds from sales of loans and participations                            19,779          23,240
Disbursements on loans originated for sale                                (19,583)        (22,770)
                                                                         --------        --------
     Net cash provided by *used in) operating activities                      189           1,084
CASH FLOWS FROM INVESTING ACTIVITIES:
Loans disbursed                                                           (14,990)        (16,263)
Loan principal collections                                                 13,837           6,640
Purchase of investment securities                                          (5,455)         (2,671)
Proceeds from paydowns, sales and maturities of investment sec.             2,698             568
Purchase of office properties and equipment                                  (122)           (280)
Retained mortgage servicing rights                                            (12)           (145)
Other, net                                                                   (118)            (60)
                                                                         --------        --------
     Net cash provided by (used in) investing activities                   (4,162)        (12,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in checking, savings and money market deposits                   4,351           4,307
Net change in time deposits                                                (1,007)           (139)
Net change in checks issued and payable                                      (178)            693
Net change in short-term Federal Home Loan Bank advances                   (1,000)         (1,000)
Proceeds from exercise of stock options                                       119              29
                                                                         --------        --------
     Net cash provided by (used in) financing activities                    2,285           3,890

Net increase (decrease) in cash and cash equivalents                       (1,688)         (7,237)
Cash and cash equivalents at beginning of period                            9,121          16,567
                                                                         --------        --------
Cash and cash equivalents at end of period                               $  7,433        $  9,330
                                                                         ========        ========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
       Interest expense                                                  $    238        $    302
       Income taxes                                                      $    133        $    174

                       See notes to financial statements.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
                   For the Six Months Ended September 30, 1999
                            (in thousands of dollars)

                                             Common Stock                      Unrealized
                                             ------------           Paid-in    Gain (Loss)   Retained
                                        Shares         Amount       Surplus    Investments   Earnings
                                        -------------------------------------------------------------
Balance, March 31, 1999                 704,774        $1,762       $4,322        $ (23)       $276
Stock options exercised                  10,698            27           91
Available-for-sale securities
     adjusted to fair value                                                        (118)
Net income                                                                                      188
                                        -------------------------------------------------------------
Balance, September 30, 1999
                                        715,472        $1,789       $4,413        $(141)       $464
                                        =============================================================

                       See notes to financial statements.



                       STATEMENTS OF COMPREHENSIVE INCOME
                                   (UNAUDITED)
                            (in thousands of dollars)

                                                             Three Months Ended        Six Months Ended
                                                             ------------------        ----------------
                                                           Sept. 30,    Sept. 30,    Sept. 30,    Sept 30,
                                                             1999         1998         1999         1998
                                                           -----------------------------------------------
Net income                                                   $ 103        $ 100        $ 188        $ 286
Other comprehensive income (loss):
     Change in unrealized losses on investments and
         mortgage-backed securities available-for-sale
                                                                54           62         (197)          79
     Tax (expense) benefit                                     (21)         (16)          79          (23)
                                                           -----------------------------------------------
     Net other comprehensive income (loss)                      33           46         (118)          56
                                                           -----------------------------------------------
Comprehensive income (loss)                                  $ 136        $ 146        $  70        $ 342
                                                           ===============================================

                       See notes to financial statements.

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.       GENERAL:

         Notes to the financial statements as of March 31, 1999, which were included in Form 10-KSB, substantially apply to the interim financial statements as of September 30, 1999, presented herein, and are not repeated here.

         The amounts set forth in the accompanying consolidated financial statements reflect the adjustments, all of which are of a normal and recurring nature, which, in the opinion of management, are necessary for a fair presentation of the periods reported.

2.       INVESTMENTS:

         The Bank classifies its investments and mortgage-backed securities as "held-to-maturity" or "available-for-sale" based upon management's intent with respect to the securities. The following summary of the amortized cost basis and fair value by security type as of September 30, 1999, supplements the Notes to the financial statements as of March 31, 1999.

---------------------------------------------------------------------------------------------------
                                                          Gross           Gross
                                         Amortized      Unrealized      Unrealized
                                           Cost           Gains          Losses         Fair Value
---------------------------------------------------------------------------------------------------
Available-for-Sale:
     U.S. Agency obligations            $ 6,962,508      $ 8,521        $(119,534)      $ 6,851,495
                                        -----------      -------        ---------       -----------
     SBA Pool                               342,206            0           (1,222)          340,984
     Mortgage-backed securities           8,501,057        6,755         (129,963)        8,377,849
                                        -----------      -------        ---------       -----------
                                         15,805,771       15,276         (250,719)       15,570,328
---------------------------------------------------------------------------------------------------
Held-to-Maturity:
     Mortgage-backed securities             263,650        2,144           (2,809)          262,985
     U.S. Agency obligations                499,857            0           (3,767)          496,090
                                        -----------      -------        ---------       -----------
                                            763,507        2,144           (6,576)          759,075
---------------------------------------------------------------------------------------------------
Restricted:
     FHLB Stock                             626,700                                         626,700
---------------------------------------------------------------------------------------------------


3.       CAPITALIZED SERVICING RIGHTS:

         During the quarter and year-to-date ended September 30, 1999, the Bank capitalized $2,000 and $12,000, respectively, in connection with originating the right to service mortgage loans. Gain on sale of loans was increased by the same amount. For the same quarter and year-to-date, the capitalized mortgage servicing rights (MSRs) were reduced by amortization in the amount of $4,000 using the depletion method. The principal balance of the loans serviced at September 30, 1999, was $22,470,830. At September 30, 1999, the Bank was also servicing $7,979,267 in mortgage loans on which the value of the MSRs has not been capitalized.

4.       STOCK OPTIONS:

         On July 21, 1994, the shareholders of the Bank approved a stock option plan which provides for the granting of options to purchase shares of the Bank's common stock to certain directors and key employees. The following table summarizes option activity in this fiscal year. Unless specified, options granted become exercisable immediately. The number of shares and exercise prices have been retroactively adjusted to recognize the effects of stock dividends.

----------------------------------------------------------------------------------------------------------------
                                                                           Not         Average        Expiration
                                                        Exercisable    Exercisable     Option           Year
----------------------------------------------------------------------------------------------------------------
Balance of Options Granted, March 31, 1999                112,717         4,000        $11.30         2004-2008
----------------------------------------------------------------------------------------------------------------
Options Granted 05/19/99                                    8,000                      $20.00              2009
----------------------------------------------------------------------------------------------------------------
Options Exercised 04/05/99, 05/18/99, and 07/23/99         10,698                      $11.08         2004-2008
----------------------------------------------------------------------------------------------------------------
Options Vested                                              2,000        (2,000)       $18.50         2008-2009
----------------------------------------------------------------------------------------------------------------
Options Granted 06/17/99                                                  1,000        $22.00              2009
----------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                               112,019         3,000        $12.02         2004-2009
----------------------------------------------------------------------------------------------------------------


5.       EARNINGS PER SHARE:

         The following table reconciles the denominator (shares) of the two calculations of earnings per common share for each period presented on the Statements of Income. There were no differences in the numerators.

-------------------------------------------------------------------------------------------------------------------
                                                                 Three Months Ended            Six Months Ended
                    Shares Used as the                           ------------------            ----------------
                    Denominator for the                       Sept. 30,      Sept. 30,      Sept. 30,      Sept 30,
             Calculation of Earnings Per Share                   1999          1998           1999           1998
-------------------------------------------------------------------------------------------------------------------
Earnings per common share                                       714,657       702,815        711,168        701,963
-------------------------------------------------------------------------------------------------------------------
Stock options effect                                             48,852        35,343         47,311         32,265
-------------------------------------------------------------------------------------------------------------------
Earnings per common share - assuming dilution                   763,509       738,158        758,479        734,228
-------------------------------------------------------------------------------------------------------------------


         The dilutive effect of outstanding stock options is calculated by application of the treasury stock method, which assumes that the proceeds from exercise are used to purchase common stock at the average market price during the period. The incremental shares are included in the denominator of the diluted computation.

MOUNTAIN WEST BANK

FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Mountain West Bank
Coeur d'Alene, Idaho

In our opinion, the accompanying balance sheets and the related statements of income, comprehensive income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mountain West Bank (the Bank) as of March 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                 /s/ PricewaterhouseCoopers LLP

May 19, 1999

MOUNTAIN WEST BANK
BALANCE SHEETS
MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                     1999            1998
                                                                 -----------     -----------
ASSETS:
  Cash and cash equivalents:
    Interest bearing                                              $5,220,751     $12,728,613
    Non-interest bearing                                           3,900,441       3,838,491
  Loans receivable, net                                           50,198,117      37,823,205
  Loans held for sale                                              2,782,207       1,938,548
  Investments and mortgage-backed securities:
    Available-for-sale, at market                                 12,819,575       4,877,933
    Held-to-maturity, at amortized cost                              779,432       1,606,092
    Restricted, at cost                                              604,600         560,500
  Accrued interest receivable                                        455,367         342,085
  Mortgage servicing rights, net                                     278,468         121,350
  Office properties and equipment, net                             3,407,444       2,915,115
  Real estate owned, net                                                  --         106,912
  Prepaid expenses and other assets, net                             389,853         276,561
  Deferred income taxes                                               30,890              --
                                                                 -----------     -----------
      Total assets                                               $80,867,145     $67,135,405
                                                                 ===========     ===========

LIABILITIES:
  Deposits                                                       $70,659,270     $57,741,470
  Advances from Federal Home Loan Bank of Seattle                  1,000,000       2,000,000
  Accounts payable and other accrued expenses                      1,483,434         791,153
  Checks issued and payable                                        1,388,027         766,735
                                                                 -----------     -----------
      Total liabilities                                           74,530,731      61,299,358
                                                                 -----------     -----------

Commitments (Notes 14 and 15)

STOCKHOLDERS' EQUITY:
  Common stock, $2.50 par value; 1,500,000 shares authorized;
    704,774 and 637,223 shares issued and outstanding              1,761,935       1,593,058
  Additional paid-in capital                                       4,321,507       3,953,985
  Accumulated other comprehensive loss                               (22,895)        (22,572)
  Retained earnings                                                  275,867         311,576
                                                                 -----------     -----------
      Total stockholders' equity                                   6,336,414       5,836,047
                                                                 -----------     -----------

      Total liabilities and stockholders' equity                 $80,867,145     $67,135,405
                                                                 ===========     ===========


The accompanying notes are an integral part of the financial statements.

MOUNTAIN WEST BANK
STATEMENTS OF INCOME
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                         1999            1998
                                                                      ----------      ----------
INTEREST INCOME:
  Loans                                                               $4,123,796      $3,376,508
  Investments and cash equivalents                                       983,507         549,801
                                                                      ----------      ----------
      Total interest income                                            5,107,303       3,926,309
                                                                      ----------      ----------

INTEREST EXPENSE:
  Deposits                                                             1,857,613       1,556,969
  Other borrowings                                                        62,626          72,095
                                                                      ----------      ----------
      Total interest expense                                           1,920,239       1,629,064
                                                                      ----------      ----------

      Net interest income                                              3,187,064       2,297,245

Provision for loan losses                                                203,318         162,940
                                                                      ----------      ----------

      Net interest income after provision for loan losses              2,983,746       2,134,305
                                                                      ----------      ----------

OTHER INCOME (EXPENSE):
  Fees and service charges                                               804,960         432,021
  Net gains on sales of loans                                            897,440         480,240
  Net gains on sales of investments and mortgage-backed securities        17,016           9,135
  Other                                                                  (82,725)            538
                                                                      ----------      ----------
      Total other income                                               1,636,691         921,934
                                                                      ----------      ----------

Operating expenses                                                     3,884,746       2,282,293
                                                                      ----------      ----------

Income before income taxes                                               735,691         773,946
Income tax provision                                                     275,902         272,769
                                                                      ----------      ----------

Net income                                                              $459,789        $501,177
                                                                      ==========      ==========

Net income per share - basic                                          $     0.65      $     0.88
                                                                      ==========      ==========

Net income per share - diluted                                        $     0.62      $     0.86
                                                                      ==========      ==========

Weighted-average shares outstanding - basic                              702,956         568,320
                                                                      ==========      ==========

Weighted-average shares outstanding - diluted                            744,961         579,774
                                                                      ==========      ==========


The accompanying notes are an integral part of the financial statements.

MOUNTAIN WEST BANK
STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                         1999          1998
                                                                       --------      --------
Net income                                                             $459,789      $501,177

Other comprehensive income (loss):
  Change in unrealized losses on available-for-sale investments and
    mortgage-backed securities                                             (323)       13,560
                                                                       --------      --------

Comprehensive income                                                   $459,466      $514,737
                                                                       ========      ========


The accompanying notes are an integral part of the financial statements.

MOUNTAIN WEST BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                                      ACCUMULATED        RETAINED
                                                            COMMON STOCK              ADDITIONAL         OTHER           EARNINGS
                                                      --------------------------       PAID-IN       COMPREHENSIVE     (ACCUMULATED
                                                      SHARES            AMOUNT         CAPITAL           LOSS             DEFICIT)
                                                      -------         ----------      ----------     -------------     ------------
BALANCE, MARCH 31, 1997                               487,223         $1,218,058      $2,406,953        $(36,132)        $(189,601)
     Proceeds from stock offering, net                150,000            375,000       1,547,032
     Change in unrealized losses on investments
        and mortgage-backed securities                                                                    13,560
     Net income                                                                                                            501,177
                                                      -------         ----------      ----------        --------         ---------

BALANCE, MARCH 31, 1998                               637,223          1,593,058       3,953,985         (22,572)          311,576
     Shares issued upon exercise of stock options       3,714              9,285          33,465
     Common stock dividend                             63,837            159,592         335,906                          (495,498)
     Cash paid for fractional shares
        ($16.75 per share)                                                                (1,849)
     Change in unrealized losses on investments
        and mortgage-backed securities                                                                      (323)
     Net income                                                                                                            459,789
                                                      -------         ----------      ----------        --------         ---------

BALANCE, MARCH 31, 1999                               704,774         $1,761,935      $4,321,507        $(22,895)        $ 275,867
                                                      =======         ==========      ==========        ========         =========

The accompanying notes are an integral part of the financial statements.

MOUNTAIN WEST BANK
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                1999                 1998
                                                                            ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                $    459,789         $    501,177
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                  203,318              162,940
      Depreciation                                                               296,669              224,841
      Amortization of premiums and discount on investment and
       mortgage-backed securities                                                 18,257               (1,609)
      Amortization of mortgage servicing rights                                   70,484               20,307
      Valuation adjustments on loans held for sale                                10,755                   --
      Valuation adjustments on mortgage servicing rights                          62,884                2,260
      Net gain on sales of loans                                                (897,440)            (480,240)
      Net gain on investments and mortgage-backed securities                     (17,016)              (9,135)
      Net loss on sales of real estate owned                                       4,276                   --
      Net (gain) loss on disposal of office properties and equipment              18,790               (1,772)
      Stock dividends on restricted investment                                   (44,100)             (23,800)
      Deferred income tax provision (benefit)                                    (31,174)              87,082
      Change in:
       Accrued interest receivable                                              (113,282)            (129,090)
       Prepaid expenses and other assets                                        (113,292)            (139,947)
       Accounts payable and other accrued expenses                               692,565              139,992
      Proceeds from sales of loans                                            52,538,668           36,717,676
      Principal repayments on loans held for sale                                  5,611              287,878
      Disbursements on loans originated for sale                             (51,563,803)         (35,173,855)
                                                                            ------------         ------------
         Net cash provided by operating activities                             1,601,959            2,184,705
                                                                            ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal repayments on loans                                                8,323,311           13,204,823
  Disbursement of loans, net                                                 (27,055,462)         (24,877,785)
  Purchase of loans                                                             (431,000)                  --
  Proceeds from sale of loan participations                                    5,671,471            1,817,031
  Principal reductions on available-for-sale investments                       1,333,956              260,323
  Proceeds from sale and maturity of available-for-sale investments            3,466,786              750,000
  Purchase of available-for-sale investments                                 (12,744,982)          (3,315,327)
  Principal reductions on held-to-maturity investments                            86,494               57,175
  Proceeds from maturity of held-to-maturity investments                         741,200            2,350,000
  Purchase of held-to-maturity investments                                            --           (3,079,140)
  Proceeds from sale of office properties and equipment                               --                5,100
  Acquisition of office properties and equipment                                (831,788)            (166,623)
  Purchase of restricted investments                                                  --             (333,200)
  Retained mortgage servicing rights                                            (290,486)             (40,048)
  Proceeds from sale of real estate owned                                        102,636                   --
                                                                            ------------         ------------
         Net cash used in investing activities                               (21,627,864)         (13,367,671)
                                                                            ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in checks issued and payable                                        621,292              766,735
  Net change in commercial demand accounts, NOW, passbook and
    money market deposits                                                     11,474,074           14,965,356
  Proceeds from sales of certificates of deposit                              17,773,134            9,266,992
  Payments for maturing certificates of deposit                              (16,329,408)          (4,314,045)
  Advances from Federal Home Loan Bank of Seattle                                     --           15,741,800
  Repayments of advances from Federal Home Loan Bank of Seattle               (1,000,000)         (15,741,800)
  Proceeds from issuance of common stock, net                                         --            1,922,032
  Proceeds from exercise of stock options                                         42,750                   --
  Cash paid for fractional shares                                                 (1,849)                  --
                                                                            ------------         ------------
         Net cash provided by financing activities                            12,579,993           22,607,070
                                                                            ------------         ------------

Net change in cash and cash equivalents                                       (7,445,912)          11,424,104
Cash and cash equivalents, beginning of year                                  16,567,104            5,143,000
                                                                            ------------         ------------

Cash and cash equivalents, end of year                                      $  9,121,192         $ 16,567,104
                                                                            ============         ============

MOUNTAIN WEST BANK
STATEMENTS OF CASH FLOWS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                          1999          1998
                                                                       ----------    ----------
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for:
    Interest                                                           $1,856,402    $1,615,564
    Income taxes                                                          301,800       210,050
  Noncash investing activities:
    Transfer of loans held for sale to loans receivable                 1,011,978       517,524
    Transfer of loans receivable to loans held for sale                    74,528            --
    Issuance of loan for sale of fixed asset                               24,000            --
    Write-off of loans receivable against allowance for loan losses        43,318         6,940
    Transfer of loans receivable to real estate owned                          --       106,912
  Noncash financing activities:
    Distribution of stock dividend                                        495,498            --

The accompanying notes are an integral part of the financial statements.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

        ORGANIZATION

        Mountain West Bank (the Bank), formerly Mountain West Savings Bank, F.S.B., was organized on June 12, 1992. The Bank completed its initial public offering of common stock and received its federal charter in September 1993, emerged from the organizational stage and began operations in Coeur d'Alene, Idaho in October 1993. In February 1996, the Bank opened a branch operation in Hayden, Idaho; in November 1996, the Bank opened a branch in Post Falls, Idaho; and in November 1998, the Bank opened a branch in Boise, Idaho.

        CASH AND CASH EQUIVALENTS

        The Bank considers cash equivalents to be any highly liquid debt instrument purchased with a remaining maturity of three months or less. Periodically, the Bank invests excess funds not presently being used for lending purposes with other financial institutions in amounts that, at times, are in excess of federal insurance limits. The Bank considers the credit worthiness of the financial institution in making its investment decisions and presently invests most excess funds with the Federal Home Loan Bank of Seattle.

        LOANS RECEIVABLE

        Loans receivable are recorded at their unpaid principal balance less any deferred loan fees, net of direct loan origination costs and an allowance for loan losses.

        ALLOWANCE FOR LOAN LOSSES

        An allowance for loan losses is recorded based on the Bank's evaluation of past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic and geographic conditions. Such evaluation, which includes a review of impaired loans which may not be fully collectible, is based on the present value of expected future cash flows, discounted at the loan's effective interest rate or the estimated fair value, net of selling costs, of the underlying collateral. A provision for loan losses, when determined necessary, is charged to operations based on management's evaluation of the probable losses that may occur in its loan portfolio.

        The accrual of interest and amortization of net deferred loan fees cease on any loan when either principal or interest becomes 90 days past due.

        LOAN ORIGINATION AND COMMITMENT FEES

        Loan origination fees, net of certain specifically defined direct loan origination costs, are deferred and recognized as interest income using the level yield interest method over the contractual term of each loan adjusted for actual loan prepayment experience. If the related loan is sold, the remaining net amount deferred, which is part of the basis of the loan, is considered in determining the gain or loss on sale.

        Loan commitment fees are deferred until the expiration of the commitment period unless management believes there is a remote likelihood that the underlying commitment will be exercised, in which case the fees are amortized to fee income using the straight-line method over the commitment period. If a loan commitment is exercised, the deferred commitment fee is accounted for in the same manner as a loan origination fee. Deferred commitment fees associated with expired commitments are recognized as fee income.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

        LOANS HELD FOR SALE

        Loans held for sale are carried at the lower of cost or market value as determined on an individual loan basis. Any loan that management determines will not be held to maturity is classified as held for sale. Market value is determined based on published quotes for loans with comparable interest rates and maturities. Unrealized losses on loans held for sale are recognized through a valuation allowance by a charge to operations as incurred.

        INVESTMENTS AND MORTGAGE-BACKED SECURITIES

        The accounting policies related to investments and mortgage-backed securities are as follows:

        - AVAILABLE-FOR-SALE. Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability and the yield of alternative investments are classified as available-for-sale. These assets are carried at market value. Market value is determined using published quotes as of the balance sheet date. Unrealized gains and losses are excluded from operations and recognized in other comprehensive income.

        - HELD-TO-MATURITY. Debt securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the level yield interest method over the estimated remaining term of the underlying security.

        - RESTRICTED. Equity security investments in the Federal Home Loan Bank of Seattle (FHLB-Seattle) are recorded at cost and are evaluated annually for impairment. Cash and stock dividends are recorded in income as received.

        Realized and unrealized gains and losses on investments and mortgage-backed securities are recognized using the specific identification method.

        MORTGAGE SERVICING RIGHTS

        The Bank capitalizes as a separate asset the rights to service mortgage loans for others on loans that are originated and sold with retained servicing rights. Mortgage servicing rights are valued at fair value, based on observable market prices quoted for servicing rights for comparable loans.

        The Bank assesses the impairment of the mortgage servicing rights on a disaggregated basis. The servicing portfolio is stratified by predominant risk characteristic (loan type, rate and term) and valued using current observable market prices. In the event that the carrying value of the mortgage servicing rights of any stratum exceeds the fair value, an impairment loss is recognized in operations. A decline in interest rates most likely will result in increased prepayment rates, which would accelerate the amortization of these mortgage servicing rights.

        The mortgage servicing rights are amortized using the depletion method in proportion to and over the estimated term of the servicing income.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

        OFFICE PROPERTIES AND EQUIPMENT

        Office properties and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the term of the related lease. Expenditures for new properties and equipment and major renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Upon sale or retirement of property or equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gains or losses are reflected in operations.

        The Bank's policy is to review its properties and equipment for impairment in value whenever events or circumstances indicate that the carrying value may not be recoverable.

        REAL ESTATE OWNED

        Real estate owned includes property acquired through foreclosure in satisfaction of the related loan receivable. Real estate owned is carried at the lower of cost or fair value less estimated costs to sell at foreclosure.

        An allowance for losses on real estate owned is established to include amounts for estimated losses as a result of an impairment in value of the real property. The Bank reviews its real estate owned for impairment in value whenever events or circumstances indicate that the carrying value of the property may not be recoverable. In performing the review, if expected future undiscounted cash flow from the use of the property or the fair value, less selling costs, from the disposition of the property is less than its carrying value, an impairment loss is recognized.

        INCOME TAXES

        The Bank accounts for income taxes using the liability method, which requires that deferred tax assets and liabilities be determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities and tax attributes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

        NET INCOME PER SHARE

        Net income per share - basic is computed by dividing net income by the weighted-average number of shares outstanding during the period. Net income per share - diluted is computed by dividing net income by the weighted-average number of shares outstanding increased by the dilutive effect associated with additional shares that would have been outstanding if the dilutive potential shares had been issued.

        All weighted-average shares outstanding and per-share amounts have been retroactively restated to reflect the 10% common stock dividend which occurred during the year ended March 31, 1999 (see Note 9).

        COMPREHENSIVE INCOME

        During the year ended March 31, 1999, the Bank adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general- purpose financial statements. This Statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires the change in unrealized losses on investments and mortgage-backed securities classified as available for sale to be included in comprehensive income. The financial statements as of and for the year ended March 31, 1998 have been reclassified to conform to this Statement.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

        COMPREHENSIVE INCOME, CONTINUED

        Reclassification adjustments, representing the net gains on available-for-sale securities that were realized during the period, were as follows:

                      Year ended March 31, 1999                   $12,188
                      Year ended March 31, 1998                        --

        These gains had previously been included in other comprehensive income as a component of unrealized losses on investments and mortgage-backed securities available for sale.

        ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        RECLASSIFICATIONS

        Certain amounts in the 1998 financial statements have been reclassified to conform with the current year's presentation. These reclassifications had no effect on net income or retained earnings as previously reported.

2. LOANS RECEIVABLE:

        The Bank originates residential and commercial real estate, consumer and commercial loans. Generally, most loans are collateralized by real property located in Kootenai and Ada counties, Idaho and bordering areas. At March 31, 1999 and 1998, the Bank had $2,303,417 and $1,464,764, respectively, of commercial and consumer loans that did not have specific collateral.

        The components of loans receivable and their original scheduled maturities at March 31, 1999 and 1998 are as follows:

                                                                                                  ORIGINAL
                                                                1999              1998            MATURITY
                                                            -----------       -----------       ------------
Real estate loans:
   Single family                                            $16,399,066       $18,315,891         5-30 years
   Multi-family                                                   7,116           419,708        10-30 years
   Construction                                               3,713,805         2,329,876        0.5-1 year
   Commercial                                                13,094,835         4,872,100         1-15 years
   Home equity                                                3,528,854         3,854,926           20 years
   Consumer                                                   2,977,265           884,528         1-15 years
                                                            -----------       -----------
                                                             39,720,941        30,677,029
Other commercial loans                                        8,395,808         4,421,772       0.25-7 years
Consumer loans                                                2,680,025         3,123,350         1-10 years
                                                            -----------       -----------
Total loans receivable                                       50,796,774        38,222,151
Deferred loan fees, net of direct loan origination costs        (63,657)          (23,946)
Allowance for loan losses                                      (535,000)         (375,000)
                                                            ===========       ===========

Loans receivable, net                                       $50,198,117       $37,823,205
                                                            ===========       ===========

Weighted-average interest rate                                     8.34%             8.80%
                                                            ===========       ===========

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

2. LOANS RECEIVABLE, CONTINUED:

        At March 31, 1999 and 1998, loans receivable with balances of $27,416,465 and $24,798,468, respectively, were subject to adjustable interest rates. The remaining loans outstanding of $23,380,309 and $13,423,683 at March 31, 1999 and 1998, respectively, were at fixed rates ranging from 4.62% to 15.75% and 5.00% to 15.50%, respectively.

        Included above are outstanding balances of $4,830,637 and $1,994,325 at March 31, 1999 and 1998, respectively, representing the Bank's interest in loans under participation agreements with other lenders. The outstanding principal balance of these loans was $19,258,534 and $6,905,756 at March 31, 1999 and 1998, respectively. These loans bear interest at annual rates ranging from 7.50% to 11.50% and from 7.75% to 12.25% at March 31, 1999 and 1998, respectively. The Bank acts as the servicer on these loans.

        The following is an analysis of the changes in net deferred loan fees for the years ended March 31, 1999 and 1998:

                                                          1999        1998
                                                       ---------   ---------
        Beginning balance                              $  23,946   $  29,415
        Fees collected                                   993,542     657,184
        Loan origination costs                          (824,299)   (568,571)
        Fees amortized                                  (119,888)    (78,844)
        Fees recognized on sales of loans                 (5,630)     (5,426)
        Fees passed to investors                          (4,014)     (9,812)
                                                       ---------   ---------

        Ending balance                                 $  63,657   $  23,946
                                                       =========   =========

        Expenses which are capitalized as loan origination costs include employee compensation for certain specified activities in originating loans as well as incremental direct costs. For residential real estate loans, the Bank uses the functional method of accumulating the cost information, which results in a standard origination cost per loan. This cost per loan is updated periodically throughout the fiscal year. For other loans, the origination costs are based on the actual costs incurred.

        The following is an analysis of the changes in the allowances for loan losses for the years ended March 31, 1999 and 1998:

                                                           1999       1998
                                                         --------   --------
        Beginning balance                                $375,000   $219,000
           Provision for loan losses                      203,318    162,940
           Write offs                                     (43,318)    (6,940)
                                                         --------   --------

        Ending balance                                   $535,000   $375,000
                                                         ========   ========

        The following is a summary of loans that are not performing in accordance with their original contractual terms at March 31, 1999 and 1998:

                                                           1999       1998
                                                         --------   --------
        Nonaccrual loans (A)                             $    --    $ 82,855
        Restructured loans (B)                            205,437    222,471
                                                         --------   --------

           Total nonperforming loans                     $205,437   $305,326
                                                         ========   ========

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

2. LOANS RECEIVABLE, CONTINUED:

          (A) The accrual of interest and amortization of net deferred loan fees are discontinued when either principal or interest become 90 days past due, unless the loan meets specific criteria. A loan also may be put on nonaccrual if, in management's judgment, the loan may be uncollectible. Interest income on nonaccrual loans is recognized as collected. There was a specific allowance for loan losses of $5,243 related to these loans at March 31, 1998.

              For loans on nonaccrual status at March 31, 1998, additional gross interest income of $2,500 would have been recorded during the year ended March 31, 1998, if such loans had been current in accordance with their original contractual terms. Interest income of $24,000 was recorded during the year ended March 31, 1998 in connection with such loans.

              The average recorded investment in impaired loans was approximately $41,000 during the year ended March 31, 1998.

          (B) Restructured loans occur when the Bank has agreed to compromise the contractual loan terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest, or both, because of a deterioration in the financial position of the borrower. Restructured loans performing in accordance with their new terms are not included in nonaccrual loans unless there is uncertainty as to the ultimate collection of principal or interest.

        The Bank also provides for probable loan losses on loans that are currently performing based on historical and peer group loss experiences on various types of loans. These estimates can be affected by changes in the economic environment in Kootenai and Ada counties, Idaho. As a result of changing economic conditions, it is reasonably possible that the amount of the allowance for loan losses could change in the near term.

3. LOANS HELD FOR SALE:

        The Bank has sold loans with outstanding principal balances of $51,641,229 and $36,237,436 during the years ended March 31, 1999 and 1998 to the Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA) and to other investors and recognized net gains of $897,440 and $480,240, respectively. The Bank acts as the servicer on the FHLMC and FNMA loans.

        Loans serviced for others are not included in the financial statements. The unpaid principal balances of these loans are summarized as follows at March 31, 1999 and 1998:

                                                     1999            1998
                                                 -----------     -----------
        Loan portfolios serviced for:
           FHLMC                                 $30,276,706     $22,091,451
           FNMA                                      741,955       1,034,981
           Others                                 14,618,033       4,911,431
                                                 -----------     -----------
                                                 $45,636,694     $28,037,863
                                                 ===========     ===========

        Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $253,000 and $81,000 at March 31, 1999 and 1998, respectively.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

3. LOANS HELD FOR SALE, CONTINUED:

        The following is an analysis of the changes in mortgage servicing rights associated with loans serviced for others for the years ended March 31, 1999 and 1998:

                                                          1999       1998
                                                        --------    --------
        Beginning balance                               $121,350    $103,869
        Retained mortgage servicing rights               290,486      40,048
        Amortization of mortgage servicing rights        (70,484)    (20,307)
        Valuation adjustments                            (62,884)     (2,260)
                                                        --------    --------

        Ending balance                                  $278,468    $121,350
                                                        ========    ========


        The accumulated valuation allowances for mortgage servicing rights at March 31, 1999 and 1998 were $65,144 and $2,260, respectively.

4. INVESTMENTS AND MORTGAGE-BACKED SECURITIES:

        A summary of the amortized cost and fair values of investments and mortgage-backed securities as of March 31, 1999 and 1998 is as follows:

                                                                            1999
                                                 ----------------------------------------------------------
                                                                   GROSS          GROSS
                                                  AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                                     COST          GAINS          LOSSES          VALUE
                                                 -----------     ----------     ----------      -----------
Available-for-Sale:
   U.S. Government and agency obligations        $ 5,882,233      $ 1,689        $(18,197)      $ 5,865,725
   Mortgage-backed securities                      6,960,237       10,432         (16,819)        6,953,850
                                                 -----------      -------        --------       -----------

                                                 $12,842,470      $12,121        $(35,016)      $12,819,575
                                                 ===========      =======        ========       ===========

Held-to-Maturity:
   U.S. Government and agency obligations        $   499,835      $   942             $--       $   500,777
   Mortgage-backed securities                        279,597        2,244          (1,144)          280,697
                                                 -----------      -------        --------       -----------

                                                 $   779,432      $ 3,186        $ (1,144)      $   781,474
                                                 ===========      =======        ========       ===========
Restricted:
   Federal Home Loan Bank of Seattle (FHLB)
       stock                                     $   604,600
                                                 ===========

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

4. INVESTMENTS AND MORTGAGE-BACKED SECURITIES, CONTINUED:

                                                                         1998
                                                -----------------------------------------------------------
                                                                 GROSS          GROSS
                                                AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                  COST           GAINS          LOSSES             VALUE
                                                ----------      -------        --------          ----------
Available-for-Sale:
   U.S. Government and agency obligations       $4,320,315      $   872        $(28,752)         $4,292,435
   Mortgage-backed securities                      580,190        5,388             (80)            585,498
                                                ----------      -------        --------          ----------

                                                $4,900,505      $ 6,260        $(28,832)         $4,877,933
                                                ==========      =======        ========          ==========

Held-to-Maturity:
   U.S. Government and agency obligations       $1,240,242      $ 6,683                          $1,246,925
   Mortgage-backed securities                      365,850        6,979        $ (2,656)            370,173
                                                ----------      -------        --------          ----------

                                                $1,606,092      $13,662        $ (2,656)         $1,617,098
                                                ==========      =======        ========          ==========
Restricted:
   Federal Home Loan Bank of Seattle stock      $  560,500
                                                ==========


        At March 31, 1999, all securities were performing in accordance with their contractual terms.

        The FHLB stock is restricted in that it can only be sold back to the FHLB or to another member institution at its par value. The Bank intends to hold the stock as a long-term investment. The FHLB stock does not have a readily determinable fair value due to its lack of marketability and restrictive nature.

        Accrued interest receivable related to the investments and mortgage-backed securities was $144,015 and $91,765 at March 31, 1999 and 1998, respectively.

        The contractual maturities of investments and mortgage-backed securities at March 31, 1999 are as follows:

                                                     AMORTIZED      FAIR
                                                       COST         VALUE
                                                   -----------   -----------
        Available-for-sale:
           After one year through five years       $ 5,877,310   $ 5,879,488
           After five years through ten years        2,988,820     2,982,922
           After ten years                           3,976,340     3,957,165
                                                   -----------   -----------

                                                   $12,842,470   $12,819,575
                                                   ===========   ===========

        Held-to-maturity:

           After five years through ten years      $   499,835   $   500,777
           After ten years                             279,597       280,697
                                                   -----------   -----------

                                                   $   779,432   $   781,474
                                                   ===========   ===========

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

5. OFFICE PROPERTIES AND EQUIPMENT:

        The components of office properties and equipment at March 31, 1999 and 1998 are as follows:

                                                                                     ESTIMATED
                                                          1999           1998       USEFUL LIFE
                                                       ----------     ----------    -----------
        Land                                           $  565,853     $  565,853
        Buildings                                       2,008,444      1,827,084    31-40 years
        Furniture, fixtures and equipment               1,543,538      1,034,145     3-10 years
                                                       ----------     ----------
                                                        4,117,835      3,427,082

        Less accumulated depreciation                    (710,391)      (511,967)
                                                       ----------     ----------

                                                       $3,407,444     $2,915,115
                                                       ==========     ==========

6. DEPOSITS:

        The components of deposits at March 31, 1999 and 1998 are as follows:

                                                                        1999            1998
                                                                    -----------      -----------
Demand accounts (non-interest bearing commercial and consumer)      $15,776,953      $14,723,723
NOW accounts, 1.50% and 2.00%                                        11,497,451        8,115,890
Savings accounts, 2.50% and 3.40%                                     4,846,559        2,946,079
Money market demand accounts, 3.40%                                  19,513,362       14,374,558
                                                                    -----------      -----------
                                                                     51,634,325       40,160,251
                                                                    -----------      -----------

Certificate accounts:
  4.00 to 4.99%                                                      12,983,268        3,176,802
  5.00 to 5.99%                                                       5,391,498       13,063,574
  6.00 to 6.99%                                                         650,179        1,340,843
                                                                    -----------      -----------
                                                                     19,024,945       17,581,219
                                                                    -----------      -----------
Total deposits                                                      $70,659,270      $57,741,470
                                                                    ===========      ===========

        The weighted-average interest rate on deposit accounts at March 31, 1999 and 1998 was approximately 2.66% and 3.06%, respectively.

        Included above are aggregate balances of $31,494,238 and $25,865,661 of individual deposits greater than $100,000 at March 31, 1999 and 1998, respectively, of which $10,492,882 and $8,623,278, respectively, represent balances in certificates accounts.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

6. DEPOSITS, CONTINUED:

        At March 31, 1999, the amounts and scheduled maturities of certificate accounts were as follows:

         YEAR ENDING                WEIGHTED-AVERAGE
          MARCH 31,                   INTEREST RATE                AMOUNT
         -----------                ----------------            ------------
            2000                         4.75%                   $17,950,977
            2001                         5.22                        783,734
            2002                         5.48                        231,094
            2003                         5.68                          7,780
            2004                         5.03                         51,360
                                                                 -----------

                                                                 $19,024,945
                                                                 ===========

        The components of interest expense on deposits for the years ended March 31, 1999 and 1998 are as follows:

                                                       1999          1998
                                                   ----------     ----------
        Demand and NOW accounts                    $  154,916    $   133,736
        Savings accounts                               92,791         71,759
        Money market demand accounts                  716,750        543,540
        Certificate accounts                          893,156        807,934
                                                   ----------     ----------

                                                   $1,857,613     $1,556,969
                                                   ==========     ==========

7. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF SEATTLE:

        The Bank has an available line-of-credit agreement from the Federal Home Loan Bank (FHLB) of Seattle in an authorized amount equal to 20% of the Bank's total assets. At March 31, 1999, the Bank's total availability under this line-of-credit agreement was approximately $16,270,000. The line is subject to variable rates of interest. The weighted-average interest rate on the advances outstanding was 6.25% at March 31, 1999.

        The advances outstanding from the FHLB of Seattle at March 31, 1999 are as follows:

        Interest at 6.30%, matures June 7, 2000, collateralized
          by a blanket security agreement                           $  500,000

        Interest at 6.19%, matures April 2, 1999, collateralized
          by a blanket security agreement                              500,000
                                                                    ----------

                                                                    $1,000,000
                                                                    ==========

        At March 31, 1999, the scheduled maturity of these advances is as follows:

                YEAR ENDING
                 MARCH 31,
                -----------
                   2000                            $  500,000
                   2001                               500,000
                                                   ----------

                                                   $1,000,000
                                                   ==========

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

8. INCOME TAXES:

        The components of the Bank's income tax provision for the years ended March 31, 1999 and 1998 are as follows:

                                                           1999       1998
                                                         --------   --------
        Current provision:
           Federal                                       $279,107   $176,974
           State                                           27,969      8,713
                                                         --------   --------
                                                          307,076    185,687
                                                         --------   --------

        Deferred provision (benefit):
           Federal                                        (24,845)    87,044
           State                                           (6,329)        38
                                                         --------   --------
                                                          (31,174)    87,082
                                                         --------   --------

        Income tax provision                             $275,902   $272,769
                                                         ========   ========

        The tax effect of the primary temporary differences and tax attributes giving rise to the Bank's deferred tax assets and liabilities at March 31, 1999 and 1998 is as follows:

                                               1999                        1998
                                       -----------------------     -----------------------
                                        ASSETS     LIABILITIES      ASSETS     LIABILITIES
                                       --------    -----------     --------    -----------
Allowance for loan losses              $181,900                    $127,500
Office properties and equipment                      $ 81,006                    $ 67,891
Deferred loan fees                                     51,601                      48,854
Organizational and start-up costs                                     5,891
Other                                     6,050        24,453                      16,930
                                       --------      --------      --------      --------

Total deferred income taxes            $187,950      $157,060      $133,391      $133,675
                                       ========      ========      ========      ========


        At March 31, 1998, the net deferred tax liability is included in accounts payable and other accrued expenses.

        A reconciliation of the income tax provision to an amount as computed by applying the statutory federal income tax rate to income before income taxes for the years ended March 31, 1999 and 1998 follows:

                                                           1999                   1998
                                                    ------------------     -----------------
                                                     AMOUNT      RATIO      AMOUNT      RATIO
                                                    --------     -----     --------     ----
Income tax provision at federal statutory rate      $250,135     34.0%     $263,142     34.0%
Tax effect of:
   State taxes (net of federal tax benefit)           14,282      1.9         5,751      0.7
   Other                                              11,485      1.6         3,876      0.5
                                                    --------     ----      --------     ----

                                                    $275,902     37.5%     $272,769     35.2%
                                                    ========     ====      ========     ====

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

9. COMMON STOCK:

        The Board of Directors of the Bank approved a 10% common stock dividend and paid $16.75 for all fractional shares resulting from the stock dividend, which was distributable to stockholders on July 16, 1998. The stock dividend resulted in the issuance of 63,837 common shares and the payment of $1,849. All weighted-average shares, per-share amounts, options outstanding and exercise prices have been retroactively restated to reflect the stock dividend.

        On February 12, 1998, the Bank completed an offering of its common stock. The common stock offering resulted in the issuance of 150,000 common shares at $13.00 per share. The net proceeds received from the common stock offering were $1,922,032.

10. REGULATORY MATTERS:

        In connection with the insurance of its deposits by the Federal Depository Insurance Corporation (FDIC) and general regulatory oversight by the Office of Thrift Supervision (OTS), the Bank is required to maintain minimum levels of regulatory capital.

        The OTS adopted final rules, effective December 19, 1992, to implement certain provisions of the FDIC Improvement Act of 1991 (FDICIA) establishing five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At March 31, 1999 and 1998, the Bank was considered "well capitalized."

        The minimum capital requirements, well capitalized capital requirements and the Bank's actual capital amounts at March 31, 1999 and 1998 are as follows (rounded to thousands):

                                                         MINIMUM CAPITAL       WELL CAPITALIZED
                                                          REQUIREMENTS           REQUIREMENTS               ACTUAL
                                                     --------------------    -------------------     -------------------
                                                       AMOUNT       RATIO      AMOUNT      RATIO       AMOUNT      RATIO
                                                     ----------     -----    ----------    -----     ----------    -----
       As of March 31, 1999:
         Total Capital (to Risk Weighted Assets)     $4,382,000     8.00%    $5,478,000    10.00%    $6,894,000    12.59%
         Tier I Capital (to Risk Weighted Assets)     2,191,000     4.00      3,286,000     6.00      6,359,000    11.61
         Tier I Capital (to Adjusted Assets)          3,235,000     4.00      4,044,000     5.00      6,359,000     7.86

       As of March 31, 1998:
         Total Capital (to Risk Weighted Assets)     $3,266,000     8.00%    $4,083,000    10.00%    $6,229,000    15.26%
         Tier I Capital (to Risk Weighted Assets)     1,633,000     4.00      2,450,000     6.00      5,859,000    14.35
         Tier I Capital (to Adjusted Assets)          2,686,000     4.00      3,358,000     5.00      5,859,000     8.72


        Management expects that the Bank will remain in compliance with applicable regulatory capital requirements, although there can be no assurance in this regard.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

10. REGULATORY MATTERS, CONTINUED:

        The following is a reconciliation between regulatory capital and stockholders' equity as reported in these financial statements at March 31, 1999 and 1998 (rounded to thousands):

                                                                          1999            1998
                                                                       ----------      ----------
Stockholders' equity                                                   $6,336,000      $5,836,000
Adjustments:
   Unrealized loss on available-for-sale securities                        23,000          23,000
                                                                       ----------      ----------

Regulatory tangible and core capital                                    6,359,000       5,859,000
Adjustments:
   Allowance for loan losses (less amounts specifically reserved)         535,000         370,000
                                                                       ----------      ----------

Regulatory risk-based capital                                          $6,894,000      $6,229,000
                                                                       ==========      ==========


        On May 19, 1999, the Board of Directors authorized management to file an application with the State of Idaho to convert its charter to a state chartered commercial bank. As a result, the Bank will become regulated by the State of Idaho Department of Finance rather than by the OTS. Regulation by the Idaho Department of Finance could subject the Bank to requirements that are not currently applicable under OTS regulation. At this time, the Bank does not expect that the charter change would significantly alter its regulatory capital requirements or impact its operations.

11. STOCK OPTION PLAN:

        The Bank has adopted a formal stock option plan for the benefit of its directors and key employees. The Bank has granted options to purchase shares of its common stock at exercise prices equal to the fair market value of the common stock at the date of the grant. Most options are exercisable immediately and expire in 10 years from the date of grant. At March 31, 1999, 11,344 options are available to be granted.

        The Bank has chosen not to record compensation expense using fair value measurement principles. Had compensation cost for the Bank's Plan been determined based on the fair value at the grant dates for awards under the Plan, the Bank's net income and net income per share for the years ended March 31, 1999 and 1998 would have been reduced to the pro forma amounts indicated below.

                                                           1999                   1998
                                                   --------------------    --------------------
                                                      AS         PRO         AS          PRO
                                                   REPORTED     FORMA      REPORTED     FORMA
                                                   --------    --------    --------    --------
       Net income                                  $459,789    $321,208    $501,177    $290,848
       Net income per share - basic                $   0.65    $   0.46    $   0.88    $   0.51
       Net income per share - diluted              $   0.62    $   0.43    $   0.86    $   0.50

        The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants during the years ended March 31, 1999 and 1998: dividend yield of 0%, risk-free interest rates of 5.54% to 6.68% and expected lives of 10 years.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

11. STOCK OPTION PLAN, CONTINUED:

        The summary of the status of the Plan as of March 31, 1999 and 1998 and changes during the years then ended is presented below:

                                                             1999                            1998
                                                     -----------------------        ---------------------
                                                                   WEIGHTED-                      WEIGHTED-
                                                                   AVERAGE                        AVERAGE
                                                                   EXERCISE                       EXERCISE
                                                     SHARES         PRICE           SHARES         PRICE
                                                     ------        ---------        -------       ---------
Outstanding at beginning of year                     85,552        $ 11.20           37,564       $  9.00
Granted                                              31,000          16.23           48,488         12.92
Expired or terminated                                (6,600)        (13.00)            (500)       (13.00)
Options exercised                                    (3,714)        (11.51)              --            --
Increase due to common stock dividend                10,479             --               --            --
                                                     ------        -------          -------       -------

Outstanding at end of year                          116,717        $ 11.30           85,552       $ 11.20
                                                    =======                         =======

Options exercisable at year end                     112,717                          85,552
                                                    =======                         =======

Weighted-average fair value of options granted
   during the year                                  $  7.15                         $  6.67
                                                    =======                         =======


        The following table summarizes information about the Plan's stock options at March 31, 1999:

                                  OPTIONS OUTSTANDING AND EXERCISABLE
                 -----------------------------------------------------------------------
                     NUMBER                           WEIGHTED-AVERAGE
    RANGE OF     OUTSTANDING AT   NUMBER EXERCISABLE     REMAINING      WEIGHTED-AVERAGE
EXERCISE PRICES  MARCH 31, 1999   AT MARCH 31, 1999   CONTRACTUAL LIFE   EXERCISE PRICE
---------------  --------------   ------------------  ----------------  ----------------
   $7.00-7.99        11,713            11,713            5.3 years            $7.34
    8.00-8.99        24,624            24,624            5.6 years             8.26
  10.00-10.99         2,420             2,420            7.2 years            10.54
  11.00-11.99        50,860            50,860            8.7 years            11.74
  14.00-14.99        23,100            23,100            9.0 years            14.55
  17.00-17.99         3,000                --            9.4 years            17.00
  20.00-20.99         1,000                --            9.8 years            20.00
                     ------           -------

                    116,717          112,717
                    =======          =======

        All exercise prices, options outstanding and weighted-average exercise prices have been retroactively restated to reflect the 10% stock dividend in July 1998. Additionally, the Plan provides that any outstanding options will be adjusted to reflect stock dividends. Accordingly, total shares under option were increased by 10,479 shares due to the stock dividend in July 1998.

        On May 19, 1999, the Bank granted 8,000 stock options at an exercise price of $20.00 per share.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

12. OPERATING EXPENSES:

        The components of total operating expenses for the years ended March 31, 1999 and 1998 are as follows:

                                                     1999           1998
                                                  ----------     -----------
        Employee compensation and benefits       $1,650,998      $1,014,749
        Occupancy, utilities and equipment          420,875         224,590
        Depreciation                                296,669         224,841
        Data processing                             351,852         235,155
        Insurance                                    21,268          21,535
        FDIC assessments                             34,011          45,713
        Professional services                       110,424          79,954
        Promotion                                   339,093         114,154
        Other                                       659,556         321,602
                                                 ----------      ----------

                                                 $3,884,746      $2,282,293

13. NET INCOME PER SHARE:

        The following table presents a reconciliation of the numerators and denominators used in the basic and diluted net income per share computations.

                                                              WEIGHTED
                                                              AVERAGE
                                             NET INCOME        SHARES        PER SHARE
                                             (NUMERATOR)    (DENOMINATOR)    AMOUNTS
                                             -----------    -------------    ---------
March 31, 1999:
   Net income per share - basic                $459,789        702,956        $0.65
       Effect of dilutive stock options              --         42,005
                                               --------        -------

   Net income per share - diluted              $459,789        744,961        $0.62
                                               ========        =======

March 31, 1998:
   Net income per share - basic                $501,177        568,320        $0.88
       Effect of dilutive stock options                         11,454
                                               --------        -------

   Net income per share - diluted              $501,177        579,774        $0.86
                                               ========        =======

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

14. RELATED-PARTY TRANSACTIONS:

        The Bank has entered into loan transactions with its directors, senior officers, significant stockholders and their affiliates. The aggregate amount of outstanding loans to such related parties at March 31, 1999 was $566,887, and an additional $283,259 was authorized but not disbursed as of such date. These loans include commercial and consumer installment loans and lines of credit, bear interest at rates from 6.75% to 13.50%, and have original terms from 1 to 20 years. Virtually all loans have outstanding principal balances greater than $60,000. The aggregate amount of outstanding loans to related parties at March 31, 1998 was $463,169.

        The Bank has outstanding deposit balances with its directors, senior officers, significant stockholders and their affiliates of $5,023,304 and $3,507,233 at March 31, 1999 and 1998, respectively.

        During the years ended March 31, 1999 and 1998, the Bank purchased credit reports from a credit bureau owned by one of its directors for $36,384 and $28,643, respectively.

        The Bank leases land from one of its directors for the Hayden branch. The lease expires in the year 2015 and the Bank has the option to renew the lease for a total of three successive five-year periods. Total rent expense associated with this lease was $38,400 during each of the years ended March 31, 1999 and 1998.

        The Bank leases office space from a partnership owned by two of its directors. The lease expires in the year 2003 and the Bank has the option to renew the lease for an additional five-year period. The rent expense associated with this lease during the year ended March 31, 1999 was $18,552. There was no rent expense associated with this lease during the year ended March 31, 1998.

        In fiscal 1999, the Bank entered into three additional operating lease agreements to lease office space from a partnership owned by two of its directors. The leases expire in the years 2003 and 2004. The Bank has the option to renew the leases for additional five-year periods. Total rent expense associated with these leases was $12,273 during the year ended March 31, 1999.

        At March 31, 1999, the minimum future rental payments due over the remaining term of the noncancellable leases with related parties are as follows:

                     YEAR ENDING                  MINIMUM FUTURE
                      MARCH 31,                 RENTAL COMMITMENTS
                     -----------                ------------------
                        2000                        $154,404
                        2001                         121,969
                        2002                         100,234
                        2003                         102,440
                        2004                          67,366
                     Thereafter                      450,100
                                                    --------
                                                    $996,513
                                                    ========

15. COMMITMENTS:

        At March 31, 1999, the Bank had loan commitments to borrowers totaling $9,559,673. Commitments, which are disbursed subject to certain limitations, extend over various periods of time, with the majority of the funds expected to be disbursed within a twelve-month period. The commitments are for single family residential loans, commercial real estate loans, commercial loans and consumer loans that have credit risks similar to the Bank's existing portfolio.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

15. COMMITMENTS, CONTINUED:

        At March 31, 1999, the Bank had made available various secured and unsecured commercial and personal lines of credit totaling approximately $19,567,845, of which the undisbursed portion is approximately $10,262,093. These lines of credit provide for periodic adjustment to market rates of interest, and have credit risk similar to the Bank's existing portfolio. The Bank has not historically realized credit losses due to these off-balance sheet commitments. Based on this fact and the Bank's analysis of the undisbursed portion of these lines of credit, no specific valuation allowances were recorded for these off-balance sheet commitments at March 31, 1999.

        The Bank had undisbursed construction loan commitments at March 31, 1999 of $2,345,251. These loans are made at fixed interest rates and are short-term in nature.

        The Bank had commitments to sell loans to investors of $8,266,992 at March 31, 1999.

16. PROFIT-SHARING PLAN:

        The Bank maintains a profit sharing plan (the Plan) authorized under
        Section 401(k) of the Internal Revenue Code, available for all employees who are 21 years of age or older. Employees may make elective deferrals in any amount from 1% to 15% of their compensation. The Bank makes a matching contribution of 50% of an employee's contribution up to a maximum of 6% of the employee's compensation. The Bank's contributions to the Plan during the years ended March 31, 1999 and 1998 were $39,751 and $22,057, respectively.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS:

        Fair value estimates are determined as of a specific date in time utilizing quoted market prices, where available, or various assumptions and estimates. As the assumptions underlying these estimates change, the fair value of the financial instruments will change. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent the full underlying value of the Bank.

        The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

                CASH AND CASH EQUIVALENTS

                The carrying value of cash and cash equivalents approximates fair value due to the relatively short-term and highly liquid nature of these instruments.

                AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY INVESTMENTS

                Fair value of investment securities is based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                LOANS HELD FOR SALE

                Fair values are based on the estimated value at which the loans could be sold in the secondary market.

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

17. FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED:

        LOANS RECEIVABLE

        The fair values of performing residential mortgage loans and home equity loans are estimated using current market comparable information for securitizable mortgages, adjusting for credit and other relevant characteristics. The fair values of performing commercial real estate construction and permanent financing, and consumer loans are estimated by discounting the expected cash flows using interest rates that consider the current credit and interest rate risk inherent in the loans and current economic and lending conditions.

        MORTGAGE SERVICING RIGHTS

        The fair values of mortgage servicing rights are estimated using quoted market rates from a mortgage banking institution.

        DEPOSITS

        The fair values for deposits subject to immediate withdrawal such as interest and non-interest checking, passbook savings, and NOW accounts and money market deposit accounts, are equal to the amount payable on demand at the reporting date (i.e., their carrying amount on the balance sheet). The carrying amounts for variable-rate certificates of deposit and other time deposits approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

        ADVANCES FROM THE FEDERAL HOME LOAN BANK OF SEATTLE

        The fair value of borrowings from the FHLB approximates its carrying value due to the fact that the borrowings bear variable (current) interest rates.

        OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

        The amounts shown under carrying value represent accruals or deferred income (fees) arising from the related unrecognized financial instruments. Fair value for the Bank's off-balance sheet instruments (lending commitment, selling commitments) are based on current settlement values; current quoted market prices; fees and interest rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                           MARCH 31, 1999               MARCH 31, 1998
                                       -----------------------   -------------------------
                                        CARRYING      FAIR         CARRYING       FAIR
                                         AMOUNT       VALUE         AMOUNT        VALUE
                                       ----------   ----------   -----------   -----------
Financial assets:
  Cash and cash equivalents            $9,121,192   $9,121,192   $16,567,104   $16,567,104
  Loans held for sale                   2,782,207    2,782,207     1,938,548     1,938,548
  Loans receivable, net                50,198,117   49,929,009    37,823,205    37,907,312
  Investments and mortgage-backed
    securities:
        Available-for-sale             12,819,575   12,819,575     4,877,933     4,877,933
        Held-to-maturity                  779,432      781,474     1,606,092     1,617,098
  Mortgage servicing rights               278,468      278,468       121,350       121,350

MOUNTAIN WEST BANK
NOTES TO FINANCIAL STATEMENTS, CONTINUED
FOR THE YEARS ENDED MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

17. FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED:

                                           MARCH 31, 1999               MARCH 31, 1998
                                       -----------------------   -------------------------
                                        CARRYING      FAIR         CARRYING       FAIR
                                         AMOUNT       VALUE         AMOUNT        VALUE
                                       ----------   ----------   -----------   -----------
Financial liabilities:
  Non-maturity deposits                51,634,325   51,634,325    40,160,251    40,160,251
  Deposits with stated maturities      19,024,945   19,107,875    17,581,219    17,600,038
  Advances from FHLB Seattle            1,000,000    1,000,000     2,000,000     2,000,000

Off-balance sheet financial
  instruments:
  Commitments to disburse loans        22,167,017   22,167,017    13,734,533    13,734,533
  Commitments to sell loans             8,266,992    8,266,992     4,014,992     4,014,992

18. INTEREST RATE RISK:

        The results of operations for savings institutions may be materially and adversely affected by changes in prevailing economic conditions, including rapid changes in interest rates, declines in real estate market values and the monetary and fiscal policies of the federal government. Like all financial institutions, the Bank's net interest income and its NPV (the net present value of financial assets, liabilities and off-balance sheet financial instruments) are subject to fluctuations in interest rates. Currently, the Bank's interest-bearing liabilities, consisting primarily of savings deposits, certificate accounts and FHLB Seattle advances, mature or reprice more rapidly, or on different terms, than do its interest-earning assets. The fact that liabilities mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates; however, such an asset/liability structure may result in declining net interest income during periods of rising interest rates.

        Additionally, the extent to which borrowers prepay loans is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay loans; whereas when interest rates decrease, borrowers are more likely to prepay loans. Prepayments may affect the levels of loans retained in an institution's portfolio, as well as its net interest income. The Bank maintains an asset and liability management program intended to manage net interest income through interest rate cycles and to protect its NPV by controlling its exposure to changing interest rates.

        Management is aware of the sources of interest rate risk and endeavors to actively monitor and manage its interest rate risk although there can be no assurance regarding the management of interest rate risk in future periods.

                                                                     APPENDIX A

===============================================================================


                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                               MOUNTAIN WEST BANK

                                       AND

                             NEW MOUNTAIN WEST BANK

                              UPON ITS FORMATION BY

                              GLACIER BANCORP, INC.



===============================================================================




                          DATED AS OF SEPTEMBER 9, 1999

                                TABLE OF CONTENTS


                                                                                               Page No.
                                                                                               --------
SECTION 1  TERMS OF TRANSACTION...............................................................    2

        1.1    Transaction....................................................................    2
        1.2    Effect of Transaction..........................................................    3
        1.3    Prospective Effect.............................................................    3
        1.4    Events of Closing..............................................................    3
        1.5    Effect on Glacier Common Stock.................................................    3
        1.6    Consideration..................................................................    3
        1.7    Payment to Dissenting Stockholders.............................................    5
        1.8    Alternative Structures.........................................................    5
        1.9    Letter of Transmittal..........................................................    6
        1.10   Undelivered Certificates.......................................................    6
        1.11   Stock Option Agreement.........................................................    6

SECTION 2  CLOSING OF THE TRANSACTION.........................................................    6

        2.1    Closing........................................................................    6
        2.2    Events of Closing..............................................................    6
        2.3    Place of Closing...............................................................    6

SECTION 3  REPRESENTATIONS....................................................................    7

        3.1    Representations of Glacier and Mountain West...................................    7
        3.2    Mountain West's Additional Representations....................................    12
        3.3    Exceptions to Representations.................................................    18

SECTION 4  CONDUCT AND TRANSACTIONS BEFORE CLOSING...........................................    19

        4.1    Conduct of Mountain West's Business Before Closing............................    19
        4.2    Registration Statement........................................................    22
        4.3    Accounting Treatment..........................................................    23
        4.4    Submission to Regulatory Authorities..........................................    24
        4.5    Announcements.................................................................    24
        4.6    Consents......................................................................    24
        4.7    Further Actions...............................................................    24
        4.8    Notice........................................................................    24
        4.9    Confidentiality...............................................................    25
        4.10   Update of Financial Statements................................................    25
        4.11   Availability of Glacier's Books, Records and Properties.......................    25

SECTION 5  APPROVALS AND CONDITIONS..........................................................    25

        5.1    Required Approvals............................................................    25
        5.2    Conditions to Glacier's Obligations...........................................    25
        5.3    Conditions to Mountain West's Obligations.....................................    28

SECTION 6  DIRECTORS, OFFICERS AND EMPLOYEES.................................................    29

        6.1    Directors.....................................................................    29
        6.2    Employment Agreement..........................................................    29
        6.3    Employees.....................................................................    29
        6.4    Indemnification...............................................................    30
        6.5    Employee Benefit Issues.......................................................    31

SECTION 7  TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION...........................    31

        7.1    Termination by Reason of Lapse of Time........................................    31
        7.2    Other Grounds for Termination.................................................    31
        7.3    Mountain West Termination Fee.................................................    32
        7.4    Glacier Termination Fee.......................................................    32
        7.5    Cost Allocation Upon Termination..............................................    32

SECTION 8  MISCELLANEOUS.....................................................................    32

        8.1    Notices.......................................................................    32
        8.2    Waivers and Extensions........................................................    34
        8.3    General Interpretation........................................................    34
        8.4    Construction and Execution in Counterparts....................................    34
        8.5    Survival of Representations and Covenants.....................................    34
        8.6    Attorneys' Fees and Costs.....................................................    34
        8.7    Arbitration...................................................................    34
        8.8    Governing Law and Venue.......................................................    35
        8.9    Severability..................................................................    35

SECTION 9  AMENDMENTS........................................................................    35



EXHIBITS AND SCHEDULES:

EXHIBIT A    Voting Agreement
EXHIBIT B    Non-Competition Agreement
EXHIBIT C    Form of Affiliate Letter
EXHIBIT D    Form of Opinion for Lukins & Annis, P.S.
EXHIBIT E    Form of Opinion for Graham & Dunn, P.C.
EXHIBIT F    Names and Residences of Combined Bank's Directors and Officers
EXHIBIT G    Amendments to the Combined Bank's Articles and Bylaws

TRANSITION PLAN SCHEDULE

SCHEDULE 1   Exceptions to Representations
SCHEDULE 2   Offices
SCHEDULE 3   Subsidiaries
SCHEDULE 4   Glacier and Mountain West Stock Plans
SCHEDULE 5   Material Contracts
SCHEDULE 6   Mountain West's Required Third Party Consents
SCHEDULE 7   Mountain West's Asset Classification List

SCHEDULE 8            Mountain West's Investments
SCHEDULE 9            Mountain West's Property Encumbrances
SCHEDULE 10           Mountain West's Offices and Branches
SCHEDULE 11           Mountain West's Compliance with Laws
SCHEDULE 12           Mountain West's Litigation Disclosure
SCHEDULE 13           Mountain West's Insurance Policies
SCHEDULE 14           Mountain West's Employee Benefit Plans

                  INDEX OF DEFINITIONS

TERMS                                            SECTION
-----                                            -------
Agreement                                        Intro. Paragraph

ASR                                              4.3.2

Asset Classification                             3.2.4

Bank Common Stock                                3.1.3((b))((2))

BHCA                                             Recital A

Closing                                          1.4

Change in Control                                1.3

Columbia                                         Recital G

Combined Bank                                    1.2

Company Common Stock                             3.1.3((b))((1))

Compensation Plans                               3.2.14((b))

Continuing Employees                             6.3

Contracts                                        3.2.3((b))

Dissenting Shares                                1.7

Effective Date                                   2.1

Employees                                        3.2.14((b))

Environmental Laws                               3.2.15((a))((2))

ERISA                                            3.2.14((a))

Exchange Act                                     3.1.5((b))

Exchange Agent                                   1.6.4((a))

Exchange Ratio                                   1.6.1

Executive Officer                                3.1.8

FDIC                                             Recital D

                                       iv

TERMS                                            SECTION
-----                                            -------
Federal Reserve Board                            Recital D

Financial Statements                             3.1.5((d))((1))

GAAP                                             3.1.5((d))

Glacier                                          Intro. Paragraph

Glacier Common Stock                             3.1.3((a))((1))

Glacier Financial Statements                     3.1.5((d))((2))

Glacier Option                                   1.6.5

Glacier Preferred Stock                          3.1.3((a))((1))

Glacier Shares                                   1.6.1

Glacier Stock Plans                              3.1.3((a))((2))

Governmental Entity                              3.2.3((a))

Hazardous Substances                             3.2.15((a))((3))

Information Technology                           3.2.13

IRC                                              Recital H

Liens                                            3.1.3((a))((5))

Material Adverse Effect                          3.1.6

Merger                                           Recital B

Mountain West                                    Intro. Paragraph

Mountain West Common Stock                       1.1

Mountain West Option                             1.6.5

Mountain West Financial Statements               3.1.5((d))((4))

Mountain West Stock Plans                        3.1.3((b))((2))

New Bank                                         Intro. Paragraph

OTS                                              3.1.5((a))

                                       v

TERMS                                            SECTION
-----                                            -------
Pension Plan                                     3.2.14((c))

Plan/Plans                                       3.2.14((a))

Property                                         4.1.10

Prospectus/Proxy Statement                       4.2.1((a))

Registration Statement                           4.2.1((a))

Regulatory Approvals                             Recital D

Reports                                          3.1.5((b))

SEC                                              3.1.5((a))

Securities Act                                   3.1.5((b))

Securities Laws                                  3.1.5((b))

Stock Option Agreement                           Recital I

Subject Property                                 3.2.15((a))((1))

Subsequent Glacier Financial Statements          3.1.5((d))((3))

Subsequent Mountain West Financial Statements    3.1.5((d))((5))

Subsidiary/Subsidiaries                          3.1.2((a))

Tangible Equity Capital                          5.2.3

Tax                                              3.2.10

Termination Date                                 2.1

Transaction                                      1.1

Transaction Fees                                 5.2.4

Year 2000 Compliance                             3.2.13

                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                               MOUNTAIN WEST BANK
                                       AND
                             NEW MOUNTAIN WEST BANK
                              UPON ITS FORMATION BY
                              GLACIER BANCORP, INC.

        This Plan and Agreement of Merger (the "Agreement"), dated as of September 9, 1999, is between MOUNTAIN WEST BANK ("Mountain West") and GLACIER BANCORP, INC. ("Glacier"), acting on its own behalf and on behalf of an Idaho banking corporation to be formed by it under the title NEW MOUNTAIN WEST BANK (the "New Bank").

                                    PREAMBLE

        The management and boards of directors of Glacier and Mountain West, respectively, believe that the proposed transaction between Glacier and Mountain West, on the terms and conditions set forth in this Agreement, is in the best interests of Glacier's and Mountain West's stockholders.

                                    RECITALS

A.      THE PARTIES.  The parties to the Merger are as follows:

        (1) Mountain West is a state-chartered banking corporation duly organized and validly existing under Idaho law with its principal office located in Coeur d'Alene, Idaho.

        (2) Glacier is a corporation duly organized and validly existing under Delaware law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). Glacier's principal office is located in Kalispell, Montana. Glacier owns (1) all of the outstanding common stock of Glacier Bank, First Security Bank of Missoula, Valley Bank of Helena, and Big Sky Western Bank; and (2) 94 and 98% of the outstanding common stock of Glacier Bank of Whitefish and Glacier Bank of Eureka, respectively.

        (3) New Bank will be organized by persons designated by Glacier who will, upon execution of this Agreement by Mountain West and Glacier, apply for preliminary approval from the State of Idaho for New Bank to become an interim state banking corporation. Upon receipt of such preliminary approval, New Bank will become a body corporate and will execute this Agreement, thereby becoming a party hereto and ratifying all prior actions taken on its behalf by Glacier. All of the capital stock of New Bank will be subscribed for solely by Glacier, and the consideration for such stock will be paid in before the Effective Date.

B. THE MERGER. On the Effective Date, all of the outstanding shares of Mountain West common stock will be exchanged for shares of Glacier Common Stock, and Mountain West will become a wholly-owned subsidiary of Glacier.

C. BOARD APPROVALS. Glacier's and Mountain West's respective boards of directors have approved this Agreement and authorized its execution and delivery.

D.      OTHER APPROVALS.  The Merger is subject to:

        (1)    Satisfaction of the conditions described in this Agreement;

        (2)    Approval by Mountain West's stockholders; and

        (3) Approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), (b) the Federal Deposit Insurance Corporation ("FDIC"), and (c) the State of Idaho (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENTS. Mountain West has entered into an employment agreement, effective as of the Effective Date, with Jon W. Hippler, Mountain West's President and Chief Executive Officer. In addition to remaining as Mountain West's President and CEO, Mr. Hippler will also be appointed to the Glacier board of directors. It is anticipated that Mountain West will also enter into employment agreements with Robert Beck, Diane Reed, Ronn C. Rich and Paula Smyly.

F. DIRECTOR AGREEMENTS. In association with the parties' execution of this Agreement, the directors and officers of Mountain West have entered into agreements, substantially in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Mountain West common stock in favor of the actions contemplated by this Agreement. In addition, all such directors and officers have entered into non-competition agreements, substantially in the form attached to this Agreement as Exhibit B.

G. FAIRNESS OPINION. Mountain West has received from Columbia Financial Advisors ("Columbia") and delivered to Glacier an opinion to the effect that the financial terms of the Transaction are financially fair to Mountain West's stockholders. As a condition to Closing of the Transaction, Columbia will update this fairness opinion (1) immediately before Mountain West mails the Prospectus/Proxy Statement to its stockholders and (2) immediately before Closing.

H. INTENTION OF THE PARTIES--ACCOUNTING AND TAX TREATMENT. The parties intend the Merger to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC").

I. STOCK OPTION AGREEMENT. As an inducement to and condition of Glacier's execution of this Agreement, Mountain West has approved the grant of an option to Glacier under the Stock Option Agreement, as provided in Subsection 1.11.

                                    AGREEMENT

Glacier and Mountain West agree as follows:

                                    SECTION 1
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Under and subject to this Agreement and the other documents referred to in this Agreement, Glacier will acquire all of the outstanding common stock shares of Mountain West ("Mountain West Common Stock"). All outstanding shares of Mountain West Common Stock will be exchanged for common stock shares of Glacier ("Glacier Common Stock"). The term "Transaction" means the Merger transaction contemplated by this Agreement, subject to any modifications Glacier elects in accordance with Subsection 1.8.

1.2 EFFECT OF TRANSACTION. On the Effective Date, the corporate existence of each of Mountain West and the New Bank will be merged into and continued in the resulting bank of the Merger (the "Combined Bank"). The principal office of the Combined Bank will be located in Coeur d'Alene, Idaho, and will be deemed to be the same corporation as each of Mountain West and the New Bank. The authorized capital of the Combined Bank will consist of 1,500,000 shares of common stock, $2.50 par value per share. The Articles of Incorporation and the Bylaws of the Combined Bank will be the Articles of Incorporation and the Bylaws of Mountain West in effect immediately before the Effective Time, subject to the amendments to the Articles and Bylaws attached to this Agreement as Exhibit G. All rights, franchises and interests of each of Mountain West and the New Bank in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Combined Bank by virtue of the Merger without any deed or other transfer. The Combined Bank, upon the Effective Date and without any order or other action on the part of any court or otherwise, will hold and enjoy all rights of property, franchises, and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of the Bank and New Bank immediately prior to the Effective Date, subject to the conditions of Title 26 of the Idaho Statutes. The name of the Combined Bank will be "Mountain West Bank."

1.3 PROSPECTIVE EFFECT. Subject to a Change in Control of Glacier, the following provisions will apply: (a) the Combined Bank will retain the name "Mountain West Bank" for at least 3 years following the Effective Date; (b) there will be no data processing or system computer conversions for Mountain West for at least 2 years following the Effective Date; and (c) subject to Glacier and its subsidiaries remaining well-capitalized, within 2 years of the Effective Date and at the request of Mountain West, Glacier will provide sufficient capital for Mountain West to expand by 2 branches and for construction of a permanent Boise branch building. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of Mountain West, within the meaning of section 280G of the Internal Revenue Code.

1.4 EVENTS OF CLOSING. Closing of the Transaction will take place in accordance with Section 2 ("Closing"). All shares, other than Dissenting Shares, of Mountain West Common Stock issued and outstanding immediately before Closing will be exchanged at Closing for shares of Glacier Common Stock in accordance with Subsection 1.6 by virtue of the Merger and without any further action required by the holders of Mountain West Common Stock. After Closing and subject to any Dissenting Shares, Glacier will own all of the outstanding shares of Mountain West Common Stock. The Board of Directors of Mountain West after the Effective Date will consist of Mountain West's directors immediately before the Merger, with the addition of Michael J. Blodnick (or, if Mr. Blodnick is unable to serve, another individual designated by Glacier). Nothing in this Agreement is intended to restrict any rights of Mountain West's stockholder and directors at any time after the Effective Date to nominate, elect, select, or remove directors. As required by Section 26-903 (c) of the Idaho Statutes, the names and residences of the proposed officers and directors of the Combined Bank are listed on Exhibit F.

1.5 EFFECT ON GLACIER COMMON STOCK. Glacier Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the Merger.

1.6     CONSIDERATION.

        1.6.1 EXCHANGE RATIO. Subject to the conditions and limitations in this Agreement, holders of Mountain West Common Stock will receive Glacier Common Stock in exchange for their Mountain West Common Stock. The number (rounded to 2 decimals, rounding down if the third decimalis four or less or up if it is five or more) of Glacier Common Stock shares each holder will receive in exchange for each Mountain West Common Stock share he or she holds of record on the Effective Date (the "Exchange Ratio") will be 1.18, subject to Subsections 1.6.2 (change

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


               in equity capital) and 1.7 (dissenting shares). The shares of Glacier Common Stock to be issued to Mountain West Common Stockholders under this Agreement in connection with the Transaction are referred to as the "Glacier Shares."

        1.6.2 CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, Glacier's or Mountain West's Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (not including increases in number due to issuances of shares upon exercise of any outstanding options to purchase Glacier Common Stock shares) of Glacier or Mountain West, as the case may be, then, as appropriate, the parties will make the proportionate adjustment to the Exchange Ratio.

        1.6.3 NO FRACTIONAL SHARES. No fractional shares of Glacier Corporation Common Stock will be issued. In lieu of fractional shares, if any, each stockholder of Mountain West who is otherwise entitled to receive a fractional share of Glacier Common Stock will receive an amount of cash equal to the product of such fraction times $20. Such fractional share interests will not include the right to vote or receive dividends or any interest on dividends.

        1.6.4  CERTIFICATES.

               (a) Surrender of Certificates. Each certificate evidencing Mountain West Common Stock shares (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive a certificate representing the Glacier Shares (or to receive the cash for fractional shares) to which the Mountain West Common Stock shares converted in accordance with the provisions of this Subsection 1.6. Following the Effective Date, Mountain West stockholders shall exchange Mountain West Common Stock certificates by surrendering them to the agent ("Exchange Agent") designated by Glacier and Mountain West to effect the exchange of Mountain West Common Stock certificates for certificates representing Glacier Shares (or for cash in lieu of fractional shares), in accordance with any instructions provided by the Exchange Agent and together with a properly completed and executed form of transmittal letter. Until a holder's certificate evidencing Mountain West Common Stock is so surrendered, the holder will not be entitled to receive any certificates evidencing Glacier Shares or cash in lieu of fractional shares.

               (b) Issuance of Certificates in Other Names. Any person requesting that any certificate evidencing Glacier Shares be issued in a name other than the name in which the surrendered Mountain West Common Stock certificate is registered, must: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Glacier Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

               (c) Lost, Stolen, and Destroyed Certificates. The Exchange Agent will be authorized to issue a certificate representing Glacier Shares in exchange for a Mountain West Common Stock certificate that has been lost, stolen or destroyed, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns Mountain West Common Stock and that the certificate representing this ownership is lost, stolen, or


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
                      destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any indemnification assurances that the Exchange Agent may require.

               (d) Rights to Dividends and Distributions. After the Effective Date, no holder of a certificate evidencing Mountain West Common Stock shares will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Glacier Common Stock on any date after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing Glacier Shares and (2) has surrendered in accordance with this Agreement his or her Mountain West Common Stock certificates (or has met the requirements of Subsection 1.6.4(c) above) in exchange for certificates representing Glacier Shares. Surrender of Mountain West Common Stock certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of Mountain West Common Stock on a date before the Effective Date. When the holder surrenders his or her certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of shares of Glacier Shares into which the holder's Mountain West Common Stock was converted at the Effective Date.

               (e) Checks in Other Names. Any person requesting that a check for cash in lieu of fractional shares be issued in a name other than the name in which the Mountain West Common Stock certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent's satisfaction the right to receive this cash.

        1.6.5 EFFECT ON MOUNTAIN WEST OPTIONS. On the Effective Date, by virtue of the Merger, and without any action on the part of any party, any option to acquire Mountain West Common Stock, excluding the option under the Stock Option Agreement ("Mountain West Option"), will be converted into and become an option to purchase Glacier Common Stock ("Glacier Option") on the same terms and conditions as are in effect with respect to the Mountain West Option immediately prior to the Effective Date, except that (A) each such Glacier Option may be exercised solely for shares of Glacier Common Stock, (B) the number of shares of Glacier Common Stock subject to such Glacier Option will be equal to the number of shares of Mountain Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such Glacier Option will be adjusted by dividing the Mountain West Option exercise price by the Exchange Ratio and rounding up or down to the nearest cent.

1.7 PAYMENT TO DISSENTING STOCKHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of Mountain West Common Stock as to which stockholders have properly taken all steps necessary to perfect their dissenters' rights under Section 26-909 of the Idaho Statutes. Each outstanding Dissenting Share of Mountain West Common Stock will be converted at Closing into the rights provided under this section of the Idaho Statutes. For purposes of (beta) 26-909 (2) of the Idaho Statutes, the parties to this Agreement hereby fix $21 as the fair market value of dissenting shares of Mountain West Common Stock.

1.8 ALTERNATIVE STRUCTURES. Subject to the conditions set forth below, Glacier may in its sole discretion elect to consummate the Transaction by means other than those specified in this Section 1. If Glacier so elects, any means, procedures, or amendments necessary or desirable to consummate the Transaction, in the opinion of Glacier's counsel, will supersede any conflicting, undesirable or unnecessary provisions of this Agreement. But, unless this Agreement is amended in accordance with
        Section 9, the following

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

        conditions will apply: (1) the type and amount of consideration set forth in Subsection 1.6 will not be modified and (2) the tax consequences to Mountain West and its stockholders will not be adversely affected.

1.9 LETTER OF TRANSMITTAL. Glacier will prepare a transmittal letter form reasonably acceptable to Mountain West for use by stockholders holding Mountain West Common Stock. Certificates representing shares of Mountain West Common Stock must be delivered for payment in the manner provided in the transmittal letter form. On or about the Effective Date, Glacier will mail the transmittal letter form to Mountain West stockholders.

1.10 UNDELIVERED CERTIFICATES. If outstanding certificates for Mountain West Common Stock are not surrendered or the payment for them is not claimed before those payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of Glacier (and to the extent not in its possession will be paid over to Glacier), free and clear of all claims or interests of any person previously entitled to such items. But, neither Glacier nor Mountain West will be liable to any holder of Mountain West Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction, and Glacier will pay no interest on amounts owed to stockholders for shares of Mountain West Common Stock.

1.11 STOCK OPTION AGREEMENT. As a condition to the execution of this Agreement, Glacier and Mountain West have executed a Stock Option Agreement, dated the same date as this Agreement.

                                    SECTION 2
                           CLOSING OF THE TRANSACTION

2.1 CLOSING. Closing will occur on the Effective Date. If Closing does not occur on or before March 31, 2000 ("Termination Date"), either Glacier or Mountain West may terminate this Agreement in accordance with Section
        7. Unless Glacier and Mountain West agree upon another date, the Effective Date will be a date selected by Glacier within 30 calendar days after the following, but no sooner than January 17, 2000:

        (a) each condition precedent set forth in Section 5 has been either fulfilled or waived; and

        (b) each approval required by Section 5 has been granted, and all applicable waiting periods have expired.

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

2.3 PLACE OF CLOSING. Unless Glacier and Mountain West agree otherwise, Closing will occur on the Effective Date at Glacier's corporate office, 49 Commons Loop, Kalispell, Montana.

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

                                    SECTION 3
                                 REPRESENTATIONS

3.1 REPRESENTATIONS OF GLACIER AND MOUNTAIN WEST. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Glacier (and as appropriate, New Bank) represents to Mountain West, and Mountain West represents to Glacier and New Bank, the following:

        3.1.1  CORPORATE ORGANIZATION AND QUALIFICATION.

               (a) It is a corporation duly organized and validly existing under the state laws of either Idaho or Delaware (as applicable), and its activities do not require it to be qualified in any jurisdiction other than Montana (for Glacier) and Idaho (for Mountain West).

               (b) It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

               (c) It has made available to the other party to this Agreement a complete and correct copy of its certificate or articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

        3.1.2  SUBSIDIARIES.

               (a) With respect to Mountain West only, Schedule 3 lists all of its Subsidiaries and its percentage ownership of these Subsidiaries, as of the date of this Agreement. In this Agreement, the term "Subsidiary" with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates). A Subsidiary is considered to be owned or controlled by a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power of the Subsidiary.

               (b) Each of its Subsidiaries is a corporation duly organized and validly existing under Montana or Idaho law, as the case may be, and is qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires this qualification.

               (c) Each of its Subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

        3.1.3  CAPITAL STOCK.

               (a)    Glacier.  Glacier represents:

                      (1) on the date this Agreement was signed, Glacier's authorized capital stock consists of 16 million shares divided into two classes: (i) 15 million shares of common stock, par value $.01 per share ("Company Common Stock"), 9,537,123 shares of which are issued and outstanding and (ii) 1 million shares of blank-check preferred stock, par value $.01 per share, none of which is outstanding ("Glacier Preferred Stock");

                      (2) options or rights to acquire not more than an aggregate of 615,739 Company Common Stock shares (subject to adjustment on the terms set forth in the Glacier Stock Plans) are outstanding under the stock option plans listed in Schedule 4 ("Glacier Stock Plans");

                      (3) No Company Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Glacier Stock Plans, and Glacier has no shares of Glacier Preferred Stock reserved for issuance;

                      (4) all outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

                      (5) all outstanding shares of capital stock of each of Glacier's Subsidiaries owned by Glacier or a Subsidiary of Glacier have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law, and are owned by Glacier or a Subsidiary of Glacier free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and

                      (6) except as set forth in this Agreement or in the Glacier Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Glacier or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Glacier (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

               (b)    Mountain West.  Mountain West represents:

                      (1) Schedule 2 contains a complete list of all of its banking offices.

                      (2) as of the date of this Agreement, Mountain West's authorized capital stock consists of (i) 1,500,000 shares of common stock, $2.50 par value ("Bank Common Stock"), 715,472 shares of which are issued and outstanding,

                      (3) options or rights to acquire not more than an aggregate of 115,019 Bank Common Stock shares (subject to adjustment on the terms set forth in the Mountain West Stock Plans) are outstanding under the stock option plans listed in Schedule 4 ("Mountain West Stock Plans");

                      (4) no Bank Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Mountain West Stock Plan;

                      (5) all outstanding Mountain West Common Stock shares have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent of any assessment required under (beta) 26-1113 of the Idaho Statutes;

                      (6) all outstanding shares of capital stock of each of Mountain West's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise provided in this Agreement, at Closing will be owned by Mountain West or a Subsidiary of Mountain West free and clear of all Liens;

                      (7) There are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Mountain West or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Mountain West or any of its Subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities);

                      (8) it (alone or together with any of its Subsidiaries) owns all of the shares of capital stock (or 100% of any other applicable form of ownership interest if the Subsidiary is not a corporation) of each of its Subsidiaries free and clear of all encumbrances.

        3.1.4  CORPORATE AUTHORITY.

               (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject (in Mountain West's case) only to the approval by Mountain West's stockholders of the plan of Merger contained in this Agreement to the extent required by Section 26-904 of the Idaho Statutes, to complete the Transaction.

               (b) This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

        3.1.5  REPORTS AND FINANCIAL STATEMENTS.

               (a) Filing of Reports. Since January 1, 1996, it and each of its Subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the Federal Reserve Board, (3) the FDIC, (4) the Office of Thrift Supervision ("OTS") and (5) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

               (b) Delivery to Other Party of Reports. It has delivered to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1996, through the date of this Agreement. It will promptly deliver to the other party each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC or the FDIC (or if not so filed, in the form used or circulated).

               (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and stockholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as may be noted in these statements.

                      (1) "Financial Statements" means: (i) in Glacier's case, the Glacier Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Glacier Financial Statements); and (ii) in Mountain West's case, the Mountain West Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Mountain West Financial Statements).

                      (2) "Glacier Financial Statements" means Glacier's (i) audited consolidated statements of financial condition as of December 31, 1998 and 1997, and the related audited statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1998 and 1997; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1998 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                      (3) "Subsequent Glacier Financial Statements" means unaudited balance sheets and related statements of income and stockholders' equity for each of the fiscal quarters ending after the date of this Agreement and before Closing.

                      (4) "Mountain West Financial Statements" means audited statements of financial condition as of March 31, 1999, 1998 and 1997, and the related audited statements of income, cashflows and changes in stockholders' equity for each of the years ended March 31, 1999, 1998 and 1997; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following March 31, 1999 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                      (5) "Subsequent Mountain West Financial Statements" means unaudited balance sheets and related statements of income and stockholders' equity for each of Mountain West's fiscal quarters ending after the date of this Agreement and before Closing.

        3.1.6 ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements and Reports, since December 31, 1998 (for Glacier) and March 31, 1999 (for Mountain West): (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its Subsidiaries. For purposes of this Agreement, "Material Adverse Effect" with respect to any corporation means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of the corporation taken with the explicit prior consent of the other party to this Agreement.

        3.1.7  MATERIAL AGREEMENTS.

               (a) Except for the Glacier and Mountain West Stock Plans, respectively, and arrangements made after the date and in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in
                      Schedule 5.

               (b) Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

        3.1.8 KNOWLEDGE AS TO CONDITIONS. Its President, Chief Executive Officer, and Chief Financial Officer (collectively, "Executive Officers") know of no reason the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its Subsidiaries, or the Combined Bank, or the opinion of the tax experts referred to in Subsection 5.2.13.

        3.1.9 BROKERS AND FINDERS. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.


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3.2     MOUNTAIN WEST'S ADDITIONAL REPRESENTATIONS. Subject to Subsection 3.3
        and except as expressly set forth in Schedule 1, Mountain West represents to Glacier, the following:

        3.2.1 LOAN AND LEASE LOSSES. Its Executive Officers know of no reason why the allowance for loan and lease losses shown in the balance sheets included in the Financial Statements for the periods ended December 31, 1998, March 31, 1999, and June 30, 1999, was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.

        3.2.2 NO STOCK OPTION PLANS. Neither it nor any of its Subsidiaries has adopted any stock option plans or granted any options or rights to acquire any shares of Mountain West Common Stock or capital stock or other ownership interest of any Mountain West Subsidiary except as expressly set forth in Schedule 4.

        3.2.3  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (a) Filings. Other than the Regulatory Approvals and other than as required under the Securities Act, the Exchange Act, and state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

               (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its Subsidiaries; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its Subsidiaries; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents it or its Subsidiaries must obtain from third parties under any Contracts before consummation of the Transaction.

        3.2.4  ASSET CLASSIFICATION.

               (a) Schedule 7 sets forth a list, accurate and complete as of June 30, 1999, except as otherwise expressly noted in
                      Schedule 7, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

               (b) Except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other


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


                      than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its Subsidiaries before the date of this Agreement.

        3.2.5 INVESTMENTS. Schedule 8 lists all investments (except investments in securities issued by federal state or local government or any subdivision or agency thereof and investments in Subsidiaries) made by it or any of its Subsidiaries in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.

        3.2.6  PROPERTIES.

               (a) Except as disclosed or reserved against in its Financial Statements or in Schedule 9, it and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned or leased by it or its Subsidiaries as of the date of this Agreement.

               (b) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

               (c) Schedule 10 lists all its and its Subsidiaries' existing branches and offices and all new branches or offices it or any of its Subsidiaries' has applied to establish or purchase, along with the cost to establish or purchase those branches.

               (d) Mountain West has provided to Glacier copies of existing title policies held in its files, and no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies.

        3.2.7 ANTI-TAKEOVER PROVISIONS. It and each of its Subsidiaries have taken all necessary action to exempt the Transaction and this Agreement from (a) all applicable Idaho State law anti-takeover provisions, if any, and (b) any takeover-related provisions of its articles of incorporation or bylaws.

        3.2.8 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 11, it and each of its Subsidiaries:

               (a) are in compliance, in the conduct of their businesses, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

               (b) have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve, FDIC and OTS) that


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


                      are required in order to permit them to carry on their businesses as they are presently conducted;

               (c) have received since January 1, 1996, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

               (d) are not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

        3.2.9  LITIGATION. Except as disclosed in its Financial Statements or in
               Schedule 12, before the date of this Agreement:

               (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it or any of its Subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any other fair lending law or other law relating to discrimination); and

               (b) neither it nor any of its Subsidiaries (nor any officer, director, controlling person or property of it or any of its Subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its Subsidiaries, and neither it nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

        3.2.10 TAXES. For purposes of this Subsection 3.2.10, "Tax" includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

               (a) All federal, state and local Tax returns, including all information returns, it and its Subsidiaries are required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.


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

                  (b) Except as disclosed in its Financial Statements:

                      (1) all taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

                      (2) adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date of this Agreement, regardless of whether the liability for such Taxes is disputed;

                      (3) as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund, litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its Subsidiaries;

                      (4) all Taxes with respect to completed and settled examinations or concluded litigation relating to it or any of its Subsidiaries have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

                      (5) neither it nor any of its Subsidiaries is a party to a Tax sharing or similar agreement or any agreement under which it or any of its Subsidiaries has indemnified any party (other than it or one of its Subsidiaries) with respect to Taxes; and

                      (6) the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

        3.2.11 INSURANCE. It and each of its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) under its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 13 lists all directors' and officers' liability insurance policies and other insurance policies maintained by it or its Subsidiaries.

        3.2.12 LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. Neither it nor any of its Subsidiaries is the subject of any proceeding: (1) asserting that it or any of its Subsidiaries has committed an unfair labor practice or (2) seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. No strike involving it or any of its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        3.2.13 YEAR 2000 COMPLIANCE. It and its Subsidiaries are Year 2000 Compliant and have received "Satisfactory" ratings by the appropriate banking regulatory authorities. For purposes of this Agreement, "Year 2000 Compliant" means that Mountain West's Information Technology is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other Information Technology, used in combination with the Information Technology being acquired, properly exchanges date/time data with it. For purposes of this Agreement, "Information Technology" includes computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related automated or computerized items that are used or relied on by Mountain West or any if its Subsidiaries in the conduct of their businesses.

        3.2.14 EMPLOYEE BENEFITS.

               (a) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by Mountain West or any of its Subsidiaries, as the case may be. Mountain West and its Subsidiaries are not now nor have they ever been contributing employers to or sponsors of a multi-employer plan or a single employer plan subject to Title IV of ERISA.

               (b) Schedule 14 sets forth a list, as of the date of this Agreement, of (1) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, (2) all other material employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, annual reports on Form 5500, actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its Subsidiaries (its "Employees"), including Plans and related amendments, have been made available to Glacier.

               (c) All Plans (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan, that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that could subject it or its Subsidiaries to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i).

               (d) All material contributions it or any of its Subsidiaries are or were required to make under the terms of any Plans have been timely made or have been reflected in its Financial Statements. No Plan of it or its subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or ERISA
                      Section 302.


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

                      Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

               (e) Except as disclosed in its Financial Statements, neither it nor its Subsidiaries have any obligations for retiree health and life benefits.

               (f) No restrictions exist on the rights of it or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

               (g) Except as disclosed in its Financial Statements or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

        3.2.15 ENVIRONMENTAL MATTERS.

               (a) For purposes of this Subsection 3.2.15, the following
                   definitions apply:

                   (1) "Subject Property" with respect to a party means (i) all real property at which the businesses of it or its Subsidiaries have been conducted, and any property where under any Environmental Law it or any of its Subsidiaries is deemed to be the owner or operator of the property; (ii) any facility in which it or its Subsidiaries participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it or any of its Subsidiaries otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                   (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                   (3) "Hazardous Substances" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

               (b) It and each of its Subsidiaries and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

               (c) None of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information


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


                      requests or notices of potential responsibility or proceedings involving it or any of its Subsidiaries or any Subject Property, relating to:

                      (1) an asserted liability of it or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                      (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                      (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                      (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

               (d) No storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, it and its Subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any applicable Environmental Law.

               (e) Except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

3.3     EXCEPTIONS TO REPRESENTATIONS.

        3.3.1 DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

               (a) no exception is required to be set forth in a Schedule if its absence would not result in the related representation being found untrue or incorrect under the standard established by Subsection 3.3.2; and

               (b) the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

        3.3.2  NATURE OF EXCEPTIONS. No representation contained in Subsections
               3.1 or 3.2 will be found untrue or incorrect and no party to this Agreement will have breached a representation due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Subsection 3.2.9, is not reasonably likely to, have a Material Adverse Effect with respect to such party.


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                                    SECTION 4
                            CONDUCT AND TRANSACTIONS
                                 BEFORE CLOSING

4.1 CONDUCT OF MOUNTAIN WEST'S BUSINESS BEFORE CLOSING. Before Closing, Mountain West promises as follows:

        4.1.1  AVAILABILITY OF MOUNTAIN WEST'S BOOKS, RECORDS AND PROPERTIES.

               (a) Mountain West will make its, and cause its Subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to Glacier and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation Glacier may find reasonably relevant to the Transaction. Mountain West will, and will cause its Subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and Mountain West will, and will cause its Subsidiaries to, make available all information reasonably required by or on behalf of Glacier.

               (b) At Glacier's request, Mountain West will request any third parties involved in the preparation or review of (1) Mountain West Financial Statements, (2) Subsequent Mountain West Financial Statements, or (3) any audits of Mountain West's operations, loan portfolios or other assets, to disclose to Glacier the work papers or any similar materials related to these items.

        4.1.2 ORDINARY AND USUAL COURSE. Mountain West will, and will cause its Subsidiaries to, conduct business only in the ordinary and usual course and, without the prior written consent of Glacier, will not, and will not allow its Subsidiaries to, do any of the following:

               (a) effect any stock split or other recapitalization with respect to Mountain West Common Stock or the capital stock of a Mountain West Subsidiary, or issue, pledge, redeem, or encumber in any way any shares of Mountain West's or a Mountain West Subsidiary's capital stock, except shares issued pursuant to the exercise of Mountain West Stock Options; or grant any option or other right to shares of Mountain West's or a Mountain West Subsidiary's capital stock;

               (b) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Mountain West Common Stock or the capital stock of any Mountain West Subsidiary;

               (c) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

               (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $25,000 (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

               (e) acquire an ownership interest or a leasehold interest in any Property or any other real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Glacier and (2) (without giving effect to the introductory paragraph of this Subsection 4.1.2) providing Glacier with prompt written notice as required by Subsection 4.8.

               (f) subject to the exercise of its board of directors' fiduciary duties and on the advice of counsel, enter into or recommend the adoption by Mountain West's stockholders of any agreement involving a possible merger or other business combination or asset sale by Mountain West not involving the Transaction;

               (g) enter into, renew, or terminate any contracts (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

               (h) enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

               (i) enter into any personal services contract with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Transaction;

               (j) (1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $60,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

               (k) amend its articles of incorporation, bylaws, or other formation agreements, or convert its charter or form of entity;

               (l) implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Glacier or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

               (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;


               (n) other than in accordance with binding commitments existing on the date of this Agreement, make any capital expenditures in excess of $10,000 per project or related


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

                      series of projects or $25,000 in the aggregate, except for expenses reasonably related to completion of the Transaction, which expenses may not exceed $60,000; or

               (o) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement.

        4.1.3 CONDUCT REGARDING REPRESENTATIONS. Mountain West will not do or cause to be done anything that would cause any representation in Subsection 3.1 or 3.2 to be untrue at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Glacier.

        4.1.4 MAINTENANCE OF PROPERTIES. Mountain West will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

        4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Mountain West will use all reasonable efforts to:

               (a)    preserve its business organization;

               (b)    retain the services of present management; and

               (c) preserve the goodwill of suppliers, customers and others with whom it has business relationships.

        4.1.6 SENIOR MANAGEMENT. Except for (1) changes consistent with past practice and (2) the hiring of a commercial loan officer in Boise, Mountain West will not make any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher.

        4.1.7 COMPENSATION AND EMPLOYMENT AGREEMENTS. Mountain West will not permit any increase in the current or deferred compensation payable or to become payable by Mountain West to any of its directors, officers, employees, agents, or consultants other than normal increments in compensation in accordance with Mountain West's past practices with respect to the timing and amounts of such increments. Except as contemplated in this Agreement, Mountain West will not commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice and without expense.

        4.1.8 UPDATE OF FINANCIAL STATEMENTS. Mountain West will promptly deliver its Financial Statements to Glacier. Mountain West will deliver Subsequent Mountain West Financial Statements to Glacier by the earlier of: (1) 5 days after Mountain West has prepared and issued them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Mountain West Financial Statements:

               (a)    will be prepared from the books and records of Mountain
                      West;

               (b) will present fairly the financial position and operating results of Mountain West at the times indicated and for the periods covered;

               (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

               (d) will reflect all Mountain West's liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities: (1) not required to be so reflected in accordance with GAAP or
                      (2) not significant in amount.

        4.1.9 NO SOLICITATION. Neither Mountain West nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Mountain West or its Subsidiaries or enter into discussions concerning any such acquisition, except as otherwise required to comply with the fiduciary responsibilities of Mountain West's board of directors. No such party will make available to any person not affiliated with Mountain West or Glacier any information about its business or organization that is not either routinely made available to the public generally or required by law.

        4.1.10 TITLE POLICIES. No later than 30 days after the execution of this Agreement, Mountain West will provide Glacier with title reports issued by a title insurance company reasonably satisfactory to Glacier. These title reports must show unencumbered fee simple title or vendee's interest to all real Property owned by Mountain West or any of its Subsidiaries and unencumbered leasehold interests in all real Property leased by Mountain West or any of its Subsidiaries, and these title reports may contain only such exceptions, reservations, and encumbrances as may be consented to in writing by Glacier, which consent Glacier may not unreasonably withhold. At Closing, Mountain West will provide Glacier with update endorsements, dated as of the Effective Date, to the title policies for each Property owned by it or any of its Subsidiaries. For purposes of this Agreement, "Property" includes any property that Mountain West or any of its Subsidiaries owns or leases, other than other real estate owned.

        4.1.11 REVIEW OF LOANS. Mountain West will permit Glacier to conduct an examination of Mountain West's loans to determine credit quality and the adequacy of Mountain West's allowance for loan losses. Glacier will have continued access to Mountain West's loans through Closing to update the examination. At Glacier's reasonable request, Mountain West will provide Glacier with current reports updating the information set forth in Schedule 7.

4.2     REGISTRATION STATEMENT.

        4.2.1  PREPARATION OF REGISTRATION STATEMENT.

               (a) A Registration Statement on Form S-4 ("Registration Statement") will be filed by Glacier with the SEC under the Securities Act for registration of the Glacier Shares, and the parties will prepare a related prospectus/proxy statement ("Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to Mountain West's stockholders.

               (b) The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 60 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

               (c) Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld.

               (d) Glacier will pay all costs associated with the preparation by Glacier's counsel and the filing of the Registration Statement. Mountain West will pay all costs associated with the review and preparation by Mountain West's counsel of the Registration Statement and the Prospectus/Proxy. Mountain West will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its stockholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

        4.2.2  SUBMISSION TO STOCKHOLDERS.

               (a) Glacier and Mountain West will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

               (b) Mountain West will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a stockholders' meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement. This stockholders' meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to Mountain West's stockholders without objection by applicable governmental authorities; but Mountain West will have at least 20 calendar days to solicit proxies. Except as otherwise required to comply with the fiduciary responsibilities of its board of directors, Mountain West's board of directors and officers will recommend approval of the Transaction to Mountain West's stockholders.

4.3     ACCOUNTING TREATMENT.

        4.3.1 POOLING OF INTERESTS. The parties intend the Merger to be treated as a "pooling of interests" for accounting purposes. From the date of this Agreement through the Effective Date, neither Glacier nor Mountain West nor any of their respective Subsidiaries or other affiliates (a) will knowingly take any action or enter into any contract, agreement, commitment or arrangement that would jeopardize the treatment of the Merger as a "pooling of interests;" or (b) will knowingly fail to take any action that would preserve the treatment of the Merger as a "pooling of interests." No action or omission by either party will constitute a breach of this Subsection 4.3.1 if the action is permitted or required under this Agreement or is made with the other party's written consent, or as required by applicable laws or regulations.

        4.3.2 AFFILIATE LIST. Certain persons may be deemed "affiliates" of Mountain West under Securities Act Rule 145, the SEC's Accounting Series Releases ("ASR") 130 and 135, or other rules and releases related to "pooling of interests" accounting treatment. Within thirty days following the date this Agreement is signed, Mountain West will deliver to Glacier, after consultation with legal counsel, a list of names and addresses of Mountain West's "affiliates" with respect to the Transaction within the meaning of Rule 145 or ASR 130 and 135. By the Effective Date, Mountain West will deliver, or cause to be delivered, to Glacier a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit C.

        4.3.3 RESTRICTIVE LEGENDS. Glacier will place a restrictive legend on all certificates representing Glacier Shares to be received by an "affiliate," so as to preclude their transfer or disposition in violation of the affiliate letters. Glacier will also instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with the Securities Act Rule 145 or the SEC's ASR 130 and 135 or other rules and releases related to "pooling of interests" accounting treatment.

        4.3.4 RETENTION OF CERTIFICATES. Except as otherwise permitted in Exhibit A, by a date at least 30 days before the Effective Date, all stock certificates evidencing ownership of Mountain West Common Stock by "affiliates" will be delivered to Mountain West. Mountain West (before the Effective Date) and Glacier (after the Effective Date) will retain those certificates, and subsequently the certificates representing Glacier shares for which they are exchanged, until financial results covering at least 30 days of combined operations for Glacier following the Effective Date have been published, at which time the certificates will be released.

4.4 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Glacier, at Glacier's expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. Glacier will provide copies of these applications for Mountain West's review. These applications and filings are expected to include:

        (a) any necessary applications to the Federal Reserve and the FDIC; and

        (b) any filings required under the Idaho Bank Act;

4.5 ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law.

4.6 CONSENTS. Glacier and Mountain West will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Transaction.

4.7 FURTHER ACTIONS. Glacier and Mountain West, respectively, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction as promptly as practicable.

4.8 NOTICE. Mountain West will provide Glacier with prompt written notice of the following:

        (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Mountain West;

        (b) the commencement of any proceeding against Mountain West, or any of its Subsidiaries or affiliates, by or before any court or governmental agency that, individually or in the aggregate, might have a Material Adverse Effect with respect to Mountain West; or

        (c) any acquisition of an ownership or leasehold interest in real property, other than an acquisition in good faith of real property to satisfy a debt previously contracted for.


4.9 CONFIDENTIALITY. Glacier and Mountain West each will hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the disclosing party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by the other party. If the Transaction is not completed,

        Glacier and Mountain West will: (1) each return to the others all confidential documents obtained from them and (2) not use any nonpublic information obtained under this Agreement or in connection with the Transaction.

4.10 UPDATE OF FINANCIAL STATEMENTS. Glacier will promptly deliver its Financial Statements to Mountain West. Glacier will deliver Subsequent Glacier Financial Statements to Mountain West by the earlier of: (1) 5 days after Glacier prepares and issues them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Glacier Financial Statements will:

        (a)    be prepared from the books and records of Glacier;

        (b) present fairly the financial position and operating results of Glacier at the times indicated and for the periods covered;

        (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

        (d) reflect all liabilities, contingent or otherwise, of Glacier on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.11 AVAILABILITY OF GLACIER'S BOOKS, RECORDS AND PROPERTIES. Glacier will make available to Mountain West true and correct copies of its Certificate of Incorporation and Bylaws. At Mountain West's reasonable request, Glacier will also provide Mountain West with copies of: (1) reports filed with the SEC or banking regulators, (2) Glacier's stock option plans, and (3) any other information that the parties agree upon.

                                    SECTION 5
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2 CONDITIONS TO GLACIER'S OBLIGATIONS. All Glacier's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

        5.2.1 REPRESENTATIONS. Mountain West's representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. Mountain West has delivered to Glacierits certificate, executed by a duly authorized officer of Mountain West and dated as of Closing, stating that these representations comply with this Subsection 5.2.1.

        5.2.2 COMPLIANCE. Mountain West has performed and complied with all material terms, covenants and conditions of this Agreement. Mountain West has delivered to Glacier its certificate, executed by a duly authorized officer of Mountain West and dated as of Closing, stating that Mountain West is in compliance with this Subsection 5.2.2.

        5.2.3 EQUITY CAPITAL REQUIREMENT. The Tangible Equity Capital, determined in accordance with GAAP, of Mountain West as of the Effective Date is at least $6.3 million. Mountain West's certificate referred to in Subsection 5.2.2 must confirm that this condition is satisfied. "Tangible Equity Capital" means common stock, paid in capital, retained earnings, and minus goodwill and any other intangible assets, without giving effect to any impact from gains or losses on available for sale securities.

        5.2.4 TRANSACTION FEES. Mountain West's Transaction Fees have not exceeded $60,000. "Transaction Fees" means all costs and expenses incurred by Mountain West or owed or paid by Mountain West to third parties in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Transaction, including expenses incurred by Mountain West in connection with obtaining approvals for the Transaction from regulators and stockholders, not including exercise of options or any expenses incurred under Subsection 4.1.10.

        5.2.5 TRANSACTION FEES STATEMENTS. Mountain West has delivered to Glacier a statement, in a form reasonably satisfactory to Glacier, from each third party to whom Mountain West has paid or owes Transaction Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Transaction's consummation. Mountain West has delivered to Glacier its certificate, executed by a duly authorized officer of Mountain West and dated as of Closing, stating the total Transaction Fees incurred by Mountain West and certifying that Mountain West is in compliance with Subsection 5.2.4 and this Subsection 5.2.5.

        5.2.6 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Mountain West. Mountain West's certificate referred to in Subsection 5.2.1 states that the conditions identified in this Subsection 5.2.6 are satisfied.

        5.2.7 FINANCIAL CONDITION. The following are true, and Mountain West's certificate referred to in Subsection 5.2.1 confirms the truth of the following:

               (a) Mountain West's allowance for possible loan and lease losses at Closing was and is adequate to absorb the anticipated loan and lease losses (taking into account any recommendations made by Mountain West's certified public accountants);

               (b) the reserves set aside for the contingent liabilities reflected in the Subsequent Mountain West Financial Statements are adequate to absorb all reasonably anticipated losses; and

               (c) Mountain West's deposits at Closing, excluding brokered deposits and jumbo certificates of deposit, total at least $69 million.

        5.2.8 NO CHANGE IN LOAN REVIEW. Mountain West has provided to Glacier the reports reasonably requested by Glacier under Subsection 4.1.11, and neither these reports nor any examinations conducted by Glacier under Subsection 4.1.11 reveal a material adverse change in either: (1) the information set forth in Schedule 7 or
               (2) information revealed during Glacier's previous examinations of the Mountain West's loans.

        5.2.9 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

        5.2.10 APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the Transaction, and all other related legal matters have been approved by Glacier's counsel.

        5.2.11 RECEIPT OF TITLE POLICY. Glacier has received all title insurance reports and update endorsements required under Subsection 4.1.10.

        5.2.12 CORPORATE AND STOCKHOLDER ACTION. Mountain West's board of directors and stockholders, respectively, have approved the Transaction.

        5.2.13 TAX OPINION. Glacier has, at Glacier's expense, obtained from Graham & Dunn, P.C. and delivered to Mountain West, an opinion addressed to Mountain West and in form and substance reasonably satisfactory to Mountain West and its counsel, to the effect that consummation of the Transaction will not result in a taxable event for Mountain West or Glacier, and otherwise will have each of the effects specified below:

               (a) The Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

               (b) Under IRC Section 354(a)(i), Mountain West's stockholders who, in accordance with Section 1, exchange their Mountain West Common Stock shares solely for Glacier Common Stock shares will not recognize gain or loss on the exchange.

               (c) Cash payments to Mountain West's stockholders in lieu of a fractional share of Glacier Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

        5.2.14 OPINION OF COUNSEL. Mountain West has obtained from Lukins & Annis, P.S., and delivered to Glacier an opinion of counsel, substantially in the form attached to this Agreement as Exhibit D.

        5.2.15 CASH PAID. The aggregate of the cash paid for fractional shares and Dissenting Shares to holders of Mountain West Common Stock under this Agreement and applicable law will not exceed 10% of the cash value of the Exchange Ratio, as it may be adjusted under this Agreement.

        5.2.16 AFFILIATE LETTERS. Glacier has received the affiliate list and letters specified in Subsection 4.3.2.

        5.2.17 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier Shares to be issued to stockholders under Subsection 1.6, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.2.18 CONSENTS. Mountain West has obtained the consents as indicated in
               Schedule 6.

        5.2.19 FAIRNESS OPINIONS. Glacier has received from Columbia, updated fairness opinions (to be delivered by Mountain West to Glacier at Mountain West's expense), dated as of or immediately before Mountain West mails the Prospectus/Proxy Statement to its stockholders and immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to Mountain West's stockholders. Glacier will provide Mountain West's investment advisor with any information reasonably requested for the purpose of issuing a fairness opinion.

        5.2.20 ACCOUNTING TREATMENT. It has been determined to Glacier's satisfaction that the Transaction will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and Glacier has received a letter to this effect from KPMG Peat Marwick LLP, certified public accountants.

        5.2.21 SOLICITATION OF EMPLOYEES. Neither any member of Mountain West's board of directors nor any entity with which any such director is affiliated has solicited any employee of Mountain West or Glacier with the intention of causing the employee to terminate her employment with Mountain West or Glacier, as the case may be.

        5.2.22 DIRECTOR APPOINTMENT. Effective as of Closing, Mountain West has appointed Michael J. Blodnick to serve on Mountain West's board of directors

        5.2.23 OTHER MATTERS. Glacier has received any other opinions, certificates, and documents that Glacier reasonably requests in connection with this Agreement and the Transaction.

5.3 CONDITIONS TO MOUNTAIN WEST'S OBLIGATIONS. All Mountain West's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

        5.3.1 REPRESENTATIONS. Glacier's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. Glacier has delivered to Mountain West its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.3.1.

        5.3.2 COMPLIANCE. Glacier has performed and complied in all material respects with all terms, covenants and conditions of this Agreement. Glacier has delivered to Mountain West its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that Glacier is in compliance with this Subsection 5.3.2.

        5.3.3 NO MATERIAL ADVERSE EFFECT. No damage, destruction, loss or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Glacier. Glacier's certificate referred to in Subsection 5.3.1 states that the conditions identified in this Subsection 5.3.3 are satisfied.

        5.3.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit or invalidate the Transaction.

        5.3.5 CORPORATE AND STOCKHOLDER ACTION. Glacier's board of directors and Mountain West's stockholders have each approved the Transaction.

        5.3.6 TAX OPINION. The tax opinion specified in Subsection 5.2.13 has been delivered to Mountain West.

        5.3.7 OPINION OF COUNSEL. Glacier has obtained from Graham & Dunn, P.C. and delivered to Mountain West an opinion, addressed to Mountain West, substantially in the form attached to this Agreement as Exhibit E.

        5.3.8 FAIRNESS OPINION. Mountain West has received from Columbia an updated fairness opinion, dated as of or immediately before Mountain West mails the Prospectus/Proxy Statement to its stockholders, to the effect that the financial terms of the Transaction are financially fair to Mountain West's stockholders.

        5.3.9 CASH PAID. The aggregate of the cash paid to holders of Mountain West Common Stock under this Agreement and applicable law will not exceed 10% of the cash value of the Exchange Ratio, as it may be adjusted under this Agreement.

        5.3.10 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier Shares to be issued to stockholders under Subsection 1.6, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.3.11 DIRECTOR APPOINTMENT. Effective as of Closing, Glacier has appointed Jon W. Hippler to serve on Glacier's board of directors.

                                    SECTION 6
                        DIRECTORS, OFFICERS AND EMPLOYEES

6.1 DIRECTORS. As a condition to the execution of this Agreement, each member of Mountain West's board of directors have entered into the written agreements described in Recital F with Glacier and Mountain West on or before the date this Agreement is signed. The director noncompetition agreements will take effect on the Effective Date.

6.2 EMPLOYMENT AGREEMENT. As a condition to the execution of this Agreement, Mountain West has entered into an employment agreement, effective as of the Effective Date, with Jon W. Hippler, Mountain West's current President and Chief Executive Officer. It is also anticipated that Mountain West will enter into employment agreements with Robert Beck, Diane Reed, Ronn C. Rich and Paula Smyly. As part of these employment agreements, all such individuals will waive all rights they may have under any previous employment agreements with Mountain West.

6.3 EMPLOYEES. Glacier presently intends to allow Mountain West's employees who are employed with Mountain West following the Transaction ("Continuing Employees") to participate in certain employee benefit plans in which employees of Glacier currently participate. Glacier intends to grant Continuing Employees credit for prior service with Mountain West for purposes of determining eligibility and vesting. Benefits for Continuing Employees will begin accruing under Glacier's plans as soon as practicable after Closing. This expression of intent is not a contract with Mountain West's employees and will not be construed to create a contract or employment right with Mountain West's employees.

6.4     INDEMNIFICATION.

        6.4.1 Glacier agrees that from and after the Effective Time until 3 years following the Effective Date, Glacier will indemnify and hold harmless each present and former director and officer of Mountain West, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Mountain West would have been permitted under Idaho law and the articles of incorporation or bylaws of Mountain West in effect on the date of this Agreement to indemnify such person (and Glacier will also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

        6.4.2 To the extent that paragraph (a) will not serve to indemnify and hold harmless an Indemnified Party, for a period of three years after the Effective Time, Glacier agrees that it will, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Glacier will also advance expenses as incurred to the fullest extent permitted under applicable law, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. In the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

        6.4.3 Any Indemnified Party wishing to claim indemnification under Subsection 6.4.1 or 6.4.2, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify Glacier, but the failure to so notify will not relieve Glacier of any liability it may have to such Indemnified Party if such failure does not materially prejudice Glacier. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), Glacier will have the right to assume the defense thereof and Glacier will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Glacier elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Glacier and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Glacier will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then Glacier and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

6.5     EMPLOYEE BENEFIT ISSUES.

        6.5.1 COMPARABILITY OF BENEFITS. Glacier confirms to Mountain West its present intention to provide Continuing Employees with employee benefit programs which, in the aggregate, are generally competitive with employee benefit programs offered by financial institutions of comparable size located in Glacier's and Mountain West's market area.

        6.5.2 TERMINATION AND TRANSFER/MERGER OF PLANS. As soon as practicable after Closing, all employee benefit plans of Mountain West and its Subsidiaries will be terminated and the interests of Continuing Employees in those plans will be transferred or merged into Glacier's employee benefit plans.

        6.5.3 NO CONTRACT CREATED. Nothing in this Agreement gives any employee of Mountain West or its Subsidiaries a right to continuing employment.

                                    SECTION 7
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

7.1 TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur before the Termination Date, either Glacier or Mountain West may terminate this Agreement and the Transaction if all of the following conditions are present:

        (a) the terminating party's board of directors decides to terminate by a majority vote of its members;

        (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

        (c) the failure to consummate the Transaction by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, covenants, or representations in this Agreement.

7.2 OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by Mountain West's stockholders, unless otherwise provided) as follows:

        7.2.1 MUTUAL CONSENT. By mutual consent of Mountain West and Glacier, if the boards of directors of each party agrees to terminate by a majority vote of its members.

        7.2.2 MOUNTAIN WEST'S CONDITIONS NOT MET. By Glacier's board of directors if, by March 31, 2000, any condition set forth in Subsections 5.1 or 5.2 has not been satisfied.

        7.2.3 GLACIER'S CONDITIONS NOT MET. By Mountain West's board of directors if, by March 31, 2000, any condition set forth in Subsections 5.1 or 5.3 has not been satisfied.

        7.2.4 MOUNTAIN WEST FAILS TO RECOMMEND STOCKHOLDER APPROVAL OR OPTION BECOMES EXERCISABLE. By Glacier's board of directors before Mountain West's stockholders approve the Transaction, if Mountain West's board of directors: (a) fails to recommend to its stockholders the approval of the Transaction or (b) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to stockholders to approve the Transaction.

        7.2.5 IMPRACTICABILITY. By either Glacier or Mountain West, upon written notice given to the other party, if the board of directors of the party seeking termination under this Subsection
               7.2.5 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the States of Idaho or Montana to restrain or invalidate the Transaction or this Agreement.

7.3 MOUNTAIN WEST TERMINATION FEE. Mountain West acknowledges that Glacier has incurred expenses, direct and indirect, in negotiating and executing this Agreement and in taking steps to effect Transaction. Accordingly, Mountain West will pay to Glacier $200,000, if (1) this Agreement terminates because Mountain West does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement; (2) Mountain West terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.3 or 7.2.5; or (3) Glacier terminates this Agreement under Subsections 7.2.2 (other then for failure of a condition set forth in Subsections 5.1, 5.2.10, 5.2.13, 5.2.17, 5.2.19 or 5.2.20) or 7.2.4. If
        this termination fee becomes payable, it will be payable on Glacier's demand and must be paid by Mountain West within 3 business days of the date Glacier makes the demand. Glacier's rights under the Stock Option Agreement are in addition to this Subsection 7.3, and this Subsection 7.3 does not limit or restrict these rights or the circumstances under which Glacier may exercise the Option.

7.4 GLACIER TERMINATION FEE. Due to expenses, direct and indirect, incurred by Mountain West in negotiating and executing this Agreement and in taking steps to effect the Transaction, Glacier will pay to Mountain West $100,000 if (1) Glacier terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.2, 7.2.4 or 7.2.5 or (2) Mountain West terminates this Agreement under Subsection 7.2.3 (other than for failure of a condition set forth in 5.1, 5.3.4, 5.3.6, 5.3.8, 5.3.9, 5.3.10, or 5.3.11, unless the failure of any of those conditions is due to Glacier's fault). If this termination fee becomes payable, it will be payable on Mountain West's demand and must be paid by Glacier within 3 business days of the date Mountain West makes the demand.

7.5 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Subsection 7.5, except as provided in Subsections 7.3 and 7.4, Glacier and Mountain West will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party.

                                    SECTION 8
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

       Glacier                                Glacier Bancorp, Inc.
                                              49 Commons Loop
                                              Kalispell, MT  59901
                                              Attn: Michael J. Blodnick


                                              Stephen M. Klein, Esq.
                                              Graham & Dunn, P.C.
               with a copy to:                1420 Fifth Avenue, 33rd Floor
                                              Seattle, WA  98101-2390

       Mountain West                          Mountain West Bank
                                              P.O. Box 1059
                                              125 Ironwood Drive
                                              Coeur d'Alene, ID  83816
                                              Attn: Jon W. Hippler

               with a copy to:                Wayne Sweney, Esq.
                                              Lukins & Annis, P.S.
                                              250 NW Blvd., Suite 102
                                              Coeur d'Alene, ID  83814

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9, Glacier or Mountain West may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer or President of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 8, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

        (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

        (b)    compliance with any of the covenants of any other party; and

        (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

8.4 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.5 SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Subsection 4.9 (confidentiality), Subsections 7.3 and 7.4 (termination fee), and Subsection 7.5 (expense allocation) will survive termination and Closing, and (2) the covenants in this Agreement that impose duties or obligations on the parties following Closing will survive Closing.

8.6 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

8.7 ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

8.8 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana or in the U.S. District Court for the District of Montana.

8.9 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

                                    SECTION 9
                                   AMENDMENTS

        At any time before the Effective Date, whether before or after the parties have obtained any applicable stockholder approvals of the Transaction, the boards of directors of Glacier and Mountain West may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with this Section 9. But, after Mountain West's stockholders have approved this Agreement, the parties' boards of directors may not without Mountain West stockholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration Mountain West stockholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

        Signed as of September 9, 1999:

                                       GLACIER BANCORP, INC.

                                       By    /s/ Michael J. Blodnick
                                          --------------------------------------
                                       Name:  Michael J. Blodnick
                                       Title: President and CEO


                                       MOUNTAIN WEST BANK


                                       By      /s/ John W. Hippler
                                          --------------------------------------
                                       Name:  Jon W. Hippler
                                       Title: President and CEO

STATE OF MONTANA      )
                      ) ss.
COUNTY OF FLATHEAD    )

        On this 9th day of September, 1999, before me personally appeared Michael J. Blodnick, to me known to be the President and Chief Executive Officer of GLACIER BANCORP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                   /s/ LeeAnn Wardinsky
                                 ---------------------------------------------
                                 NOTARY PUBLIC in and for the State of Montana,
                                 residing at   Kalispell
                                            ----------------------------------.
                                 Title:   Executive Secretary
                                       ---------------------------------------.
                                 My commission expires:  7-21-03
                                                        ----------------------.

STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF SPOKANE     )

        On this 8th day of September, 1999, before me personally appeared Jon W. Hippler, to me known to be the President and Chief Executive Officer of MOUNTAIN WEST BANK, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                 /s/ Jody Hamilton
                                 ---------------------------------------------
                                 NOTARY PUBLIC in and for the State of WA,
                                 residing at   Spokane
                                            ----------------------------------.
                                 Title:
                                       ---------------------------------------.
                                 My commission expires:  12/18/00
                                                        ----------------------.

                                                                      APPENDIX B



                               IDAHO CODE TITLE 26

                                BANKS AND BANKING
                                    CHAPTER 9
                     CONSOLIDATION, SALE AND REORGANIZATION


26-909.  DISSENTING STOCKHOLDERS.

(1) A dissenting stockholder of a state bank shall be entitled to receive the value in cash of only those shares which were voted against a merger to result in a state bank, against the conversion of a state bank into a national bank or against a sale of all or substantially all of the state bank's assets, and only if written demand thereupon is made to the resulting state or national bank at any time within thirty (30) days after the effective date of the merger or conversion accompanied by the surrender of the stock certificates. The value of such shares will be determined, as of the date of the stockholders' meeting approving the merger or conversion, by three (3) appraisers, one (1) to be selected by the vote of the owners of two-thirds (2/3) of the shares involved at a meeting called by the director on ten (10) days' notice, one (1) by the board of directors of the resulting state or national bank, and the third by the two (2) so chosen. The valuation agreed upon by any two (2) appraisers shall govern. If any necessary appraiser is not appointed within sixty (60) days after the effective date of the merger or conversion, the director shall make the necessary appointment, or if the appraisal is not completed within ninety
     (90) days after the merger or conversion becomes effective, the director shall cause an appraisal to be made.

(2) The merger agreement may fix an amount which the merging banks consider to be the fair market value of the shares of a merging or a converting bank at the time of the stockholders' meeting approving the merger or conversion, which the resulting bank will pay dissenting stockholders of that bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

(3) The expenses of appraisal shall be paid by the resulting state bank except when the value fixed by the appraiser does not exceed the value fixed by the merger agreement in which case one-half (1/2) of the expenses shall be paid by the resulting bank and one-half (1/2) by the dissenting stockholders requesting the appraisal in proportion to their respective holdings.

                                                                      APPENDIX C



                                                             _____________, 1999



Board of Directors
Mountain West Bank
125 Ironwood Drive
Coeur d'Alene, ID 83814

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Mountain West Bank ("MWB") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated September 7, 1999, (the "Agreement") between MWB and Glacier Bancorp, Inc. ("GBCI").

         In connection with the proposed merger transaction (the "Merger") whereby MWB will merge into GBCI, each issued and outstanding share of MWB common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be exchanged in a 100% stock transaction (the Merger "Consideration"). The estimated value of the GBCI merger is $23.75 per share of MWB common stock and preferred stock. With the ___________, 1999 closing stock price for GBCI of $_____, the estimated value is $_____ per share.

         Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from GBCI pursuant to the Merger, CFAI has advised Idaho, Montana, Washington and Oregon community banks regarding fairness of capital transactions. MWB has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Mountain West Bank
__________, 1999


         In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed MWB's financial information for the twelve months ended December 31, 1998 and for the nine months ended September 30, 1999; (iii) reviewed certain internal financial analyses and certain other forecasts for MWB prepared by and reviewed with the management of MWB; (iv) conducted interviews with senior management of MWB regarding the past and current business operations, results thereof, financial condition and future prospects of MWB; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis;
(vii) reviewed GBCI's audited financial information for the fiscal year ended December 31, 1998 and for the quarter ended September 30, 1999, including the Forms 10-KSB and 10-QSB filed with the U.S. Securities and Exchange Commission;
(ix) reviewed the price ranges and dividend history for GBCI common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the MWB or GBCI. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of MWB. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with MWB.

         This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of GBCI Common Stock have traded or may trade at any future date.

         This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of MWB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of MWB.

Board of Directors
Mountain West Bank
__________, 1999


         We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                       Very truly yours,

                                       COLUMBIA FINANCIAL ADVISORS, INC.


                                       By: ____________________________________
                                             Robert J. Rogowski
                                             Principal

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         Article VI of Glacier's Bylaws requires the indemnification of any person made or threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or is or was serving at the request of the Registrant or any predecessor of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent authorized under Section 145 of the DGCL; provided however, that the Registrant will not be liable for any amounts due in connection with a settlement of any action, suit or proceeding effected without the Registrant's prior written consent, or any action, suit or proceeding initiated by any person seeking indemnification pursuant to the Bylaws without the prior written consent of the Registrant.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Article 8 of Glacier's Certificate of Incorporation provides that the personal liability of the Registrant's directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the DGCL as it exists or may thereafter be in effect. Any amendment to, modification or repeal of such Article 8 shall not adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to any such amendment, modification or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The exhibits are listed on the accompanying "Exhibit Index".

         (b)  Financial Statement Schedules.  None.

         (c) The opinion of the financial advisor is set forth as APPENDIX C to this prospectus/proxy statement

ITEM 22. UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                    (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) Include any additional or changed information on the plan of distribution;

              (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana on November 5, 1999.

                                       GLACIER BANCORP, INC.


                                       By: /s/ Michael J. Blodnick
                                           -------------------------------------
                                           Michael J. Blodnick, President and
                                           Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints John S. MacMillan, Michael J. Blodnick and James H. Strosahl, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated, on November 5, 1999.

                                     SIGNATURE AND TITLE


                                     By: /s/ Michael J. Blodnick
                                         ---------------------------------------
                                         Michael J. Blodnick, President and
                                           Chief Executive Officer and Director
                                            (Principal Executive Officer)


                                     By: /s/ James H. Strosahl
                                         ---------------------------------------
                                         James H. Strosahl, Chief Financial
                                           Officer (Principal Financial and
                                           Accounting Officer)


                                     By: /s/ John S. MacMillan
                                         ---------------------------------------
                                         John S. MacMillan, Chairman of the
                                           Board and Director


                                     By: /s/ William L. Bouchee
                                         ---------------------------------------
                                         William L. Bouchee, Director


                                     By: /s/ Fred J. Flanders
                                         ---------------------------------------
                                         Fred J. Flanders, Director

                                     By: /s/ Allen J. Fetscher
                                         ---------------------------------------
                                         Allen J. Fetscher, Director


                                     By: /s/ L. Peter Larson
                                         ---------------------------------------
                                         L. Peter Larson, Director


                                     By: /s/ F. Charles Mercord
                                         ---------------------------------------
                                         F. Charles Mercord, Director


                                     By: /s/ Everit A. Sliter
                                         ---------------------------------------
                                         Everit A. Sliter, Director


                                     By: /s/ Harold A. Tutvedt
                                         ---------------------------------------
                                         Harold A. Tutvedt, Director

                                  EXHIBIT INDEX


Exhibit No.                       Description of Exhibit
-----------                       ----------------------
 2.1          Plan and Agreement of Merger between Glacier, New Mountain West
              Bank, and Mountain West Bank dated as of September 9, 1999
              (included in this Registration Statement as APPENDIX A to the prospectus/proxy statement).

 3.1          Certificate of Incorporation(1)

 3.2          Certificate of Merger (amending Certificate of Incorporation)(1)

 3.3          Bylaws(2)

 5.1          Opinion of Graham & Dunn, P.C. as to the legality of securities.

 8.1 Opinion of Graham & Dunn, P.C. as to federal income tax consequences of the merger.

10.1 Stock Option Agreement between Glacier and Mountain West Bank dated as of September 9, 1999.

10.2 Shareholder Agreement between Mountain West Bank and certain shareholders named therein, dated as of September 9, 1999.

10.3          Employment Agreement between Mountain West Bank and Jon W.
              Hippler, dated as of September 14, 1999, effective as of merger effective date.

10.4 Form of Employment Agreement between Mountain West Bank and certain existing executive officers.

10.5 Noncompetition Agreement among Glacier, Mountain West Bank and each respective director of Mountain West Bank, dated as of September 9, 1999.

21.1          List of Subsidiaries.

23.1          Consent of Graham & Dunn, P.C. (contained in its opinion filed as
              Exhibit 5.1).

23.2 Consent of Graham & Dunn, P.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3          Consent of KPMG LLP, Glacier's independent auditors.

23.4 Consent of PricewaterhouseCoopers LLP, Mountain West Bank's independent accountants.

23.5          Consent of Columbia Financial Advisors, Inc. with respect to
              Mountain West Bank fairness opinion (contained in its opinion filed as Exhibit 99.1).

99.1          Form of opinion of Columbia Financial Advisors, Inc. to Mountain
              West Bank (included as APPENDIX C to the prospectus/proxy statement).

99.2          Form of proxy to be mailed to the stockholders of Mountain West
              Bank.

99.3          Rule 438 Consent of Jon W. Hippler.

(1) Incorporated by reference to Exhibits 3.1 and 3.2, respectively, of the Registration Statement on Form S-4 filed by Registrant (Registration No. 333-58503)

(2) Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-4 filed by the Registrant (Registration No. 333-50965)